     As filed with the Securities and Exchange Commission on April 28, 1997.

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)

                                  MASSACHUSETTS
                          (State or other jurisdiction
                        of incorporation or organization)

                                   06-1047163
                                (I.R.S. Employer
                             Identification Number)

        ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 252-7500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                                   PETER WIRTH
                Executive Vice President and Chief Legal Officer
                               Genzyme Corporation
                               One Kendall Square
                         Cambridge, Massachusetts 02139
                                 (617) 252-7500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:


      MAUREEN P. MANNING, ESQ.                        MARK KESSEL, ESQ.
        Palmer & Dodge LLP                           Shearman & Sterling
        One Beacon Street                            599 Lexington Avenue
    Boston, Massachusetts 02108                    New York, New York 10022
         (617) 573-0100                                (212) 848-4000



                             ----------------------

        Approximate date of commencement of proposed sale to the public:

 As soon as practicable after the effective date of this Registration Statement.
                             ----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                                           Proposed
     Title of each class of securities                 maximum aggregate          Amount of
           to be registered                            offering price (1)     registration fee
-----------------------------------------------------------------------------------------------
Molecular Oncology Division Common Stock,
$0.01 par value...................................        $35,000,000            $10,606.06
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE


         The following Preliminary Prospectus relates to a public offering of Genzyme Molecular Oncology Division Common Stock ("GMO Stock") that Genzyme expects to commence as soon as practicable following completion of its proposed acquisition of PharmaGenics, Inc. The information in the Preliminary Prospectus assumes that:

         - Genzyme's proposed acquisition of PharmaGenics, Inc. has been completed and

         - the Genzyme stockholders have approved a proposed charter amendment that would (i) redesignate Genzyme's currently outstanding classes of common stock as separate series of a single class of common stock and (ii) authorize additional shares of Genzyme common stock that could be issued by the Board of Directors of Genzyme as additional series of common stock.

Each of these proposals will be considered at a special meeting of Genzyme stockholders to be held in June.

         Confidential preliminary proxy materials relating to these proposals have been filed with the Securities and Exchange Commission and Genzyme expects to file in early May a Registration Statement on Form S-4 for the GMO Stock to be issued in the acquisition.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                       PRELIMINARY PROSPECTUS DATED _______ , 1997

                                     SHARES
                                     GENZYME
                               MOLECULAR ONCOLOGY
                                  COMMON STOCK

                      ------------------------------------

         All of the shares of Genzyme Molecular Oncology Division Common Stock ("GMO Stock") offered hereby are being sold by Genzyme Corporation ("Genzyme"). Prior to this offering there has been no public market for the GMO Stock. For a discussion of the factors to be considered in determining the initial public offering price of the GMO Stock, see "Underwriting."

         Application has been made to approve the shares of GMO Stock for quotation on the Nasdaq National Market under the symbol GZMO.

         The GMO Stock is common stock of Genzyme and is intended to reflect the value and track the performance of the Genzyme Molecular Oncology Division, which is engaged in the development and commercialization of novel therapeutics and diagnostics for cancer based on molecular tools and genomic information. The GMO Stock is one of the three currently outstanding series of Genzyme's common stock, the others being Genzyme General Division Common Stock and Genzyme Tissue Repair Division Common Stock. See "Description of Genzyme Capital Stock."

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 6.

                      ------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================
                                                           Underwriting
                                             Price to      Discounts and      Proceeds to
                                              Public       Commissions(1)      Company(2)
------------------------------------------------------------------------------------------
Per Share..................................     $               $                   $
------------------------------------------------------------------------------------------
Total......................................     $               $                   $
------------------------------------------------------------------------------------------
Total Assuming Full Exercise of Over-
     Allotment Option(3)...................     $               $                   $
==========================================================================================

(1)      See "Underwriting."

(2) Before deducting expenses estimated at $300,000, which are payable by Genzyme.

(3) Assuming exercise in full of the 45-day option granted by Genzyme to the Underwriters to purchase up to ___________ additional shares of GMO Stock, on the same terms, solely to cover over-allotments. See "Underwriting."

                      ------------------------------------


         The shares of GMO Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the GMO Stock offered hereby will be made in New York City on or
about          , 1997.
                      ------------------------------------


PAINEWEBBER INCORPORATED
                           CREDIT SUISSE FIRST BOSTON
                                                                 COWEN & COMPANY
                      ------------------------------------


                THE DATE OF THIS PROSPECTUS IS __________ , 1997.

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE GMO STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus and in the documents incorporated into this Prospectus by reference. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. References in this Prospectus to GMO prior to its formation in [June] 1997 as a division of Genzyme refer either to PharmaGenics, Inc. or to activities of Genzyme in the field of molecular oncology. The shares of GMO Stock offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors."

                           GENZYME MOLECULAR ONCOLOGY

         Genzyme Molecular Oncology ("GMO") was formed to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO's products and services include a genomics service business based on its SAGE differential gene expression technology, two gene therapy programs currently in Phase I clinical trials for melanoma, additional gene therapy programs based on immunotherapy, cytotoxic (suicide) genes and tumor suppressor genes and a drug discovery program to identify small molecules that interact with five different cancer-related targets. Genzyme formed GMO in [June] 1997 by acquiring PharmaGenics, Inc. and combining it with several of its ongoing programs in the field of molecular oncology.

         Genomics research conducted by academic and commercial groups in the last decade has accelerated the identification of genes, genetic mutations and patterns of expression of certain proteins that are responsible for the initiation and progression of cancer. GMO believes that understanding the genetic basis of cancer will help clarify which genes, proteins and metabolic pathways may be the best targets for therapeutic intervention. An increased number of relevant targets should lead to greater opportunities to develop more effective cancer therapeutics and diagnostics.

         GMO has strong capabilities in four major technology areas related to the development of therapeutics and diagnostics for cancer:

         Genomics. Serial Analysis of Gene Expression ("SAGE"), a proprietary genomics tool, enables the rapid identification of genes that are differentially expressed in tumors as opposed to normal tissues.

         Gene Therapy. A broad portfolio of clinically tested viral and non-viral vectors and an established development infrastructure are available to GMO for oncology applications as a result of Genzyme's work in cystic fibrosis gene therapy and in gene delivery technology.

         Small Molecule Drug Discovery. Robotically driven combinatorial chemistry, high throughput screens for drug development and a diverse, 750,000 compound library are expected to facilitate rapid identification of compounds active against cancer-related targets.

         Diagnostics. Joint development and marketing with Genzyme Genetics, a market leader in genetic testing, provides GMO access to proprietary technologies such as Multiplex Allele-Specific Diagnostic Assay ("MASDA") for accurate, cost effective molecular tests, a federally certified clinical laboratory for the development of diagnostic services and an established service laboratory network for their commercialization.

         GMO has the option to license rights to MART-1 and gp100, two genes responsible for the production of tumor antigens associated with melanoma, from the National Cancer Institute ("NCI") for use in adenoviral gene therapy for melanoma. GMO is collaborating with researchers at the NCI to develop adenoviral vectors carrying the MART-1 and gp100 genes for use as tumor "vaccines." Two Phase I clinical trials are under way at the NCI using these vectors and preliminary results indicate that the vaccines are safe and well-tolerated. In addition, a small, but notable, number of the patients enrolled in the trials have shown clinically significant tumor regression following administration of the vaccine. Upon successful completion of the Phase I clinical trials, GMO intends to initiate a Phase II clinical trial with the NCI in the second half of 1997.

         GMO's SAGE technology is a high throughput, high efficiency method of analyzing differential gene expression -- the determination of which genes, out of all of the genes that a cell is capable of expressing, are actually expressed in a cell at a given time. GMO believes that SAGE is more accurate, more efficient and less costly than existing methods of identifying and quantifying gene expression in tissue samples. GMO is using SAGE in its product development efforts to identify cancer-related genes by comparing their expression in normal and diseased tissue. In addition, GMO expects to generate revenues from SAGE service contracts, sublicenses of the proprietary SAGE software and subscriptions to its SAGE database for use in drug discovery and development.

         GMO seeks to establish collaborations and licensing arrangements where appropriate in order to generate research funding, access complementary technologies, and expand and accelerate development of its product and service portfolio. GMO has signed a letter of intent with StressGen Biotechnologies Corp. for a joint venture related to the use of stress genes for cancer gene therapy and has sublicensed its p53 gene therapy rights to Genetic Therapy, Inc. ("GTI") in exchange for milestones and royalty payments. Additionally, GMO has collaborations with Xenova, Ltd. and ArQule, Inc. in small molecule drug discovery. In addition to its academic collaboration in adenoviral gene therapy for melanoma with the NCI, GMO is collaborating with leading cancer researchers at the Imperial Cancer Research Fund in London, Memorial Sloan-Kettering Cancer Institute, The Johns Hopkins University, the Dana Farber Cancer Institute and Massachusetts General Hospital.

         GMO operates as a division of Genzyme with its own dedicated personnel and financial resources. It has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing infrastructure. The GMO Stock is intended to reflect the value and track the performance of GMO.

                                  THE OFFERING

GMO Stock Offered by Genzyme.........................   ___________ shares
GMO Stock to be Outstanding or Reserved
  for Issuance after the Offering....................   ___________ shares(1)
Use of Proceeds......................................   To fund GMO's
                                                        research and preclinical
                                                        and clinical
                                                        development programs
                                                        and for general
                                                        corporate purposes.
Proposed Nasdaq National Market Symbol...............   GZMO

------------------

(1) Includes ______________ shares of GMO Stock that Genzyme may from time to time issue, sell or otherwise distribute without allocating any proceeds to GMO ("GMO Designated Shares"), but excludes (i) __________ shares of GMO Stock reserved for issuance upon exercise of outstanding options with an exercise price of $7.00 per share and (ii) approximately 160,000 shares of GMO Stock issuable upon exercise of certain warrants that Genzyme expects to issue in connection with a joint venture expected to be formed by Genzyme and StressGen Biotechnologies Corp. See "Shares Eligible for Future Sale."

                           GMO SUMMARY FINANCIAL DATA


                                                                                                                         Cumulative
                                                       From                                                                From
                                                     December 1,           For the               For the                December 1,
                                                     1994 (Date of           Year                  Year                1994 (Date of
                                                    Inception) to            Ended                 Ended               Inception) to
                                                     December 31,          December 31,          December 31,           December 31,
                                                       1994                  1995                  1996                    1996
                                                    --------------        --------------        --------------         ------------
                                                                                 (amounts in thousands)
COMBINED STATEMENT OF OPERATIONS DATA(1,2):
Net loss ...........................................   $   (37)             $  (464)               $(1,003)               $(1,504)
                                                       =======              =======                =======                =======



                                                                                               December 31, 1996
                                                                           -------------------------------------------------------
                                                                                                                      Pro Forma
                                                                             Actual                Pro Forma(3)     As Adjusted(4)
                                                                           ---------               ------------     --------------
COMBINED BALANCE SHEET DATA:
   Cash and cash equivalents..........................................     $       -               $    486             $
   Working capital....................................................             -                 (5,037)
   Total assets.......................................................             -                 33,872
   Long-term debt.....................................................             -                     25
   Deficit accumulated during the development stage(1),(5)...........        (1,504)                     -                   -
   Parent company investment(2),(5)..................................         1,504                      -                   -
   Total division equity(5)...........................................             -                 20,500


---------------------

(1) GMO is a division of Genzyme. Operations commenced December 1, 1994 as part of Genzyme General.

(2) The combined financial statements of GMO include the balance sheet results, results of operations and cash flows for Genzyme's molecular oncology operations, which were part of Genzyme General during the periods presented. GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon Genzyme's management and accounting policies. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions." Historical loss per share information is omitted from the statements of operations as GMO Stock was not part of the capital structure of Genzyme for the periods presented.

(3)      Pro forma to reflect GMO's acquisition of PharmaGenics, Inc. in [June]
         1997.

(4) As adjusted to reflect the sale of the ______ shares of GMO Stock offered hereby at an assumed price of $________ per share (after deducting underwriting discounts and commissions and estimated offering expenses).

(5) The deficit accumulated during the development stage and the parent company investment have been reclassified to division equity on a pro forma and pro forma as adjusted basis.

                                  RISK FACTORS

         An investment in the GMO Stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of GMO Stock offered hereby.

         Statements made in this Prospectus relating to revenue expectations, plans for clinical trials and product development, sales and marketing and the timing of regulatory approvals, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Actual results could differ materially from those anticipated in the forward-looking statements as a result of certain risks described below or elsewhere in this Prospectus (including Genzyme's Annual Report on Form 10-K for 1996 and other documents incorporated therein by reference).

RISKS RELATED TO GENZYME TRACKING STOCK

         Genzyme currently has three series of common stock outstanding: GMO Stock, Genzyme General Division Common Stock ("GGD Stock") and Genzyme Tissue Repair Division Common Stock ("GTR Stock"), which are intended to reflect the value and track the performance of GMO, Genzyme General Division ("Genzyme General") and Genzyme Tissue Repair Division ("GTR"), respectively. Prospective investors in GMO Stock should carefully consider the following risks relating to an investment in Genzyme "tracking stock."

STOCKHOLDERS OF ONE COMPANY; FINANCIAL IMPACTS ON ONE DIVISION COULD AFFECT THE OTHERS. Notwithstanding the allocation of Genzyme's products and programs between divisions for financial statement presentation purposes, Genzyme continues to hold title to all of the assets and is responsible for all of the liabilities allocated to each of its divisions. Holders of each series of Genzyme common stock have no specific claim against the assets attributed for financial statement presentation purposes to the division whose performance is associated with the series of stock they hold. Liabilities or contingencies of any division that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of the other divisions. GMO stockholders should, therefore, read Genzyme's consolidated financial statements in conjunction with the financial statements of GMO.

NO RIGHTS OR ADDITIONAL DUTIES WITH RESPECT TO THE DIVISIONS; POTENTIAL CONFLICTS. Holders of each series of Genzyme common stock have only the rights of stockholders of Genzyme, and, except in limited circumstances, do not have any rights specifically related to the division to which such series of common stock relates.

         The existence of separate series of common stock may give rise to occasions when the interests of holders of each series of Genzyme common stock may diverge or appear to diverge. Although Genzyme is aware of no precedent concerning the manner in which Massachusetts law would be applied to the duties of a board of directors in the context of three series of common stock with divergent interests, Genzyme believes, based on the advice of counsel, that a Massachusetts court would hold that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to any group of stockholders. That duty is the fiduciary duty to act in good faith and in a manner it reasonably believes to be in the best interests of the corporation. Genzyme has been advised that, under Massachusetts law, a good faith determination by a disinterested and adequately informed board of directors that an action is in the best interests of the corporation, taking into account the interests of the holders of each series of common stock and the alternatives reasonably available, should represent an appropriate defense to any challenge by or on behalf of the holders of any series of common stock that such action could have a disparate effect on different series of common stock. However, a Massachusetts court hearing a case involving such a challenge may decide to apply principles of Massachusetts law other than those described above, or may develop new principles of Massachusetts law to decide such a case.

         Disproportionate ownership interests of members of the Genzyme Board of Directors (the "Genzyme Board") in any series of common stock or disparities in the value of such stock could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for each series of common stock. Nevertheless, Genzyme believes that a director would be able to discharge his or her fiduciary responsibilities even if his or her interests in shares of such series were disproportionate or had disparate values. The Genzyme Board may also from time to time establish one or more committees to review matters presented to it that raise conflict issues, which committee(s) would report to the full Genzyme Board on such matters.

NO ADDITIONAL SEPARATE VOTING RIGHTS. Holders of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote (including the election of directors). Except in certain limited circumstances provided under Massachusetts law, in Genzyme's Amended and Restated Articles of Organization (the "Genzyme Charter") and in the management and accounting policies adopted by the Genzyme Board, holders of each series of common stock have no rights to vote on matters separately. Accordingly, except in limited circumstances, holders of shares of one series of common stock could not bring a proposal to a vote of the holders of that series of common stock only, but would be required to bring any proposal to a vote of all common stockholders.

         On all matters as to which common stockholders generally are entitled to vote, each share of GGD Stock has one vote, each share of GTR Stock has, through December 31, 1998, .33 vote and each share of GMO stock will have, through December 31, 1998, .25 vote. On January 1, 1999 and on January 1 every two years thereafter, the number of votes to which each share of GTR Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of GTR Stock to the Fair Market Value of one share of GGD Stock as of such date. The number of votes to which each share of GMO Stock is entitled will also be adjusted on such dates to equal the ratio of the Fair Market Value of one share of GMO Stock to the Fair Market Value of one share of GGD Stock. Fair Market Value as of any date means the average of the daily closing prices as reported by the Nasdaq National Market (or the appropriate exchange on which such shares are traded) for the 20 consecutive trading days commencing on the 30th trading day prior to such date. In the event such closing prices are unavailable, Fair Market Value will be determined by the Genzyme Board.

         Certain matters as to which the holders of common stock are entitled to vote may involve a divergence or the appearance of a divergence in the interests of holders of each series of Genzyme common stock. If, when a stockholder vote is taken on any matter as to which a separate vote by each series is not required and the holders of any series of common stock would have more than the number of votes required to approve any such matter, the holders of that series would control the outcome of the vote on such matter. Holders of GGD Stock, GMO Stock and GTR Stock currently have approximately 93.4%, 1.2% and 5.4%, respectively, of the total voting power of Genzyme. Following completion of this offering and assuming that the Underwriters' over-allotment option is not exercised, holders of GGD Stock, GMO Stock and GTR Stock will have approximately ___%, ___% and ___%, respectively, of the total voting power of Genzyme. As a result, on matters which are submitted to a vote of the common stockholders, the preferences of the holders of GGD Stock are likely to dominate and determine the outcome of such vote unless and until the relative number of shares outstanding and/or the market value of each series of Genzyme common stock materially changes. See "Description of Genzyme Capital Stock - Voting Rights."

EXCHANGE OF GMO STOCK AND GTR STOCK. The Genzyme Board can, in its sole discretion, determine to exchange shares of GMO Stock and GTR Stock for cash or shares of GGD Stock (or any combination thereof) at a 30% premium over Fair Market Value of the GMO Stock or GTR Stock at any time. In addition, following a disposition of all or substantially all of the assets of GMO or GTR, the shares of GMO Stock or GTR Stock, as the case may be, are subject to mandatory exchange by Genzyme for cash and/or shares of GGD Stock at a 30% premium over Fair Market Value of such series of common stock as determined by the trading prices during a specified period prior to public announcement of the disposition. Consequently, holders of GMO Stock and GTR Stock may receive a greater or lesser premium for their shares than any premium paid by a third party buyer of all or substantially all of the assets of GMO or GTR. In addition, the right of the Genzyme Board to exchange shares of GMO Stock or GTR Stock at a 30% premium over the Fair Market Value of such shares does not preclude the Genzyme Board from making an offer to exchange such shares on terms other than those provided in the Genzyme Charter. Although any alternative offer would be subject to acceptance by the holders of the shares to be exchanged, such offer could be made on terms less favorable than those provided in the Genzyme Charter. Any exchange of shares for GGD Stock could be made at a time when the GGD Stock may be considered to be undervalued and, if such exchange is perceived as dilutive, the market price of GGD Stock may be adversely affected. See "Description of Genzyme Capital Stock - Exchange of GMO Stock and GTR Stock" and "Management and Accounting Policies Governing the Relationship of Genzyme Divisions - Open Market Purchases of Shares of Common Stock."

NO ADJUSTMENT TO LIQUIDATING DISTRIBUTIONS. In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme (other than pursuant to a merger, business combination or sale of substantially all assets), holders of outstanding shares of each series of Genzyme common stock would receive the assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series. Currently, each share of GGD Stock has 100 liquidation units, each share of GMO Stock has 25 liquidation units and each share of GTR Stock has 58 liquidation units. Because the liquidation units will not be adjusted to reflect changes in the relative market value or performance of each of the divisions of Genzyme, the per share liquidating distribution to a holder of GGD Stock, GMO Stock or GTR Stock is not likely to correspond to the value of the assets of Genzyme General, GMO or GTR, respectively, at the time of a dissolution, liquidation or winding up of Genzyme.

MANAGEMENT AND ACCOUNTING POLICIES SUBJECT TO CHANGE. The Genzyme Board has adopted certain management and accounting policies applicable to the preparation of the financial statements of the divisions of Genzyme, the allocation of corporate expenses, assets and liabilities, the reallocation of assets between divisions and other matters. These policies may, except as stated therein, be modified or rescinded in the sole discretion of the Genzyme Board without the approval of Genzyme's stockholders, subject to the Genzyme Board's fiduciary duty to all holders of Genzyme's capital stock. The Genzyme Board may also adopt additional policies depending upon the circumstances. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

USE OF OPERATING LOSSES BY OTHER GENZYME DIVISIONS. Genzyme's management and accounting policies provide that to the extent any division of Genzyme is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by a division will not be carried forward to reduce the taxes allocable to such division's earnings in the future. This could result in a division being charged a greater portion of the total corporate tax liability and reporting lower earnings after taxes in the future than would have been the case if such division had retained its losses or other benefits in the form of a net operating loss carryforward.

RISKS RELATED TO GMO

         Prospective investors should carefully consider the following risks associated with an investment in GMO Stock.

EARLY STAGE OF PRODUCT DEVELOPMENT. GMO's products and services, other than SAGE services, are at an early stage of development and will require, at substantial expense, additional research, development, preclinical and clinical testing and regulatory approval prior to commercialization. Revenues to date from SAGE services have been nominal. GMO does not expect to generate significant revenue from any additional commercial products or services for several years, if at all.

         GMO's gene therapy products for melanoma are its only products that are currently in clinical trials. Although preliminary results from these trials are encouraging, such results are not necessarily indicative of results that will be obtained in subsequent or more extensive clinical testing. There can be no assurance that GMO will not encounter problems in clinical trials that will cause it to delay or suspend clinical trials or that such clinical testing, if completed, will ultimately show any of GMO's products to be safe and efficacious. In addition, gene therapy is a theoretically promising therapeutic approach that has many technical obstacles to be overcome. No gene therapy products have been approved to date for sale in the U.S. or internationally.

GMO OPERATING LOSSES; LACK OF REVENUES. GMO's revenues from SAGE services have been nominal to date and all of its other revenues have resulted from payments by strategic partners. GMO does not expect that its revenues from these sources will be sufficient to support its operations and ongoing product and service development programs. In addition, because all of GMO's potential products and services other than SAGE will require significant additional research, development and preclinical and clinical testing prior to commercialization, it may be several years, if ever, before GMO recognizes revenue from sales or royalties on these products and services. Accordingly, GMO is expected to experience significant operating losses for at least the next several years and there can be no assurance that GMO will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

NEED FOR ADDITIONAL FUNDS. Genzyme anticipates that the net proceeds from this offering, together with existing cash balances, revenues generated from SAGE agreements and committed research funding from collaborators, will be sufficient to fund GMO's operations through __________. Substantial additional funds will be required to complete development and commercialization of GMO's products and services (other than SAGE services). GMO's cash requirements may vary materially from those now planned as a result of numerous factors, including progress of GMO's research and development programs, achievement of milestones under strategic alliance arrangements, the ability of GMO to establish and maintain additional strategic alliances and licensing arrangements, the progress of development efforts of GMO's strategic partners, competing technological and market developments, the costs involved in enforcing patent claims and other intellectual property rights and the cost and timing of regulatory approvals. Insufficient funds may require GMO to delay, scale back or eliminate certain of its programs or to license third parties to commercialize technologies or products that GMO would otherwise undertake itself. Such actions may adversely affect the value of the GMO Stock.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. GMO's success depends, to a large extent, on Genzyme's ability to maintain a competitive technological position in its product areas. Proprietary rights relating to GMO's products and services are protected from unauthorized use by third parties only to the extent that they are covered by patents or are maintained in confidence as trade secrets. Genzyme has filed for patents and has rights to numerous patents and patent applications worldwide. While certain of Genzyme's patents have been allowed or issued, there can be no assurance that any additional patents will be allowed or will issue or that, to the extent issued, such patents will effectively protect the proprietary technology of Genzyme. Patent litigation is widespread in the biotechnology industry and it is not possible to predict how any such litigation will affect GMO.

         No consistent policy has emerged from the U.S. Patent and Trademark Office ("PTO") regarding the breadth of claims allowed in biotechnology patents and, therefore, the degree of future protection for Genzyme's proprietary rights is uncertain. The allowance of broader claims may increase the incidence and cost of patent interference proceedings in the U.S. and the risk of infringement litigation in the U.S. and abroad. Conversely, the allowance of narrower claims, while reducing the risk of infringement, may limit the value of Genzyme's proprietary rights under its patents, licenses and pending patent applications. There have been proposals before the PTO for review of the appropriateness and scope of patent protection for genes and gene fragments. There can be no assurance that these or other proposals will not result in changes in, or interpretations of, the patent laws that will adversely affect Genzyme's patent position.

         Genzyme actively monitors the patent filings of its competitors in an effort to guide the design and development of its products to avoid infringement. Notwithstanding these efforts, third party patent rights or currently pending patent applications filed by third parties, if issued, may cover certain of GMO's therapeutic products as ultimately developed. As a result, Genzyme may be required to obtain licenses under such patents in order to test, use or market products that contain proprietary genetic sequences or incorporate proprietary proteins. For example, Genzyme may need to acquire patent rights from third parties that cover particular diagnostic and/or therapeutic gene sequences or that cover aspects of adjuvant therapies such as compositions of matter or methods of use related to the administration of cytokines as immunostimulants in combination with a cancer therapy. In gene therapy, Genzyme may need to license a number of patents covering different elements of the technique, such as those relating to a particular viral or non-viral vector or methods for its delivery. If any licenses are required, there can be no assurance that such licenses will be available on commercially favorable terms, if at all.

         In addition, there can be no assurance that the patents issued or licensed to Genzyme will remain free of challenge by third parties. If GMO becomes involved in litigation to defend itself in patent suits brought by third parties or if it initiates such suits, it could consume a substantial portion of GMO's resources. Any legal action against GMO or its strategic partners claiming damages or seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting GMO to potential liability for damages, require GMO or its strategic partner to obtain a license in order to continue to manufacture or market the affected products and services. There can be no assurance that GMO or its strategic partners would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all.

         GMO is aware of third party patent applications and issued patents directed to p53 gene therapy, as well as to general methods for delivering genes therapeutically, including for the treatment of cancer (the "Additional Gene Therapy Patents"). GMO believes that the PTO will declare a patent interference between certain of the Additional Gene Therapy Patents and the p53 patent application licensed to it from The Johns Hopkins University School of Medicine ("JHU") and sublicensed to GTI. The outcome of any such interference proceeding, if declared, cannot be predicted, and there can be no assurance that the outcome of such proceeding will be favorable to GMO. If the patent rights licensed by GMO are not adequate to permit GTI to commercialize p53 gene therapy products without a license to the Additional Gene Therapy Patents, and if such a license is unavailable, GMO's revenue from its sublicense with GTI may be diminished or eliminated. See "Business - Patents and Proprietary Rights."

         GMO also relies upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position. There can be no assurance that others will not independently develop such know-how or otherwise obtain access to GMO's technology. While GMO's employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, there can be no assurance that these agreements will be fulfilled. Certain of GMO's consultants have developed portions of GMO's proprietary technology at their respective universities or in governmental laboratories. There can be no assurance that such universities or governmental authorities will not assert rights to intellectual property arising out of university or government based research conducted by such consultants.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS. The production and sale of health care products and provision of health care services, including many of the products and services to be developed by GMO, are highly regulated. In particular, human therapeutic and diagnostic products are subject to premarketing approval by the U.S. Food and Drug Administration ("FDA") and comparable agencies in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. Additional regulatory regimes, in the U.S. and internationally, affect GMO's work in gene therapy and the provision of cancer diagnostic services. There can be no assurance that any of the required regulatory approvals will be granted on a timely basis, if at all. See "Business - Government Regulation."

DILUTION. The Genzyme Board has approved a loan of up to $25 million in cash from Genzyme General to GMO (the "Equity Line"), subject to a dollar-for-dollar reduction by the net proceeds of this offering. Amounts drawn under the Equity Line prior to the completion of this offering automatically convert into GMO Designated Shares upon the completion of this offering at a price that will be between $7.00 and the price to the public in this offering, with the exact price to be dependent upon the date of each advance and the appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of Genzyme's acquisition of PharmaGenics, Inc. to the closing date of this offering. As of the date of this Prospectus, GMO has drawn $______________ under the Equity Line, all of which was drawn on the closing date of the acquisition of PharmaGenics, Inc. As a result, such amount will convert, upon the completion of this offering, into approximately ______________ GMO Designated Shares. See "Business -- Relationship to the Other Divisions of Genzyme."

         Conversion of amounts drawn under the Equity Line at a price that is less than the price to the public in this offering will result in dilution to investors in this offering.

POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE FROM SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of GMO Stock in the public market after this offering could adversely affect the market price of the GMO Stock. All of the _________ shares of GMO Stock offered hereby will be eligible for resale in the public market immediately following the effective date of the registration statement relating to this offering (the "Registration Statement"). All of the remaining _____________ shares of GMO Stock to be outstanding after this offering were issued to the former stockholders of PharmaGenics, Inc. upon its acquisition by Genzyme in [June] 1997. Of these shares, ___________ shares will become eligible for sale in the public market 180 days after the effective date of the Registration Statement and ___________ shares will become eligible for sale in the public market beginning 270 days after the effective date of the Registration Statement; provided that Genzyme does not, prior to such dates, issue, sell or otherwise distribute GMO Designated Shares to the public. If Genzyme makes such a distribution or sale of GMO Designated Shares prior to the date on which the shares allocated to the former PharmaGenics, Inc. stockholders become eligible for sale in the public market, such shares will immediately become eligible for public resale. Genzyme has agreed, however, that it will not, without the consent of two of the representatives of the Underwriters (the "Representatives"), distribute or sell GMO Designated Shares until 360 days following the effective date of the Registration Statement. See "Underwriting."

         Upon completion of this offering, approximately _______________ GMO Designated Shares will be available for issuance as a stock dividend to the holders of GGD Stock or otherwise for the benefit of Genzyme General. Genzyme's management and accounting policies would require the distribution of these shares on November 30, 1998 to holders of GGD Stock, if such shares are not distributed prior to such date or reserved for sale within six months thereafter. Genzyme is unable to predict the effect that the sales or distributions described in this paragraph may have on the then prevailing market price of GMO Stock. See "Shares Eligible for Future Sale."

INTENSE COMPETITION. Competition in the field of cancer therapeutics and diagnostics is intense. In addition, other companies provide genomics services that are competitive with SAGE. Competitors in the U.S. and elsewhere are numerous and include major pharmaceutical, chemical and biotechnology companies, many of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than GMO. These companies may succeed in developing products and services that are more effective than any that have been or may be developed by GMO and may also be more successful than GMO in producing and marketing these products and services. See "Business - Competition."

RAPID TECHNOLOGICAL CHANGE. The field of biotechnology is expected to continue to undergo significant and rapid technological change. Although GMO will seek to expand its technological capabilities in order to remain competitive, there can be no assurance that research and discoveries by others will not render GMO's products or processes obsolete. In particular, rapid change in the field of genomics may result in the premature obsolescence of current genomics tools, including the SAGE technology. If the SAGE technology were to become obsolete before GMO develops any additional products or services, its business may be adversely affected.

RELIANCE ON THIRD PARTY REIMBURSEMENT; EFFECTS OF HEALTH CARE COST CONTAINMENT INITIATIVES. GMO's future product and service revenues will likely be attributable directly or indirectly to payments received from third party payers, including government health administration authorities and private health insurers. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for health care products and services. There can be no assurance that any third party insurance coverage will be available to patients for any products or services developed by GMO. Third party payers are also increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that any third party insurance coverage will be available for any products or services developed by GMO. If adequate coverage and reimbursement levels are not provided by government and other third party payers for GMO's products and services, the market acceptance of these products may be reduced and, accordingly, GMO's revenues and profitability may be adversely affected.

         In addition, Congress has from time to time discussed the possible implementation of broad based health care cost containment measures. While these discussions have not led to the enactment of any specific health care cost containment legislation, it is likely that health care measures will again be proposed in Congress. The effects on GMO of any such measures that are ultimately adopted cannot be measured at this time.

RELIANCE ON COLLABORATORS. GMO's strategy to develop and commercialize certain of its products and services entails entering into various arrangements with both academic collaborators and corporate partners and licensees. GMO will be dependent on the subsequent success of these parties in performing research, preclinical and clinical testing and marketing. These arrangements may require GMO to transfer certain material rights to such corporate partners and licensees. While GMO believes its collaborators and licensees will have an economic motivation to succeed in performing their contractual responsibilities, in some cases the amount and timing of resources to be devoted to their collaboration with GMO, and the ability to terminate the collaboration, will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements, that any of GMO's current strategic alliances will be continued or not terminated early or that GMO will be able to enter into future collaborations.

PRODUCT LIABILITY AND LIMITATIONS OF INSURANCE. GMO may be subject to product liability claims in connection with the use or misuse of its products during testing or after commercialization. While GMO has taken, and continues to take, what it believes are appropriate precautions, there can be no assurance that GMO will avoid significant liability exposure. Genzyme has only limited amounts of product liability insurance and there can be no assurance that such insurance will provide sufficient coverage against any or all potential product liability claims. If Genzyme attempts to obtain additional insurance in the future, there can be no assurance that it will be able to do so on acceptable terms, if at all, or that such insurance will provide adequate coverage against claims asserted.

NO PRIOR PUBLIC MARKET FOR GMO STOCK. Prior to this offering, there has been no public market for GMO Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of GMO Stock will not decline below the initial public offering price. The initial public offering price for GMO Stock offered hereby will be determined through negotiations between Genzyme and the Representatives and may not be indicative of the market price of GMO Stock following this offering. See "Underwriting."

POSSIBLE VOLATILITY OF SHARE PRICE; ABSENCE OF DIVIDENDS. The market prices for securities of biotechnology companies have been volatile. Factors such as announcements of technological innovations or new commercial products by GMO or its competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biotechnology products and market conditions in general may have a significant impact on the market price of GMO Stock. No cash dividends have been paid to date on any series of Genzyme common stock and Genzyme does not anticipate paying cash dividends on the GMO Stock in the foreseeable future.

POSSIBLE ADVERSE EFFECT OF ANTI-TAKEOVER PROVISIONS. Certain provisions of Massachusetts law, Genzyme's charter and by-laws and the terms of Genzyme's stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of Genzyme or a change in its management and thus deprive stockholders of an opportunity to realize a premium for their shares. In addition, Genzyme's authorized capital stock includes shares of undesignated common and preferred stock that may be issued from time to time by the Genzyme Board in one or more series. The issuance of additional series of common and preferred stock could have the effect of discouraging attempts to acquire control of Genzyme. See "Description of Genzyme Capital Stock - 'Anti-Takeover Provisions.'"

RISKS RELATED TO OTHER GENZYME DIVISIONS

         Holders of GMO Stock are stockholders of Genzyme, which owns all of the assets and is responsible for all of the liabilities of GMO. Liabilities or contingencies of the other divisions of Genzyme that affect Genzyme's resources or financial condition could affect the financial condition or results of operations of GMO. Accordingly, the following risks associated with Genzyme's other divisions should be considered carefully in contemplating an investment in GMO Stock.

DEPENDENCE ON CEREDASE(R) ENZYME AND CEREZYME(R) ENZYME SALES. Genzyme General's results of operations are highly dependent upon the sales of Ceredase(R) enzyme and Cerezyme(R) enzyme. Sales of Ceredase(R) enzyme and Cerezyme(R) enzyme in 1996 were $264.6 million, representing 62% of Genzyme's consolidated product sales in 1996. Genzyme produces Ceredase(R) enzyme from an extract of human placental tissue supplied by a French company that is the only significant commercial source of this material. The current supply available is not sufficient to produce enough Ceredase(R) enzyme to supply all present patients.

         To address supply constraints, Genzyme developed Cerezyme(R) enzyme, a recombinant form of the enzyme. In October 1996, Genzyme General received FDA approval to manufacture Cerezyme(R) enzyme in a new, large-scale manufacturing plant located in Boston, Massachusetts. Once an uninterrupted supply of Cerezyme(R) enzyme can be produced by the new plant, patients receiving Ceredase(R) enzyme will be converted to Cerezyme(R) enzyme. Genzyme General will be required to continue manufacturing Ceredase(R) enzyme until the process of patient conversion is completed, which is expected to occur during the fourth quarter of 1998. Any disruption in the supply or manufacturing process of Ceredase(R) enzyme during the conversion period or in the supply or manufacturing process of Cerezyme(R) enzyme may have a material adverse effect on revenue.

FUTURE CAPITAL NEEDS. Although Genzyme currently has substantial cash resources, it has committed to utilize a portion of such funds for certain purposes, such as (i) completing the market introduction in the U.S. and Europe of its line of biomaterial products based on hyaluronic acid to limit the formation of postoperative adhesions, (ii) completing the market introduction of GTR's CARTICEL(R) Service and developing, producing and marketing other products through GTR and (iii) making certain payments to third parties in connection with strategic collaborations. Genzyme had approximately $188 million in cash and cash equivalents at December 31, 1996 and received an additional $87 million in January 1997 from the exercise of warrants, the remainder of which expired at year end. As of December 31, 1996, approximately $218 million was outstanding under Genzyme's $225 million revolving credit facility with a syndicate of commercial banks. Amounts borrowed under this facility are payable on November 15, 1999. Genzyme's cash resources will be diminished upon repayment of amounts borrowed, plus accrued interest, under this facility. In addition, Genzyme privately placed a three-year, $13 million convertible note (the "GTR Note") in February 1997 to fund GTR's operations. Pursuant to the terms of the GTR Note, the holder will, in some circumstances, receive cash from Genzyme and in others receive shares of GTR Stock in lieu of cash. To the extent Genzyme uses cash to pay the principal and accrued interest on the GTR Note, its cash reserves will also be depleted. Moreover, should Genzyme exercise its option to acquire the partnership interests in Genzyme Development Partners, L.P. using cash to pay some or all the exercise price, its cash resources will be diminished. As a result, Genzyme may have to obtain additional financing. There can be no assurance that such financing will be available on favorable terms, if at all.

RISKS INHERENT IN INTERNATIONAL OPERATIONS. Foreign operations of Genzyme accounted for 35% of consolidated net sales in 1996 as compared to 36% and 31% in 1995 and 1994, respectively. In addition, Genzyme has direct investments in a number of subsidiaries in foreign countries (primarily in Europe and Japan) and purchases certain raw materials from a European supplier. Financial results of Genzyme could be adversely affected by fluctuations in foreign exchange rates. Fluctuations in the value of foreign currencies affect the dollar value of Genzyme's net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. The largest foreign currency exposure results from activity in British pounds, French francs, Swiss francs, Dutch guilders, German marks and Japanese yen.

         Genzyme attempts to manage this exposure by entering into forward contracts with banks to the extent that the timing of currency flows can reasonably be anticipated and by offsetting matching foreign currency denominated assets with foreign currency denominated liabilities. Although to date Genzyme has not hedged net foreign investments, it may engage in hedging transactions to manage and reduce its foreign exchange risk, subject to certain restrictions imposed by the Genzyme Board. There can be no assurance that Genzyme's attempts to manage its foreign currency exchange risk will be successful.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the GMO Stock offered hereby are estimated to be $____ million ($_____ million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $______ per share and after deducting underwriting discounts and estimated commissions and offering expenses. The net proceeds of this offering are expected to be used to fund GMO's research and preclinical and clinical development programs, including required payments to collaborators, and for general corporate purposes. GMO may also use a portion of such net proceeds to acquire or invest in businesses, products or technologies that are complementary to those of GMO, although no such acquisitions are planned or being negotiated as of the date of this Prospectus and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds will be invested in short-term interest-bearing, investment grade securities.

         GMO currently believes that the net proceeds of this offering, together with existing cash balances, revenues generated from SAGE agreements and committed research funding from collaborators will enable GMO to maintain its current and planned operations through _______. Substantial additional funds will be required to complete development and commercialization of GMO's products and services (other than SAGE services). See "Risk Factors - Risks Related to GMO - Need for Additional Funds" and "GMO Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results."

                                 CAPITALIZATION

         The following table sets forth the capitalization of GMO as of December 31, 1996 on an actual basis, on a pro forma basis giving effect to the acquisition of PharmaGenics, Inc. and on a pro forma basis as adjusted to reflect the sale of the ____________ shares of GMO Stock offered hereby at an assumed public offering price of $________ per share (after deducting underwriting discounts and commissions and estimated offering expenses).

                                                  DECEMBER 31, 1996
                                      ----------------------------------------
                                                                   PRO FORMA
                                      ACTUAL         PRO FORMA     AS ADJUSTED
                                      ------         ---------     -----------
                                                  (in thousands)

Long-term debt ...................     $ --           $    25         $
Division equity(1): ..............       --            20,500

Total capitalization .............     $ --           $20,525         $
                                       =====          =======         =======

----------------

(1) Includes ________________ GMO Designated Shares, but excludes (i) ___________ shares of GMO Stock reserved for issuance upon exercise of outstanding options with an exercise price of $7.00 per share and (ii) approximately 160,000 shares of GMO Stock issuable upon exercise of certain warrants that Genzyme expects to issue in connection with a joint venture expected to be formed by Genzyme and StressGen Biotechnologies Corp. See "Shares Eligible for Future Sale."


             PRICE RANGE OF GENZYME COMMON STOCK AND DIVIDEND POLICY

         There is currently no public market for the GMO Stock. Application has been made to approve the GMO Stock for quotation on the Nasdaq National Market ("Nasdaq") under the symbol GZMO.

         On April 25, 1997, the closing sale prices of GGD Stock and GTR Stock as reported by Nasdaq were $22.38 and $8.75, respectively. As of April 1, 1997, there were approximately 3,041 holders of record of GGD Stock and 3,633 holders of record of GTR Stock.

         Genzyme has never paid a cash dividend on shares of its capital stock; it has retained earnings for use in its business. Genzyme expects to continue to follow the policy of retaining funds for reinvestment in its business.

                           GMO SELECTED FINANCIAL DATA
                        (A DEVELOPMENT STAGE ENTERPRISE)

         The following table presents selected historical income and balance sheet data of GMO. The balance sheet data presented below as of December 31, 1995 and 1996 and the income statement data presented below for the period from December 1, 1994 (date of inception) to December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative from December 1, 1994 (date of inception) to December 31, 1996 are derived from GMO's financial statements, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data presented below are qualified in their entirety by reference to the financial statements included on pages F-1 to F-15 of this Prospectus. The data should also be read in conjunction with GMO's Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                                                                                          Cumulative
                                                    From                                                     From
                                                 December 1,         For the          For the             December 1,
                                                1994 (Date of          Year             Year            1994 (Date of
                                                Inception) to         Ended             Ended           Inception) to
                                                 December 31,      December 31,      December 31,       December 31,
                                                     1994              1995              1996               1996
                                                --------------    --------------    --------------      -------------
                                                                 (amounts in thousands)
COMBINED STATEMENT OF OPERATIONS DATA(1):
Operating costs and expenses:
   General and administrative expenses(2) ......   $     8           $    87           $   185           $   280
   Research and development expenses(2) ........        29               377               818             1,224
                                                   -------           -------           -------           -------
Total operating costs and expenses .............        37               464             1,003             1,504
                                                   -------           -------           -------           -------

Net loss .......................................   $   (37)          $  (464)          $(1,003)          $(1,504)
                                                   =======           =======           =======           =======



                                                                                                December 31,
                                                                             -----------------------------------------------------
                                                                               1994                  1995                  1996
                                                                             --------              --------             ----------
COMBINED BALANCE SHEET DATA:
Total assets..........................................................        $   -                $     -              $       -
Deficit accumulated in the development stage(1).......................          (37)                  (501)                (1,504)
Parent company investment(2)..........................................           37                    501                  1,504



---------------------

(1) GMO is a division of Genzyme. Operations commenced December 1, 1994 as part of Genzyme General.

(2) The combined financial statements of GMO include the balance sheet results, results of operations and cash flows for Genzyme's molecular oncology operations, which were part of Genzyme General during the periods presented. GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon Genzyme's management and accounting policies. See "Management and Accounting Policies Governing the Relationship of Genzyme's Divisions." Historical loss per share information is omitted from the statement of operations as GMO Stock was not part of the capital structure of Genzyme for the periods presented.

              GMO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Genzyme formed GMO in [June] 1997 by acquiring PharmaGenics, Inc. and combining it with several of its ongoing programs in the field of molecular oncology. GMO was formed to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO seeks to establish collaborations and licensing arrangements where appropriate in order to generate research funding, access complementary technologies, and expand and accelerate development of its product and service portfolio. GMO operates as a division of Genzyme with its own dedicated personnel and financial resources and has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing structure on the bases and subject to the conditions set forth in the management and accounting policies governing the operations of and relationships among Genzyme's divisions. See "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."
Operations under the existing Genzyme programs that are being combined to form GMO commenced December 1, 1994 (date of inception).

RESULTS OF OPERATIONS

         Since the date of inception, research and development functions with respect to development programs which have been attributed to GMO have been provided solely by Genzyme General. In accordance with Genzyme's management and accounting policies, expenses for research and development performed by Genzyme General for GMO are charged to GMO on a cost basis. Genzyme's corporate and general and administrative expenses or other indirect costs are allocated to GMO in a reasonable and consistent manner based on utilization by GMO of the services to which such costs relate. In accordance with Genzyme's management and accounting policies, general and administrative expenses and research and development expenses have been allocated to GMO as if GMO operated on a stand-alone basis. Management believes that such allocation is a reasonable estimate of such expenses.

         1996 AS COMPARED TO 1995

         No revenues were earned by GMO from the date of inception through December 31, 1996. Research and development expenses for the year ended December 31, 1996 increased $441,000 to $818,000 or 117% in comparison to the corresponding period of 1995 due primarily to increased cancer research efforts with respect to GMO's drug discovery programs, GMO's internal gene therapy programs and activities related to GMO's collaboration with the Imperial Cancer Research Technology Limited ("ICRT") to develop cancer gene therapies, which commenced in January 1996 and GMO's Collaborative Research and Development Agreement ("CRADA") with the NCI to develop treatments for metastatic melanoma.

         General and administrative expenses increased $98,000 to $185,000 or 113% primarily due to increased administrative support corresponding to the growth in GMO's programs.

         YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO THE PERIOD DECEMBER 1, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994

         Research and development expenses and general and administrative expenses were $377,000 and $87,000, respectively, for the year ended December 31, 1995 as compared to $29,000 and $8,000, respectively, for the period from the date of inception to December 31, 1994. The increases are due primarily to a full year of operations in 1995 as compared to only one month of operations in 1994.

LIQUIDITY AND FINANCIAL RESOURCES

         GMO has historically financed its operations and capital requirements through funding from Genzyme and has not maintained cash or investment balances. Since the date of inception, GMO's principal activity has been to engage in research and development as a development stage enterprise and as such has generated no revenues. GMO has incurred cumulative net losses of $1,504,000 in the period from the date of inception to December 31, 1996. GMO is expected to experience significant operating losses at least through fiscal 2001 subsequent to the acquisition by Genzyme of PharmaGenics, Inc. and as its research and development and clinical trial programs expand. There can be no assurance that GMO will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis. In addition, Genzyme's management and accounting policies provide that to the extent GMO is unable to utilize its operating losses or other projected tax benefits to reduce its current or deferred income tax expense, such losses or benefits may be reallocated to another division on a quarterly basis. Accordingly, although the actual payment of taxes is a corporate liability of Genzyme as a whole, separate financial statements will be prepared for each division and any losses that cannot be utilized by GMO will not be carried forward to reduce the taxes allocable to GMO's earnings in the future. This could result in GMO being charged a greater portion of the total corporate tax liability and reporting lower earnings available to GMO stockholders in the future than would have been the case if GMO had retained its losses or other benefits in the form of a net operating loss carryforward. See "Risk Factors - Risks Related to Genzyme Tracking Stock - Use of Operating Losses by Other Genzyme Divisions."

         To assist GMO in financing its operations prior to the consummation of this offering, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to a dollar-for-dollar reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to this offering automatically convert into GMO Designated Shares upon the closing of this offering at a price that will be between $7.00 and the price to the public in this offering, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of Genzyme's acquisition of PharmaGenics, Inc. to the closing date of this offering. Advances made after this offering will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the fair market value of GMO Stock on such date. The Equity Line will terminate on the earlier of the third anniversary of the closing date of the acquisition of PharmaGenics, Inc. or the receipt of $25 million in proceeds from a public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to GMO, other than sales pursuant to Genzyme's employee benefit and stock option plans.

         Management of GMO currently believes that the net proceeds of this offering, together with existing cash balances, revenues generated from SAGE agreements and committed research funding from collaborators will enable GMO to maintain its current and planned operations through _______. Substantial additional funds will be required to complete development and commercialization of GMO's products and services (other than SAGE services). In addition, GMO's cash requirements may vary materially from those now planned as a result of numerous factors including progress of GMO's research and development programs, achievement of milestones under strategic alliance arrangements, the ability of GMO to establish and maintain additional strategic alliances and licensing arrangements, the progress of development efforts of GMO's strategic partners, competing technological and market developments, the costs involved in enforcing patent claims and other intellectual property rights and the cost and timing of regulatory approvals. Insufficient funds may require GMO to delay, scale back or eliminate certain of its programs or to license third parties to commercialize technologies or products that GMO would otherwise undertake itself. Such actions may adversely affect the value of the GMO Stock. See "Risk Factors - Risks Related to GMO - Need for Additional Funds."

                            ADDITIONAL FINANCIAL DATA

         Genzyme holds title to all of its assets and is responsible for all of its liabilities, and the holders of GMO Stock have no specific claim against the assets attributed for financial statement presentation purposes to GMO. Liabilities or contingencies of any division that affect Genzyme's resources or financial condition could affect the financial condition or results of operation of all divisions. See "Risk Factors - Risks Related to Genzyme Tracking Stock - Stockholders of One Company; Financial Impacts on One Division Could Affect the Others." Therefore, the following consolidated balance sheet data of Genzyme are presented as additional information due to the nature of Genzyme's financial reporting structure.

         The following table represents summary historical consolidated balance sheet data of Genzyme as derived from Genzyme's financial statements. The data should be read in conjunction with the historical financial statements and the notes thereto, and related Management's Discussion and Analysis of Financial Condition and Results of Operations of Genzyme, incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference."

                                                                                           December 31,
                                                              ----------------------------------------------------------------------
                                                                 1992           1993           1994           1995           1996
                                                              ----------     ----------     ----------     ----------     ----------
                                                                                      (amounts in thousands)
CONSOLIDATED BALANCE SHEET DATA:
   Cash and investments(1) ..............................     $  248,325     $  168,953     $  153,460     $  326,236     $  187,955
   Working capital ......................................        166,324         99,605        103,871        352,410        395,605
   Total assets(2) ......................................        481,896        542,052        658,408        905,201      1,270,508
   Long-term debt and capital lease obligations excluding
     current portion (2,3,4) ............................        105,369        144,674        126,729        124,473        241,998
   Stockholders' equity (2,4) ...........................        322,613        334,072        418,964        705,207        902,309


---------------------

(1) Cash and investments includes cash, cash equivalents and short- and long-term investments.

(2) In May 1996, Genzyme acquired Genetrix, Inc. in a tax-free exchange of GGD Stock which was accounted for as a purchase. In the aggregate, approximately 1,380,000 shares of GGD Stock valued at $36.5 million were issued. In July 1996, Genzyme acquired Deknatel Snowden Pencer, Inc. ("DSP") for cash of approximately $252 million financed by cash of $52 million and line of credit borrowings of $200 million. In December 1996, Genzyme completed the acquisition of all of the Callable Common Stock of Neozyme II Corporation for $113.3 million in cash.

(3) In June 1996, Genzyme's $15.0 million credit line with a commercial bank was increased to $215.0 million in connection with the acquisition of DSP. In November 1996, this credit line was refinanced with a $225.0 million revolving credit facility made available through a syndicate of banks. As of December 31, 1996, Genzyme had outstanding debt of $218.0 million under this credit facility, of which $200.0 million was allocated to Genzyme General and $18.0 million to GTR. Amounts borrowed under this facility are due November 15, 1999. In July 1996, Genzyme made a final payment of approximately $7.6 million for a company acquired in 1994.

(4) In October 1991, Genzyme issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of GGD Stock in March 1996.

                                    BUSINESS

INTRODUCTION

         GMO was formed to develop and commercialize novel therapeutics and diagnostics for cancer based on molecular tools and genomics information. GMO's products and services include a genomics service business based on its SAGE differential gene expression technology, two gene therapy programs currently in Phase I clinical trials for melanoma, additional gene therapy programs based on immunotherapy, cytotoxic (suicide) genes and tumor suppressor genes and a drug discovery program to identify small molecules that interact with five different cancer-related targets. Genzyme formed GMO in [June] 1997 by acquiring PharmaGenics, Inc. and combining it with several of its ongoing programs in the field of molecular oncology.

         GMO has strong capabilities in four major technology areas related to the development of therapeutics and diagnostics for cancer:

         Genomics. SAGE, a proprietary genomics tool, enables the rapid identification of genes that are differentially expressed in tumors as opposed to normal tissues.

         Gene Therapy. A broad portfolio of clinically tested viral and non-viral vectors and an established development infrastructure are available to GMO for oncology applications as a result of Genzyme's work in cystic fibrosis gene therapy and in gene delivery technology.

         Small Molecule Drug Discovery. Robotically driven combinatorial chemistry, high throughput screens for drug development and a diverse, 750,000 compound library are expected to facilitate rapid identification of compounds active against cancer-related targets.

         Diagnostics. Joint development and marketing with Genzyme Genetics, a market leader in genetic testing, provides GMO access to proprietary technologies such as Multiplex Allele-Specific Diagnostic Assay (MASDA) for accurate, cost effective molecular tests, a federally certified clinical laboratory for the development of diagnostic services and an established service laboratory network for their commercialization.

         GMO operates as a division of Genzyme with its own dedicated personnel and financial resources. It has access to Genzyme's extensive research and development capabilities, manufacturing facilities, worldwide clinical development and regulatory affairs staff and marketing infrastructure. GMO believes that the availability of these resources will enable it to commercialize its products and services more rapidly, mitigate the risks inherent in product development and commercialization and reduce GMO's future capital investment requirements. The GMO Stock is intended to reflect the value and track the performance of this business.

BACKGROUND

         Cancer is a heterogeneous group of diseases characterized by uncontrolled proliferation of abnormal cells. This uncontrolled proliferation is often caused by genetic defects or mutations, which in some cases are inherited and in others may result from environmental or lifestyle factors or simply from random errors in DNA replication as cells grow and divide. In many cases, it is the accumulation of a number of mutations that ultimately gives the cancer cell a selective growth and survival advantage over normal cells. As a result, it may be several years from the time of an initial mutation until a detectable tumor appears.

         Although some advances have been made in the diagnosis and treatment of cancer, existing diagnostic tools and therapeutic regimens are far from adequate for most cancers. Current methods for diagnosis are based primarily on detection of the tumor itself. Diagnosis at this stage, particularly in hidden cancers such as those of the breast, ovaries and lung, often occurs so late that only aggressive, risky and often ineffective therapies can be attempted. Early detection dramatically improves the survival rates of most cancer patients.

         Current treatments for cancer consist primarily of chemotherapy, surgery and radiation. Chemotherapy drugs are most lethal to rapidly dividing cells (including cancer cells), but are toxic to some degree to all cells and frequently cause serious adverse side effects that limit therapy. Surgery and radiation are limited to defined tumor masses and often fail to eliminate the entire tumor. GMO believes that early detection, differential diagnosis of specific cancer cell-related defects and therapies that better target abnormal cells should result in improved outcomes for cancer patients.

CANCER MARKET

         Cancer ranks second to cardiovascular disease as the leading cause of death in the U.S. Despite certain advances in cancer treatment, incidence rates for many cancers are rising. The NCI projects that within five years, cancer will be the leading cause of death in the U.S.

         The U.S. market for therapeutic cancer drugs is currently approximately $3 billion and is comprised predominantly of chemotherapeutic and related agents. Industry surveys predict that, within ten years, this market will increase to approximately $9 billion, with novel treatments such as tumor vaccines, gene therapies, monoclonal antibodies and antisense treatments accounting for the majority of this increase.

         The market for in vitro cancer diagnostics is in an early stage of development. Growth thus far has been driven primarily by the advent of immunoassays that test for the presence or levels of certain tumor markers that indicate cancer, the best known being prostate specific antigen (PSA). Historical limitations to growth in this market include the poor predictive power of many tumor markers, the paucity of predictive cancer-related genes, the high cost of genetic testing, reimbursement constraints and the inability of additional diagnostic information to improve therapeutic intervention. GMO believes, however, that the relevance and utility of molecular diagnostics will improve as new genomics tools accelerate the identification of cancer-related genes, advanced technologies decrease the cost of molecular testing, and gene-based and other novel therapeutics are developed.

         Although there are approximately 5,500 board certified medical and hematological related oncologists in the U.S., much of the leading edge therapy is provided through the 55 NCI funded cancer centers. As a result, GMO believes it will be possible to market its products and services with a relatively small, focused sales force. Since new therapies will most likely be used in combination with existing therapies, it should be possible to penetrate and expand the oncology market currently dominated by large pharmaceutical companies without directly competing with their established products and sales organizations. The willingness of oncologists to try new treatments should also accelerate market acceptance and penetration. GMO believes that these market characteristics will make it possible for new entrants with novel products to compete in the oncology market.

ENABLING TECHNOLOGY

         GMO has strong capabilities in four areas that it believes will be essential to the commercialization of gene-based therapies and diagnostics for cancer. The principal components of these capabilities are summarized in the following chart:

------------------------------------------------------------------------------------------------------------------------
GENOMICS                                                        GENE THERAPY
------------------------------------------------------------------------------------------------------------------------
o     SAGE (differential gene expression)                       o     Proprietary adenoviral and cationic lipid gene
o     Positional cloning                                              delivery vectors
o     Bioinformatics                                            o     In vitro and in vivo models
o     Computational and biological functional analysis and      o     Clinical grade vector production
      target validation                                         o     U.S. and European clinical/regulatory experience
------------------------------------------------------------------------------------------------------------------------
SMALL MOLECULE DRUG DISCOVERY                                   DIAGNOSTICS
------------------------------------------------------------------------------------------------------------------------
o     Robotically driven combinatorial chemistry                o     MASDA and other proprietary test platforms
o     Diverse, 750,000 compound library                         o     Market-leading service laboratory network
o     High throughput screens                                   o     Established genetic counseling services
o     Computationally driven lead enhancement                   o     Clinical trials laboratory
------------------------------------------------------------------------------------------------------------------------

BUSINESS STRATEGY

         GMO believes that the complex genetic basis of cancer, together with the dynamics of the oncology market, will cause it to be one of the earliest disease areas in which gene-based medicine is commercialized. The key elements of GMO's strategy are as follows:

         - Utilize its four core technologies to maintain a diverse product and service development portfolio focused on cancer. GMO will employ an integrated approach to translate the information gained through the use of its genomics capabilities into multiple product and service opportunities. For example, a single gene, once identified and characterized, may be used to develop a diagnostic assay, a gene therapy and a screen for small molecule therapeutics. Likewise, a gene therapy vector, optimized for delivery to a specific target, may be used to transport any of a number of relevant genes identified using GMO's genomics tools.

         - Exploit the SAGE technology by utilizing it both in its own internal product development efforts and for third parties under service contracts, sublicenses or subscription arrangements. Although no meaningful revenues from SAGE have been generated to date, GMO expects that SAGE service contracts, sublicenses and subscriptions to pharmaceutical, genomics and biotechnology companies may provide revenues that will cover a portion of its research and development expenses over the next three to five years.

            - Form additional academic and commercial collaborations and licensing arrangements to provide access to complementary technologies, enhance its expertise in specific cancer indications and out-license products it does not choose to pursue internally. GMO believes that such collaborations will have many benefits, including access to the expertise of leading academic researchers in the field of cancer, expansion and diversification of its product and service portfolio and broader and more rapid application of its core technologies. Commercial alliances may also provide near-term contract revenues and, potentially, longer-term milestone and royalty payments.

PRODUCT AND SERVICE DEVELOPMENT PROGRAMS

            GMO's products and services under development include the following:

PRODUCT/SERVICE DESCRIPTION        INDICATION/PURPOSE              COLLABORATOR              STATUS
---------------------------        ------------------              ------------              ------

GENOMICS

  SAGE                             Genomics services               JHU                       Marketing

GENE THERAPY

  Tumor Vaccines

  MART-1                           Melanoma                        NCI                       Phase I
                                                                                             clinical trials

  gp100                            Melanoma                        NCI                       Phase I
                                                                                             clinical trials

  Immunomodulatory Genes           Various                         NCI                       Research

  Stress Genes                     Lung cancer                     StressGen                 Preclinical studies

  Suicide Genes                    Liver cancer                    Massachusetts General     Research
                                                                   Hospital

  Tumor Suppressor Genes

  p53*                             Various                         GTI                       Preclinical studies


SMALL MOLECULES

  MDM2                             p53 deficient tumors            Xenova; Memorial-         Research
                                                                   Sloan Kettering

  p53                              p53 deficient tumors            Xenova; Memorial-         Research
                                                                   Sloan Kettering

  Thymidine Phosphorylase          Inhibition of angiogenesis      --                        Research

  Insulin Like Growth Factor-1     Stimulation of apoptosis        --                        Research
  Receptor Tyrosine Kinase

  Inhibitors of ras Pathway        Regulation of signal            Georgetown University     Research
                                   transduction pathways

DIAGNOSTICS

  Various                          Colon cancer; breast cancer     Kaiser Permanente of      Clinical testing
                                                                   Northern California;
                                                                   UCSF; Dana Farber


*        GMO has sublicensed its p53 gene therapy rights to GTI.

GENOMICS

Overview

         Genomics is the study of genes and their function. Genomics research conducted by academic and commercial groups in the last decade has accelerated the identification of genes, genetic mutations and patterns of expression of certain proteins that are responsible for the initiation and progression of cancer. GMO believes that understanding the genetic basis of cancer will help clarify which genes, proteins and metabolic pathways may be the best targets for therapeutic intervention. An increased number of relevant targets should lead to the development of more specific therapies that attack cancer cells effectively while sparing normal cells, that correct the defective aspect of cancer cells or that enhance the immune system's ability to destroy the cancer cells.

         GMO also believes that the knowledge gained through the use of genomics tools can be used to develop diagnostic tests that will facilitate early diagnosis of cancer, aid in the selection of appropriate therapies and allow more effective monitoring of therapeutic progress. For example, the identification of genes that are involved in inherited cancers could lead to diagnostic tools that more accurately assess an individual's risk of developing a particular inherited cancer. Individuals at risk could undergo more frequent monitoring and may be able to alter their lifestyles so as to minimize their cancer risk and improve their prognosis. Testing for tumor markers, which indicate biochemical or other changes in the body that are linked to early stages of cancer or pre-cancerous conditions, could also enable earlier detection of cancer, thus potentially improving outcomes. In addition, detection of specific alterations in cancer-related genes may help oncologists predict how patients will respond to various forms of therapy.

SAGE

         GMO's SAGE technology is a high throughput, high efficiency method of analyzing differential gene expression. Differential gene expression is the comparison of how, when and in what amounts genes are expressed in normal versus diseased tissues. GMO believes that an understanding of differential gene expression may have important utility in the development of cancer therapeutics and diagnostics. For example, understanding which genes are differentially expressed in tumors and normal tissue, or at different stages of tumorigenesis, may offer an improved rationale for drug design or therapy selection. In addition, comparing gene expression patterns in tissues treated with a therapeutic agent with untreated tissues may provide insights into the mechanisms of action of drug candidates. Understanding differential expression patterns of genes may also facilitate the rapid identification of tumor markers, which could be important diagnostic tools.

         Technology

         Historically, differential gene expression technologies have been limited by a number of technological and experimental restrictions, including that (i) transcripts (copies of genes that are used by the cell to produce or "express" the protein encoded by the gene) of many genes involved in disease processes are present in such low levels that they escape detection and (ii) data comparisons are often limited to a single analysis of two tissue samples as a result of difficulties in maintaining experimental consistency. SAGE overcomes these restrictions in a cost-effective and timely manner.

         SAGE is based on two principles. First, because SAGE uses a nucleotide sequence from a defined region of the transcript as an identifying "tag," the tag can be considerably shorter than those used in other techniques to identify and compare transcripts. Each transcript is represented by a unique tag; these tags comprise the "library" of information about gene expression in a particular tissue. Second, because the tags are short, many of them can be linked together and sequenced serially and rapidly with standard technology. This physical sequence information is then entered into an electronic database that provides a permanent record of gene expression data. The sequence data can be used multiple times for comparison against data from other tissue libraries. GMO's SAGE technology and related software thus enable electronic evaluation of gene expression data between tissues over time without the need to repeat wet lab experimentation. In addition, the efficiency of SAGE permits deeper analysis, thereby increasing the probability of detecting rare, but potentially important, transcripts.

         GMO's SAGE database can be analyzed against both proprietary and public sequence databases, such as GenBank, to determine matches to previously identified genes. Sequences that do not match represent novel gene fragments, and conventional techniques can be used to recover longer or complete sequences of these genes from the tissue sample. As discussed below, the function of both novel and known genes can then be determined and analyzed using bioinformatics or wet lab assays.

         GMO believes that SAGE is more accurate, more efficient and less costly than existing methods of transcript identification and quantification. Over 1.3 million tags from a variety of normal and tumor tissues have been sequenced and catalogued using SAGE by GMO and through a collaboration with researchers at JHU. In another study at JHU using SAGE to measure gene expression in yeast, researchers believe that they were able to accurately and rapidly identify virtually all of the genes expressed during cell growth and division. Based on these results, GMO believes the utility of the technology extends beyond mammalian tissues and cancer into model organisms and developmental biology.

         GMO has an exclusive, worldwide license to the SAGE technology from JHU. See "Collaborative Arrangements."

         Development Status

         GMO uses SAGE internally to identify and analyze the expression of cancer-related genes in its product development programs. GMO will also prepare custom libraries for, and provide services and database access to, third parties in both cancer and non-cancer related fields. GMO believes SAGE will be an attractive tool for pharmaceutical, genomics and biotechnology companies involved in drug discovery or genomics activities.

         SAGE LIBRARIES AND SERVICES. GMO will prepare custom SAGE libraries for clients from transcripts or tissue samples provided by the client. GMO will offer SAGE libraries either as a physical library of unsequenced nucleic acid tags or as an electronic library of sequence and expression data.

         Clients purchasing unsequenced tag libraries will perform their own sequencing and analysis. These clients may license proprietary SAGE software from GMO to assist in this analysis or rely on their own bioinformatics capabilities. GMO expects to generate tag libraries primarily in non-cancer fields and that the main customers for these libraries will be genomics and pharmaceutical companies with established sequencing and bioinformatics capabilities.

         Alternatively, GMO will provide the service of sequencing the tag library and evaluating the data using SAGE software and publicly available databases for determination of gene expression frequency and, where known, gene identification. This information will be provided to the customer in software readout form. On request, GMO will provide the full length DNA corresponding to the transcript sequence of interest on a fee for service basis. GMO expects this comprehensive information service will be utilized by companies that have outsourced their genomics efforts.

         In either case, customers will generally retain all proprietary rights to discoveries generated from the tag library or information furnished by GMO. GMO is in discussions with several genomics and pharmaceutical companies to provide SAGE services.

         SAGE DATABASE ACCESS. SAGE database subscriptions will provide customers with non-exclusive access to library sequence and expression information for use in their drug discovery and development programs. Proprietary SAGE software can be used to evaluate and correlate client samples with information in GMO's SAGE database and other publicly available databases. Fees for this access will be based on volume of use and length of the contract. Initially, customers will only have access to database information; options to further rights to proprietary sequences or genes will be negotiated on an individual basis and may involve the payment of license fees, milestones and royalties to GMO.

         The combined database of GMO and JHU currently contains sequence information on over 1.3 million tags from normal and tumor tissue, including tissues of the colon, prostate, breast, lung and pancreas. GMO plans to offer initial subscriptions to its database to companies working in oncology and other disease areas beginning in 1998 and believes that interest in the database will increase as the database grows over time.

Positional Cloning

         GMO is using positional cloning to isolate and identify genes associated with cancers that have been mapped to a specific region in the human genome. The region containing a cancer-associated gene may be recognized in one of two ways: by the absence of a particular chromosomal region in tumor cells or by the analysis of DNA marker inheritance in families with inherited cancers. In the first case, the smallest region of missing chromosomal material shared by many tumors defines the location of a tumor suppressor gene. In the second case, the cancer gene location is detected by correlating the inheritance of certain subsections of chromosomes with the presence or absence of disease. As a result of either of these approaches, the search for cancer genes is effectively narrowed or "mapped" to specific regions of particular chromosomes.

         SAGE analysis can then be used to identify genes that are differentially expressed in a tumor, and the genes identified can be tested for localization in the chromosomal region known to be associated with the specific cancer. Genes that are both differentially expressed and mapped to a specific region of a chromosome are likely to be genes involved in cancer. Genzyme Genetics has successfully used positional cloning to identify a variety of genes with potential therapeutic and diagnostic utility.

Bioinformatics

         SAGE and positional cloning studies generate enormous amounts of raw sequence data. Bioinformatics is the science that allows this diverse information to be efficiently organized, stored, analyzed and interpreted.

         Genzyme has an agreement with Molecular Informatics Inc. ("MII"), a leader in bioinformatics, in which MII is building a single database and analytical system that combines Genzyme's proprietary databases with the growing number of publicly available databases. Through this relationship, GMO gains access to MII's comprehensive software system for the integration, analysis, management and dissemination of genomics data. This state of the art system supports a variety of database functions, including direct daily feed of public databases, DNA sequence analysis, similarity searches and queries for biological structure and function. In addition, MII provides custom bioinformatics support and applications development to GMO.

Functional Analysis and Target Validation

         Once new genes are identified using SAGE, positional cloning or other techniques, the genes need to be analyzed to determine their function before appropriate therapeutic and diagnostic targets can be selected and validated. This functional analysis and validation is an essential step in translating genomics discoveries into product candidates.

         Functional analysis can be conducted using both computer driven analysis of DNA sequence data ("computational analysis") and biological studies. In computational analysis, GMO employs sophisticated data comparison and pattern recognition programs to compare electronically the DNA sequences of novel genes with those of known genes in order to predict their function. This computational analysis, as well as the relative level of expression as determined by SAGE, is used in selected candidates for further study in the laboratory. The specific biological analyses to be performed depend on the nature of the chosen target.

         GMO draws on Genzyme's capabilities in molecular biology for the characterization and functional analysis of targets. These capabilities include in vitro expression and interaction analyses, two-hybrid screens,


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tissue profiling and site-directed mutagenesis in cells. In addition, Genzyme's gene delivery vectors and its ability to contract with Genzyme Transgenics Corporation, a 43%-owned subsidiary of Genzyme, for the development of transgenic animal models may also facilitate in vivo studies. Based upon these analyses, assays will be created as appropriate for gene therapy, small molecule drug discovery and diagnostics development programs.

GENE THERAPY

Overview

         Gene therapy is a new technology being developed to treat cancer and other genetically based diseases. Gene therapy involves the delivery of a gene responsible for production of a particular protein of interest into cells of a patient in order to trigger the cell to produce the encoded protein for some therapeutic purpose.

         Genzyme's gene therapy research began in 1991 as part of its efforts to develop novel treatments for cystic fibrosis. Since that time, Genzyme has expended over $60 million in gene therapy research and has established a broad proprietary core technology base that includes gene delivery systems, in vitro and in vivo model systems, production capabilities and a dedicated clinical and regulatory staff. GMO has access to all of Genzyme's existing and future core gene therapy technologies and capabilities for use in oncology. GMO and Genzyme General will fund the costs of Genzyme's gene therapy groups in proportion to their respective utilization of these resources. GMO believes that Genzyme's prior experience in gene therapy will enable it to move oncology products from research into clinical testing at a faster rate than it would be able to do so independently. Genzyme's capabilities in gene therapy include:

         Vectors. Genzyme has developed a broad portfolio of gene delivery vehicles (vectors) for the transfer of genetic material into appropriate cells. This portfolio includes adenovirus, adeno-associated virus and cationic lipid vectors, which have different routes of administration and performance characteristics. Genzyme believes that it was the first company to have clinically tested both viral and non-viral vectors. Genzyme has successfully targeted adenovirus vectors to various organs and tissues in the body using different routes of administration, including via aerosol delivery to the lung, intravenous delivery to the lung and liver and intramuscular and subcutaneous injection.

         Model Systems. Genzyme has developed high throughput in vitro screens to enable rapid testing of new gene delivery vectors and a variety of quantitative assays to evaluate and compare gene delivery efficiency for the various vectors. In vivo animal models, covering different methods of administration of the vectors, are used to assess resulting expression levels and duration of the gene product, as well as safety.

         Manufacturing. Genzyme has manufacturing capabilities to support research, preclinical and clinical material requirements for all of its vectors.

         Clinical Experience. Genzyme has significant clinical and regulatory experience through its participation in nine gene therapy clinical studies to date. Its clinical and regulatory staff generates preclinical and clinical data, establishes protocols, prepares regulatory submissions and initiates and monitors clinical sites.

         There are currently several approaches that can be taken to treat cancer using gene therapy. Some of these approaches are limited by the inability of current gene delivery technology to affect every cell in a tissue. To address these limitations, GMO has focused on three approaches that it believes may be effective with the current generation of gene delivery vehicles: (i) immunotherapy employing tumor vaccines, immunomodulatory genes and heat shock proteins, (ii) suicide genes and (iii) tumor suppressor gene therapies. GMO believes that a combination of strategies employing two or more gene therapy approaches, or a gene therapy approach with traditional chemotherapy or radiation therapy, will be useful in treating aggressive forms of the disease, particularly metastatic cancer.


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         GMO has a broad-based collaboration with ICRT, a wholly-owned subsidiary of the Imperial Cancer Research Fund ("ICRF"), for the purpose of developing cancer gene therapies. See "Collaborative Arrangements."

Immunotherapy - Tumor Vaccines

         Technology

         The concept behind a tumor vaccine is that a patient's own immune system can be mobilized to attack and destroy an existing tumor. Certain types of cancer cells have been found to exhibit markers (antigens) on the cell surface that are not found on the surface of most normal cells. White blood cells produced by the body's immune system, called cytotoxic T lymphocytes ("CTLs"), recognize these markers as foreign and act to destroy the abnormal cells. In cancer cells, however, the normal function of the immune system is disrupted such that the cancer cells are able to evade detection by the CTLs or the CTL response is not stimulated because of the absence of required co-stimulatory molecules.

         One approach to eliciting potent and systemic destruction of cancer cells by CTLs entails delivery of a gene encoding a tumor antigen to "professional" antigen presenting cells. Antigen presenting cells present foreign antigens to CTLs and are equipped with a complement of co-stimulatory molecules needed to stimulate CTL activity. Consequently, antigen presenting cells have been found to be potent stimulators of CTL responses.

         Delivery of the tumor antigen gene to antigen presenting cells at a location in the body away from the tumor site avoids the local immunosuppressive environment of the cancer cells. In effect, the gene encoding the tumor antigen is a cancer vaccine that can be used to immunize the patient by "educating" his or her immune system to recognize and destroy cancer cells, wherever they might be.

         Numerous tumor antigens have been identified to date for melanoma (including MART-1 and gp100) and cancers of the breast, prostate and lung. As described below, GMO's lead program in cancer gene therapy is the development of a tumor vaccine against melanoma in collaboration with the NCI. GMO believes, however, that the SAGE technology and its access to certain other Genzyme capabilities, such as phage display antibodies, may accelerate the identification of additional tumor antigens and thus expand the number of opportunities for which such a tumor vaccine approach could be employed.

         Development Status

         MART-1 AND GP100 IMMUNOTHERAPY FOR MELANOMA. Melanoma is a cancer of the skin affecting melanocytes, the normal cells that color the skin, and is commonly associated with overexposure to the sun. Melanoma is far more serious than other types of skin cancer, accounting for three quarters of all deaths from skin cancer despite representing only 5% of all such cases. The incidence of melanoma is increasing at a faster rate than that of any other type of cancer in the U.S. Over 38,000 new cases of melanoma will be diagnosed and more than 7,000 deaths from this disease are projected to occur in the U.S. during 1997. Worldwide, incidence of melanoma is estimated to be 90,000 new cases per year. It is projected that one in 75 white Americans born in the year 2000 will develop malignant melanoma during their lifetime.

         As with many cancers, early detection of melanoma is crucial. When localized to its primary site, most melanomas are curable with surgical removal of the lesion and the five year survival rate is 90%. Once the disease has metastasized to the regional lymph nodes and beyond, however, the prognosis for long-term survival is poor, with a five-year survival rate of only 15% and most cases being fatal within the first 12 months after diagnosis of metastasis.

         GMO's melanoma gene therapy program has centered on the delivery of the MART-1 and gp100 genes to antigen presenting cells to elicit systemic anti-melanoma CTL responses. Under a CRADA with the NCI, GMO has constructed, in conjunction with Dr. Steven Rosenberg at the NCI, adenoviral vectors incorporating


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
the MART-1 or gp100 tumor antigen genes. In vitro studies have demonstrated that cells which do not express either tumor antigen become targets for destruction by antigen specific CTLs following infection with an adenovirus incorporating the appropriate tumor antigen gene. Subsequent preclinical animal studies at the NCI demonstrated that: (i) prior immunization with an adenovirus incorporating the gp100 tumor antigen gene can provide protection against melanoma cells; (ii) adoptive transfer of spleen cells derived from animals immunized with the adenovirus carrying the gene encoding gp100 can confer protection against melanoma tumor cells, suggesting that the virus is indeed able to elicit CTL response and (iii) immunization with the gp100 virus can dramatically reduce the number of lung metastases in a mouse model of established melanoma, particularly when co-administered with a cytokine. Cytokines are particular classes of proteins normally produced by the body to regulate the immune system.

         These promising preclinical results led to the initiation of two Phase I clinical trials, designed by Dr. Rosenberg, which are currently underway at the NCI. In these trials, adenovirus vectors carrying either the MART-1 (Ad2/MART-1) or gp100 (Ad2/gp100) gene are being evaluated for safety, immunologic reactivity and potential therapeutic effect when administered alone or in conjunction with recombinant interleukin-2. Patients in these studies have metastatic melanoma and have not received alternative therapies for four weeks prior to administration.

         Preliminary results from these clinical trials indicate that the adenoviral vectors are safe and well tolerated, and that a small but notable number of the 36 patients immunized with Ad2/MART-1 have shown clinically significant tumor regression following administration of the adenovirus. Clinical evaluation is in process to determine whether immunization with the adenoviral vector leads to the generation of an antimelanoma antigen specific CTL response. Data gathered from these clinical trials should enable GMO to identify baseline clinical parameters that correlate with a favorable response to the vaccine and establish patient inclusion criteria for a Phase II clinical trial at the NCI planned for the second half of 1997.

         GMO has the option to license rights to the MART-1 and gp100 genes from the NCI for use in adenoviral gene therapy for melanoma. See "Collaborative Arrangements."

Immunotherapy - Immunomodulatory Genes

         Cancer cells frequently develop mechanisms to evade immune surveillance. This challenge may be addressed by delivering genes encoding cytokines directly to cancer cells to stimulate the immune system to mount an anti-cancer response. This approach may potentially lead to immune cell mobilization and infiltration of a tumor mass, but may not lead to cancer cell eradication if those cells cannot be perceived as being foreign. Thus, this approach may be most efficacious when applied in conjunction with a tumor vaccine. GMO is exploring the use of cytokines as an adjunct therapy in its tumor vaccine collaboration with the NCI.

Immunotherapy - Stress Genes

         Technology

         Stress genes produce strongly immunogenic proteins (heat shock proteins) for protection during periods of cellular stress. The delivery of stress genes directly to cancer cells may render such cells more immunogenic either by triggering an immune response upon expression of the heat shock protein in a tumor cell or by participating in antigen presentation, thus enhancing the immune response to a tumor antigen. Recent studies by researchers at the U.K. National Institute of Heart and Lung in a mouse model of established cancer demonstrated that delivery of a stress gene to tumors can result in significant regression in tumor size and generation of a potent anti-cancer immune response.

         StressGen Biotechnologies Corporation ("StressGen"), a Canadian company, has a strong proprietary position in the use of heat shock proteins, alone or in combination with tumor vaccines, for cancer gene therapy. Genzyme and StressGen have signed a letter of intent relating to the formation of a joint venture to


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
combine StressGen's proprietary immunomodulatory technology with Genzyme's gene delivery technology to generate unique therapeutic strategies and products. See "Collaborative Arrangements."

         Development Status

         HEAT SHOCK GENE THERAPY FOR LUNG CANCER. Lung cancer is responsible for more deaths in the U.S. than any other form of cancer. Over 170,000 new cases of lung cancer are diagnosed in the U.S. annually, with more than 150,000 deaths expected. Most lung cancer patients die within the first 12 months following diagnosis. The five-year survival rates for lung cancer remain low, being only 50% for localized cancer and less than two percent for metastatic disease. Lung cancer has been selected by GMO and StressGen as the initial target indication for heat shock protein gene therapy because of the large market size and unmet medical need.

         Subject to successful completion of preclinical studies, the joint venture intends to initiate a Phase I clinical trial with physicians at the U.K. National Institute of Heart and Lung during 1998.

Suicide Genes

         Technology

         The use of suicide genes is an entirely different approach to treating cancer from immunotherapy. In this approach, a gene encoding an enzyme that catalyzes the conversion of a non-toxic precursor compound (a "prodrug") into a toxic drug is inserted into the tumor cells. The tumor is then treated with the prodrug. Cells containing the enzyme convert the prodrug into the toxic compound, which causes the tumor cells to die --hence the term "suicide gene." The appeal of this approach is that it can augment the efficacy of cytotoxic drugs that are already approved and widely used in chemotherapeutic treatments of cancer. GMO is exploring the use of vectors containing cancer cell-specific promoters in order to restrict expression of suicide genes to cancer cells. GMO believes that this approach will prove to be effective if the drug can diffuse out of cells and destroy neighboring cancer cells that do not have to be in direct physical contact with the cell that generated the toxin (the "bystander effect"). GMO is evaluating the efficacy of several suicide genes, focusing on those that have been shown in vitro to generate potent bystander effects and which activate drugs that are currently used in cancer treatment. Following this evaluation, GMO expects to select the optimal suicide gene/prodrug combination for different cancers and establish proprietary positions for their development.

         Development Status

         SUICIDE GENE THERAPY FOR LIVER CANCER. Approximately 18,000 new cases of primary liver cancer are diagnosed in the U.S. each year, and the disease accounts for approximately 14,000 deaths in the U.S. annually. The annual number of deaths worldwide from liver cancer is estimated to exceed 250,000, with the five-year survival rate for localized liver cancer being only 15%. If detected at an early stage, surgical removal (resection) of the affected portion of the liver is possible, but diagnosis usually occurs too late for this treatment to be of benefit. The median survival for patients with non-resectable liver cancer is about six months.

         GMO is collaborating with Dr. Jack Wands at Massachusetts General Hospital on the development of gene therapies to treat liver cancer. Dr. Wands has developed proprietary antibodies that can be utilized to target the delivery of a gene therapy vector to hepatocellular carcinoma ("HCC") cells. GMO is also exploring in this collaboration the use of antibody targeted vectors to deliver suicide genes to HCC cells. GMO has an option to license the antibody reagents for gene therapy of HCC. See "Collaborative Arrangements."


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
Tumor Suppressor Genes

         Technology

         Cancer can result from the activation of growth promoting agents and/or from the inactivation or loss of growth inhibiting agents in the cell. Tumor suppressor genes are a class of genes encoding proteins that inhibit cell division. Tumor suppressor gene therapy seeks to control proliferation of cancer cells by either restoring or augmenting expression of proteins that inhibit cell division.

         Loss of function of the tumor suppressor gene p53 is implicated in approximately 60% of all human cancers, including breast, colon, lung and prostate cancers. The p53 gene expresses a protein that, when functional, binds to and thereby triggers expression of a number of genes, the products of which are important in the control of cell division. When cells are exposed to conditions that might lead to DNA damage, the p53 protein triggers a series of events that appears to slow or stop cell division. Under extreme conditions and in certain cells, including certain cancer cells, the p53 protein appears to trigger a pathway that leads to apoptosis (programmed cell death).

         In tumors with mutated p53 function, the p53 gene expresses an altered form of the protein that fails to bind to the appropriate genes. As a result, certain regulatory genes are not turned on and an important pathway for controlling cell division is unavailable, with uncontrolled cell growth being the result. p53 gene therapy is aimed at restoring this pathway for controlling cell growth, and thus suppressing the growth of tumors.

         The adenomatous polyposis coli (APC) gene is a tumor suppressor gene implicated in colorectal cancer. Mutations in this gene are associated with the earliest stages of the disease.

         GMO has licensed patent rights to certain tumor suppressor genes, including p53 and APC, from JHU to develop therapies that restore the cellular pathways controlling cell division, thus suppressing tumor growth.

         Development Status

         P53 GENE THERAPY. Based on model experiments conducted by scientists using human tumors grown in mice, GMO believes that p53 tumor suppressor genes can be placed into cancer cells in such a way that lost p53 gene function might be restored, thus potentially resulting in a meaningful anticancer response. Clinical support for this hypothesis was recently reported by a group at M.D. Anderson Medical Center, which obtained local tumor regression following intratumoral injection of an adenoviral vector incorporating the p53 gene.

         GMO's rights to p53 for gene therapy are sublicensed to GTI, a subsidiary of Novartis AG. Animal studies are being carried out by an academic collaborator of GTI.

         APC GENE THERAPY FOR COLORECTAL CANCER. While the incidence of colon cancer has been declining steadily since the 1950s, it still represents a major health risk. About 100,000 new cases will be treated in the U.S. this year, and over 45,000 people will die of the disease. The risk factors associated with colon cancer include a family history of the disease, certain genetic mutations that are linked to the formation of polyps, which can progress to colon cancer, physical inactivity and a high-fat or low-fiber diet. The five-year survival rate for localized colorectal cancer is about 90%, but for metastatic disease, the rate is under 10%. Treatment typically entails surgical removal of the tumor followed by radiation or chemotherapy.

         GMO is evaluating the use of the APC gene in gene therapy for colorectal carcinoma.


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
SMALL MOLECULE DRUG DISCOVERY

         Technology

         Small molecule drugs are therapeutic compounds typically designed to be administered orally. Historical methods for small molecule drug discovery have characteristically relied upon the screening of natural product extracts and collections of chemically synthesized compounds to determine their biological activity. Despite the advent of automated screening technology, this process remains time-consuming and expensive and the rate of lead candidate discovery is low, in part because the compounds determined to be active are not always amenable to ready modification. One way to increase the efficiency of the screening process and generate lead candidates more quickly is through the use of combinatorial chemistry technology.

         Combinatorial chemistry is a rapid and efficient procedure for synthesizing large and highly diverse mixtures (known as "libraries") of candidate compounds, often in an automated fashion. The compounds can then be tested for activity against therapeutically-relevant targets. Once an active compound has been identified, or if structural information about the target is available, specialized or secondary libraries can be generated to optimize or speed lead selection.

         Optimization entails the synthesis and testing of successive rounds of analogs of the active compound, with the emphasis on large numbers of compounds per round. Thus, synthesis and screening proceed in an iterative fashion until more potent in vitro biological activity and specificity have been achieved.

         Genzyme's drug discovery group has expertise in combinatorial chemistry, which enables it to produce compound libraries in-house. The number of compounds in Genzyme's libraries is roughly 750,000 and is expected to increase at a rate of approximately 75,000 compounds per month to over 1,000,000 by the end of 1997. GMO has access to all of Genzyme's compound libraries in its small molecule drug discovery efforts. In addition, Genzyme has an agreement with ArQule, Inc. ("ArQule") under which GMO can screen ArQule's small molecule compound libraries against GMO's cancer-related assays.

         GMO has five oncology assays currently in use, two screening for compounds involved in the p53 tumor suppressor pathway, one screening for potential inhibitors of blood vessel formation in tumor cells, one screening for compounds that induce apoptosis and one screening for compounds involved in the ras signal transduction pathway. GMO expects to design additional small molecule drug discovery assays that target the genes and gene products discovered using GMO's genomics capabilities.

         Development Status

         P53 CELLULAR PATHWAY INTERVENTION TO CONTROL CELL GROWTH. GMO believes it may be possible to design small molecule drugs that restore the normal tumor suppression activity of the protein encoded by the p53 protein gene directly or by blocking proteins that interact in undesirable ways with the p53 protein, such as MDM2.

         Restoration of p53 Function. GMO is using high throughput screening assays and combinatorial chemistry approaches to identify small molecules that have the potential to restore the function of mutated p53 protein.

         MDM2/p53. The MDM2 gene codes for a protein that binds to the p53 protein and prevents it from carrying out its normal function of activating genes that can control cell division. Drs. Vogelstein and Kinzler and their colleagues at JHU have discovered elevated levels of MDM2 protein in cancers known as sarcomas. Other investigators have since found evidence of overexpression of MDM2 in cells of other cancers, including neural, bladder, renal and breast cancers, as well as leukemias.

         GMO, on its own and in collaboration with Xenova, Ltd. ("Xenova"), has identified compounds in initial screens that appear to block the undesirable interaction between MDM2 and p53. Some of these


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compounds are now being tested in cell-based systems. GMO is also using combinatorial chemistry approaches to identify other compounds that block the interaction between p53 and MDM2.

         THYMIDINE PHOSPHORYLASE INHIBITION TO RESTRICT ANGIOGENESIS. In order to grow, solid tumors rely on the constant formation of new blood vessels (angiogenesis) for nutrients. New blood vessels in solid tumors tend to be poorly formed and have thin walls and abnormal enervation. Such vessels provide an inferior source of blood to the tumor and many tumor cells in the center of the tumor mass die as a result. Further restriction of the tumor's blood supply could control the growth and spread of many tumors. Since many solid tumors remain virtually untreatable by standard cytotoxic drug therapies, the poor vasculature of malignant tumors provides an attractive target for small molecule drugs.

         An increase in the activity of the thymidine phosphorylase enzyme has been observed in tissues demonstrating angiogenesis. Thus, the inhibition of thymidine phosphorylase activity could result in the disruption of angiogenesis and control the growth and spread of solid tumors. GMO is screening combinatorial libraries for small molecule inhibitors of thymidine phosphorylase activity and believes that such compounds could be used in combination with other therapies.

         INSULIN LIKE GROWTH FACTOR-1 RECEPTOR TYROSINE KINASE ("IGF-1R") INHIBITION TO STIMULATE APOPTOSIS. Apoptosis is an orderly process by which the cell dismantles itself. It is understood that many standard cancer treatments, including radiation therapy and standard chemotherapy, act by inducing apoptosis. These standard treatments, however, are not selective for cancer cells so their use is limited by their toxicity to healthy cells. Signal transduction through the IGF pathway sends a "survival" message to a transformed cell, preventing it from undergoing apoptosis. GMO has devised cell-based and biochemical assays to test several lead candidates for activity against IGF-1r in a variety of malignant tumors as a means of stimulating apoptosis specifically in cancer cells.

         RAS SIGNAL TRANSDUCTION INHIBITION TO CONTROL CELL GROWTH. Signal transduction is the process by which extracellular stimuli (signals) are communicated to the interior of the cell. Cell surface receptors transmit the signal from outside the cell to the internal cellular regulatory mechanism(s) via intracellular effectors. The ras family of genes produce proteins that normally transmit growth stimulatory signals from receptors on the cell surface to other proteins within the cell. Mutations in the ras genes, however, can cause the encoded protein to continuously transmit growth signals even when not activated by growth factor receptors. Ras abnormalities have been seen in tumors in the colon and pancreas. In collaboration with scientists at Georgetown University, GMO is screening lead compounds and assaying their activity as potential small molecule inhibitors of proteins involved in the ras signaling pathway.

DIAGNOSTICS

         Overview

         Genzyme General has been actively involved in diagnostics through two of its business units. Genzyme Genetics is a leading provider of genetic diagnostic services with over 500 employees in an extensive national network of laboratories. Genzyme Genetics also employs over 70 board certified genetics professionals who interpret results and provide genetic counseling and support services to medical practitioners and their patients. Testing services currently marketed by Genzyme Genetics include prenatal and cancer cytogenetics and DNA-based diagnosis of a wide range of genetic diseases, including some cancers. In addition to the broad spectrum of testing techniques that are commercially available, Genzyme Genetics has developed Multiplex Allele-Specific Diagnostic Assay (MASDA), a patented testing technology that is particularly well suited to complex cancer gene testing. Another unit of Genzyme General, Genzyme Diagnostics, has considerable experience and success developing and marketing test kits to various types of laboratories.

         GMO has access to all of Genzyme's diagnostic technologies and to the laboratory infrastructure and counseling and marketing experience of these businesses for its own gene-based cancer testing. GMO shares certain costs and profits with Genzyme General as a result of this arrangement in accordance with Genzyme's


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management policies. See "Management and Accounting Policies Governing the
Relationship of Genzyme Divisions."

         Technology

         MASDA. Accurate tests for detection of the genetic components of cancer are likely to require the analysis of multiple genes as well as multiple mutations within these genes. For example, defects in any one of at least four genes can result in hereditary nonpolyposis colon cancer ("HNPCC"), and in just two of those genes more than 100 mutations have been reported. Thus, there is a crucial need for methods of rapidly detecting mutations in genes of known sequence. To meet this need, Genzyme Genetics developed its patented MASDA, which can analyze in a single assay up to 500 samples simultaneously for hundreds of known mutations.

         To use MASDA, a mixture of hundreds of probes is constructed with each probe specific to one mutation. Individual DNA samples from numerous patients are then placed in a specific location in an array and exposed to the probe mixture. Patient samples that contain at least one mutation will be detected with a positive "signal." By identifying which probe(s) bind to the patient sample, the exact mutation(s) are revealed. Positive samples are also treated to produce a visual banding pattern that is unique for each mutation. This pattern is automatically interpreted by computer analysis to provide results.

         MASDA not only analyzes different patient samples with different disease indications in a single assay, it also identifies multiple mutations in one or more genes in a single patient's DNA sample. An inherent economic benefit to the MASDA approach is that only those samples with a positive signal need to be tested further in the second, or mutation identification, step. Eliminating many samples from further analysis because they do not have a mutation produces considerable cost savings when compared to conventional testing methods in which each sample has to undergo extensive analysis before a negative report can be confirmed.

         MASDA is designed to detect known mutations, thus making it an ideal technology for testing for a defined set of specific mutations where the number of relevant mutations is large or where they occur on more than one gene. Many cancers fit these criteria. Genzyme Genetics is also developing related technology designed to detect and identify unknown mutations. These techniques address situations where many different mutations in a gene give rise to cancer, but where no single mutation is responsible for a significant percentage of disease.

         Development Status

         After a cancer-related gene is identified, a number of studies is required in order to format an assay, including those for mutation detection, mutation frequency analysis and the correlation of specific mutations and clinical outcome. Genzyme Genetics has established a federally certified laboratory to support diagnostic assay development. Ongoing oncology studies in this laboratory include studies of HNPCC with Kaiser Permanente of Northern California and the University of California, San Francisco and of breast cancer with the Dana Farber Cancer Institute.

         In addition, the laboratory provides study population segmentation services for internal drug development programs and external customers. These studies are designed to identify genetic markers that might provide information about the severity of a disease as well as the likelihood that a patient might respond either favorably or adversely to a therapy.

         Both GMO and Genzyme Genetics are developing cancer diagnostics. GMO is currently developing, and will continue to develop, cancer diagnostics based on genes that it has discovered or has licensed under its agreements with JHU and Hoffmann La-Roche Inc. ("Roche"). GMO will have access to the laboratories and other development capabilities of Genzyme Genetics in commercializing cancer diagnostics. Because of the speed of gene-based diagnostic development and the frequent modification of tests as additional mutations are identified, GMO expects that it will choose to offer most, if not all, of its tests as a service of Genzyme


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
Genetics with GMO and Genzyme Genetics sharing equally in the development costs and in the profits of such service. Where appropriate, GMO will develop selected tests into diagnostic products in collaboration with Genzyme Diagnostics.

         GMO's diagnostic development program focuses on three primary areas: screening tests based on tumor markers; diagnosis, differential diagnosis and staging tests based on specific tumor types and tests for cancer cell cycle genes that can be used for diagnosis as well as in differential diagnosis, staging, therapy selection and therapy management. Differential diagnosis is important for setting treatment protocols in cases where individuals have similar clinical symptoms, but whose disease has a different underlying cause.

         GMO's SAGE technology is a particularly useful tool to identify possible tumor markers and pinpoint genes that might be effective diagnostic targets. GMO and Genzyme General seek to build an important portfolio of gene-based cancer diagnostics using SAGE and GMO's expertise in positional cloning.

COLLABORATIVE ARRANGEMENTS

         GMO is currently a party to a number of academic and commercial collaborations and licensing arrangements to provide access to complementary technologies, enhance its expertise in specific cancer indications and out-license products it does not choose to pursue internally. GMO's key collaborative arrangements are discussed below.

National Cancer Institute

         GMO has a CRADA with the NCI relating to the development of treatments for metastatic melanoma. The CRADA, which is effective until August 1999, covers the use of adenoviral vectors that incorporate the genes for the proprietary melanoma tumor antigens MART-1 and gp100. Under the CRADA, GMO provides Dr. Steven Rosenberg with clinical grade adenoviral vectors, research funding and support for the conduct of clinical trials at the NCI relating to these vectors in exchange for an option to obtain either an exclusive or non-exclusive license to the technology developed under the CRADA. Dr. Rosenberg is also collaborating with third parties regarding the use of non-adenoviral vectors for the MART-1 and gp100 tumor antigen genes. See "Competition."

JHU and Dr. Kinzler - SAGE

         GMO has exclusively licensed the SAGE technology from JHU in exchange for license fees, milestone payments upon the issuance of patents relating to the technology and royalties on sublicenses by GMO of SAGE patent rights and revenues generated from the provision of SAGE services and the sale of SAGE products. The PTO has issued a notice of allowance of the first of such patent applications. GMO is negotiating a research agreement with JHU and Dr. Kenneth Kinzler (the "Kinzler Research Agreement") under which GMO will provide funding for Dr. Kinzler's SAGE-related research at JHU in exchange for an option to obtain an exclusive worldwide license to technology developed as a part of that research. Under the Kinzler Research Agreement, GMO will be obligated to make milestone payments upon the generation of certain numbers of tags and pay royalties on the sale of any therapeutic or diagnostic product discovered from data generated using the SAGE technology.

JHU, Roche and Drs. Vogelstein and Kinzler

         Under the terms of a research agreement (the "1989 Research Agreement") among GMO, JHU and Roche, GMO and Roche funded research conducted at JHU by Dr. Bert Vogelstein. In return for this financial support, JHU granted GMO and Roche worldwide, exclusive, royalty bearing licenses to all technology developed by Dr. Vogelstein in the field of diagnostics and therapeutics relating to cancer and infectious diseases (including technology relating to tumor suppressor genes).

         Pursuant to the 1989 Research Agreement, JHU, GMO and Roche entered into a broad-based license agreement (the "1992 License Agreement") relating to the development and commercialization of technology developed by Dr. Vogelstein under the 1989 Research Agreement. Under the 1992 License Agreement, JHU granted an exclusive license, with the right to sublicense, to GMO for any oligonucleotide-based therapeutic applications of Dr. Vogelstein's research, a co-exclusive license to GMO and Roche for any therapeutic applications of such research that are not oligonucleotide-based and an exclusive license to Roche for any diagnostic applications of such research. While the licenses from JHU are exclusive as to all rights that JHU possesses, some of the genes licensed from JHU are covered by patent applications that are co-owned with entities from which GMO and Roche have not obtained a license. GMO will owe royalties to JHU on net sales by GMO and its sublicensees of therapeutic products incorporating technology licensed under the 1992 License Agreement. The 1992 License Agreement also provides that, should Roche determine not to pursue research and development with respect to an application for which it has exclusive rights, GMO has the first option to obtain an exclusive license to such application. In this regard, GMO has notified JHU of its intent to assume Roche's rights under a number of diagnostic and therapeutic patents.

         In April 1997, GMO and Roche entered into an agreement providing for the grant of a non-exclusive sublicense to GMO of Roche's rights in diagnostics as well as the grant to GMO of Roche's exclusive right to sublicense diagnostic rights. GMO will owe royalties to Roche on net sales by GMO and its sublicensees of diagnostic products incorporating technology licensed under the 1992 License Agreement.

         While the 1992 License Agreement continues to be in effect, the 1989 Research Agreement terminated on February 28, 1995. GMO and Dr. Kinzler, a long-time collaborator of Dr. Vogelstein's at JHU, are in late-stage negotiations with respect to an additional research agreement with JHU pursuant to which GMO will sponsor certain cancer-based research in Dr. Kinzler's laboratory in exchange for an option to obtain an exclusive license to any inventions developed in the course of such research. Once executed, the agreement will be retroactive to the fourth quarter of 1996. In addition, GMO has retained Dr. Vogelstein's services on a non-exclusive basis through a consulting agreement that is effective through April 2000. GMO has an exclusive consulting arrangement with Dr. Kinzler through October 1997.

StressGen

         GMO, StressGen and the Canadian Medical Discoveries Fund ("CMDF") have signed a letter of intent for the formation of a joint venture that will fund research and development on the use of stress genes for cancer gene therapy. CMDF will make a cash investment of approximately $10 million (Canadian) in the joint venture in exchange for commercialization rights to the products developed by the joint venture. CMDF will also receive warrants to purchase approximately 160,000 shares of GMO Stock.

         The joint venture will fund research and development activities at GMO and StressGen, with the parties having the option to reacquire the commercialization rights of CMDF at designated prices during years three to five. If the parties exercise this option, CMDF will be entitled to receive, upon the initial filing of a New Drug Application with the FDA, additional warrants to purchase approximately 160,000 shares of GMO Stock. If GMO and StressGen do not exercise this option, CMDF has the right to sell the commercialization rights to any products that the joint venture may develop to a third party and will be entitled to a partial return of its initial investment in the joint venture and additional warrants to purchase approximately 160,000 shares of GMO Stock.

GTI/Novartis

         Under a license agreement with GTI, a subsidiary of Novartis AG, GMO has granted GTI an exclusive, worldwide royalty-bearing license, for the use of the p53 tumor suppressor gene technology that GMO licensed from JHU, for gene therapy applications. The license agreement entitles GMO to milestone payments and royalties on net product sales. GMO is obligated to pass through to JHU a portion of any royalties it may receive from GTI. GMO has retained the rights to co-promote any products covered by the agreement within North America.

Xenova

         GMO is a party to a Discovery and Development Collaboration Agreement with Xenova pursuant to which GMO works with Xenova to search for compounds involved in the p53 pathway. Under this collaboration, each party pays the costs of its own activities. Certain of the parties' costs, however, are offset by a grant from the NCI to GMO, Xenova and Memorial Sloan-Kettering Cancer Institute. NCI has granted GMO $877,500 to support research during the period ending September 1997, and GMO anticipates that approximately $1.4 million will be awarded to GMO over the remaining three year period of the grant, subject to funding availability and satisfactory progress of the research project.

         GMO has exclusive rights in the Western Hemisphere to any products developed through the collaboration, while Xenova retains rights to any such products elsewhere in the world. With the exception of royalties or other sums due to any third party, GMO's exclusive rights in the Western Hemisphere to any products developed through the collaboration are royalty-free. If GMO should choose to pursue development of a natural compound identified under the Xenova screening program outside of the collaboration, GMO is required to pay Xenova a royalty on net sales of such a compound.

Imperial Cancer Research Fund

         GMO collaborates with the ICRT, a wholly-owned subsidiary of the ICRF, for the purpose of developing cancer gene therapies. Under the collaboration agreement, GMO provides the ICRF with viral and non-viral gene therapy vectors and funds an investigator to identify gene therapy projects that are of mutual interest to GMO and the ICRF. Once the ICRF identifies an appropriate project, GMO has the first right to sponsor further work on the project at the ICRF in exchange for an option to license the results of such research.

RELATIONSHIP TO THE OTHER DIVISIONS OF GENZYME

         The relationship between GMO and Genzyme General is governed by a series of policies adopted by the Genzyme Board. For a complete description of these policies, see "Management and Accounting Policies Governing the Relationship of Genzyme Divisions."

Technology

         In addition to having its own dedicated resources, GMO is able to utilize the technological advances derived from Genzyme's substantial commitments to research and development in the areas of genomics, gene therapy, small molecule drug discovery and diagnostics for non-oncology applications. For example, GMO and Genzyme General will jointly fund the costs of Genzyme's gene therapy and small molecule drug discovery efforts in proportion to each division's use of the relevant resources. GMO believes that sharing access to these technologies will enable it to maintain a competitive position in each of these areas at far less cost than would be required to do so independently. GMO will develop and market its diagnostic tests jointly with Genzyme Genetics, a business unit within Genzyme General, with both divisions sharing in the expenses of, and the profits from, such efforts.

Manufacturing

         GMO has access to Genzyme's extensive manufacturing facilities and production expertise for the production of research and clinical materials on a cost basis and for the manufacture of commercial products on terms that would be obtainable in an arms-length transaction with an unaffiliated third party. These facilities include a fast-track production system to supply a wide variety of adenovirus constructs for research use and a clinical grade pilot facility for production of preclinical and clinical material, extensive commercial-scale facilities for microbial fermentation that can be employed for production of plasmid DNA, the active component in non-viral vector systems, and facilities for the production of clinical grade viral vectors and the synthesis of chemical intermediates and therapeutics. With access to these facilities, GMO will be able to avoid much of the capital expense necessary to commercialize its products under development.

Sales and Marketing

         GMO currently has no dedicated sales and marketing capabilities, but plans to develop such capability quickly in order to support its SAGE products and services. GMO may collaborate with Genzyme General in marketing its therapeutic products. For diagnostic services, GMO will initially rely on the sales and marketing resources of Genzyme Genetics.

Equity Line

        The Genzyme Board has approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to a dollar-for-dollar reduction by the net proceeds of this offering. Amounts drawn under the Equity Line prior to the completion of this offering automatically convert into GMO Designated Shares upon the completion of this offering at a price that will be between $7.00 and the price to the public in this offering, with the exact price to be dependent upon the date of each advance and the appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation on a daily basis over the period from the closing date of the acquisition of PharmaGenics, Inc. to the closing date of this offering. As of the date of this Prospectus, GMO has drawn ________________ under the Equity Line, all of which was drawn on the closing date of the acquisition of PharmaGenics, Inc. As a result, such amount will convert, upon the completion of this offering, into approximately _______________ GMO Designated Shares. Advances made under the Equity Line after this offering will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date.

COMPETITION

         Competition in the field of cancer therapeutics and diagnostics is intense. GMO faces, and will continue to face, significant competition from organizations such as large pharmaceutical and biotechnology companies, universities, government agencies and other research institutions in each of these fields. Many of these organizations have greater financial and human resources, more experience in research, preclinical and clinical development, superior expertise in obtaining regulatory approvals and more extensive production and marketing infrastructure than GMO. In particular, GMO is aware of clinical trials sponsored by Rhone-Poulenc Rorer relating to p53 gene therapy and expects that other large companies will be initiating clinical trials in the near future for p53 and other genes.

         Competition may arise from the use of the same or similar technologies as those currently used or contemplated to be used by GMO, as well as from existing therapeutics and diagnostics, any or all of which may be more effective or less expensive than those developed by GMO. In addition, technological advances or different approaches developed by one or more of GMO's competitors may render GMO's products and services obsolete, less effective or uneconomical. For instance, other companies provide genomics services that are competitive with SAGE.

         GMO relies on its strategic partners for support in certain of its research and development programs and intends to rely on partners for preclinical evaluation and clinical development of certain potential products and services. Certain of GMO's strategic partners are conducting multiple product development programs in fields similar to those that are the subject of such partner's strategic alliance with GMO, since the agreements relating to these alliances often define the scope of the collaboration narrowly or do not restrict the partner from pursuing competing development programs. For instance, the NCI, with whom GMO is collaborating regarding the use of adenoviral vectors incorporating the MART-1 and gp100 tumor antigen genes for the treatment of melanoma, is currently working with others on non-adenoviral vector delivery systems for these antigens. Any product candidate of GMO, therefore, may be subject to competition with a potential product under development by a strategic partner. See "Risk Factors - Risks Relating to GMO - Intense Competition."

PATENTS AND PROPRIETARY RIGHTS

         Genzyme pursues a policy of obtaining patent protection both in the U.S. and in selected foreign countries for subject matter considered patentable and important to its business. In addition, a portion of Genzyme's proprietary position is based upon patents that Genzyme has licensed from others. These license agreements generally require Genzyme to pay royalties upon commercialization of products covered by the licensed technology.

         GMO's SAGE technology was devised and developed by Drs. Kenneth Kinzler, Bert Vogelstein and their colleagues at JHU and has been licensed exclusively to GMO for commercial applications. GMO and Roche have also licensed a number of patents and pending patent applications from JHU covering tools directly applicable to genomics-based research and development of oncology products, as well as to various cancer-related genes. While the licenses from JHU are exclusive as to all rights that JHU possesses, some of the genes licensed from JHU are covered by patent applications that are co-owned with entities from which GMO and Roche have not obtained a license. Because many foreign jurisdictions do not accept license grants as valid unless all owners of the licensed technology consent to the grant, such jurisdictions may not recognize the validity of JHU's license to GMO and Roche. No assurance can be given such consents will be obtained. Unless and until such consents are obtained, GMO's rights to practice the pertinent inventions in foreign countries remain unclear and may adversely affect GMO's activities in those countries.

         Among the genes licensed from JHU is p53, which is the subject of a patent application. GMO is aware of third party patent applications and issued patents directed to p53 gene therapy, as well as to general methods for delivering genes therapeutically, including for the treatment of cancer (the "Additional Gene Therapy Patents"). GMO believes that the PTO will declare a patent interference between certain of the Additional Gene Therapy Patents and the p53 patent application licensed to it from JHU and sublicensed to GTI. See "Risk Factors -- Risks Related to GMO -- Uncertainty Regarding Patents and Protection of Proprietary Technology."

         Genzyme also licenses the APC gene from JHU, which is covered by an issued patent. During prosecution of the APC patent application, the examiner evaluated a patent issued to the ICRT that purports to cover a probe residing in a specified chromosomal area linked to the APC gene. The area specified by the ICRT is a broad region within which the APC gene is located. The examiner found the ICRT patent not to teach the APC gene or make it obvious and allowed the application to issue. If ICRT were to allege successfully that any unlicensed activity engaged in by GMO related to APC was infringing and the ICRT patent is found valid, any GMO program involving APC in colorectal cancer could be subject to preliminary and/or permanent injunction and possible damages, although to date no commercial activity has taken place.

         Genzyme has filed a number of applications covering its adenoviral vector constructs and novel lipid compounds, which have been demonstrated to be useful for transferring genetic material to targeted tissues. Genzyme is also co-owner of pending patent applications covering gene delivery methods involving lipids and aerosol administration. GMO has access to patent and patent applications of Genzyme for use in its cancer gene therapy programs.

         Many patent applications have been filed relating to gene therapy, most of which cover the composition and production of genetic material and viral and lipid delivery vehicles for the delivery of such material. Genzyme has obtained licenses or options to license a number of these patents and patent applications through its collaborations with academic groups.

         Genzyme holds issued and pending patents covering its proprietary MASDA technology and related uses. As with Genzyme's gene therapy patents and patent applications, GMO has access to MASDA for its research and development programs in cancer.

GOVERNMENT REGULATION

         All therapeutic and certain diagnostic products developed by GMO will be subject to regulation by the FDA and other governmental agencies as well as foreign regulatory authorities. See "Risks Related to Genzyme."

Regulation of Gene Therapy Products

         In addition to FDA requirements, the National Institutes of Health ("NIH") has established guidelines providing that transfers of recombinant DNA into human subjects at NIH laboratories or with NIH funds must be approved by the NIH Director. The NIH Director has the authority to approve a procedure only if it is determined that no significant risk to health or the environment is presented. NIH has established the Recombinant DNA Advisory Committee ("RAC") to review gene therapy protocols. GMO expects that all of its gene therapy protocols will be subject to RAC review. While there has been significant discussion concerning limiting or possibly eliminating the RAC and its role in regulating gene therapy clinical testing, operating policies currently remain substantially unchanged. In the U.K., GMO's gene therapy protocols will be subject to review by the Gene Therapy Advisory Committee (GTAC).

Cancer Drug Approval Reform

         During 1996 the Clinton administration announced a number of administrative changes at the FDA designed to speed the development and approval of therapies for life-threatening illnesses such as cancer. Three of these changes are directly relevant to GMO: accelerated approval for cancer drugs, increased cancer patient representation at FDA advisory committee meetings and less regulation of "off-label" uses of approved cancer drugs. It is intended that these reforms will result in a reduction in the amount of time the FDA takes to review relevant drugs from twelve to six months. With these changes, the FDA will also begin to rely on a reasonably high rate of verifiable objective partial response to a therapy as a basis for approval without requiring evidence of measurable clinical benefits such as improved survival or quality of life, which previously had been required to be demonstrated prior to approval. GMO believes that these changes could serve to reduce the regulatory burden and reduce the time to obtain approval for its cancer therapeutic products. GMO's experience under the new regime, however, is limited and it cannot be predicted accurately whether these reforms will translate into shorter, less expensive trials with more rapid approval for its products.

Orphan Drug Act

         The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases and conditions affecting fewer than 200,000 persons in the U.S. at the time of application for orphan drug designation. See "Risks Related to Genzyme." Certain of GMO's products, such as the melanoma tumor antigen products, may benefit from protection under the Orphan Drug Act. GMO has obtained orphan drug designation for the MART-1 and gp100 melanoma tumor antigen products, and intends to file for orphan drug designation on any of its other products that may qualify for orphan drug protection.

Regulation of Diagnostic Services

         The Clinical Laboratories Improvement Act ("CLIA") provides for the regulation of clinical laboratories by the U.S. Department of Health and Human Services. Regulations promulgated under CLIA affect the genetics laboratories of Genzyme General. These regulations mandate that all clinical laboratories be certified to perform testing on human specimens and enumerate specific conditions that must be met for certification. These regulations also contain guidelines for the qualification, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed by these regulations for each type of test that is performed in a laboratory. CLIA and the regulations promulgated thereunder are enforced through quality inspections of test methods, equipment, instrumentation, materials and supplies on a periodic basis. Any change in CLIA or these regulations or in their interpretation could have a material adverse effect on GMO's ability to provide new cancer genetic diagnostic services through the genetics laboratories of Genzyme General, which may have direct impact upon GMO's business, prospects, financial condition and results of operations.

         While the FDA does not currently regulate genetic tests offered by Genzyme General or contemplated by GMO if used in the genetics laboratories of Genzyme General, the FDA has stated that it has the right to do so, and there can be no assurance that the FDA will not seek to regulate such tests in the future. If the FDA should require that these tests receive FDA approval prior to their use in the genetics laboratories of Genzyme General, there can be no assurance such approval would be received on a timely basis, if at all, or without the expenditure of substantial resources.

                                   MANAGEMENT

MANAGEMENT OF GENZYME

         The current executive officers and directors of Genzyme are as follows:

NAME                                       AGE           TITLE
----                                       ---           -----
Henri A. Termeer                           51            Chairman of the Board, President and Chief
                                                         Executive Officer
Geoffrey F. Cox, Ph.D.                     53            Executive Vice President
David J. McLachlan                         58            Executive Vice President, Finance and Chief
                                                         Financial Officer
Gregory D. Phelps                          48            Executive Vice President
Peter Wirth                                46            Executive Vice President and Chief Legal Officer
David D. Fleming                           48            Group Senior Vice President, Diagnostics
John V. Heffernan                          58            Senior Vice President, Human Resources
Richard A. Moscicki, M.D.                  45            Senior Vice President, Clinical, Medical and
                                                         Regulatory Affairs and Chief Medical Officer
Alan E. Smith, Ph.D.                       51            Senior Vice President, Research and Chief
                                                         Scientific Officer
G. Jan van Heek                            47            Group Senior Vice President, Therapeutics
Constantine E. Anagnostopoulos, Ph.D.      74            Director
Douglas A. Berthiaume                      48            Director
Henry E. Blair                             53            Director
Robert J. Carpenter                        52            Director
Charles L. Cooney                          52            Director
Henry R. Lewis                             71            Director

         Each officer's term of office extends until the meeting of the Genzyme Board following the next annual meeting of stockholders and until a successor is elected and qualified or until his or her earlier resignation or removal.

         MR. TERMEER has served as President of Genzyme since October 1983, Chief Executive Officer since December 1985 and Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is Chairman of the Board of Genzyme Transgenics Corporation ("GTC") and, until its acquisition by Genzyme in December 1996, was Chairman of the Board of Neozyme II Corporation ("Neozyme II"). Mr. Termeer is also a director of Abiomed, Inc., AutoImmune Inc., Diacrin, Inc. and GelTex Pharmaceuticals, Inc., and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

         DR. COX joined Genzyme in June 1984 and has served as Executive Vice President since September 1996. From May 1988 until September 1996, he served as Senior Vice President, Operations of Genzyme. Dr. Cox also is responsible for Genzyme's diagnostic and pharmaceuticals businesses and global manufacturing operations. For 14 years prior to joining Genzyme, Dr. Cox worked for the manufacturing division of British Fermentation Products, Ltd., a division of Gist-Brocades N.V. Dr. Cox is also a director of Aronex Pharmaceuticals, Inc.

         MR. MCLACHLAN joined Genzyme in December 1989 and has served as Executive Vice President, Finance since September 1996. Mr. McLachlan served as Senior Vice President, Finance from 1989 to September 1996 and has held the position of Chief Financial Officer since 1989. Prior to joining Genzyme, he served for more than five years as Vice President of Finance for Adams-Russell Electronics Inc., a defense electronics manufacturer, and Adams-Russell Co., Inc., a cable television company. Mr. McLachlan also serves as a director of HearX, Ltd., a company providing products and services to the hearing impaired.

         MR. PHELPS joined Genzyme in November 1991 and has served as Executive Vice President since September 1996. Mr. Phelps held the position of Senior Vice President of Genzyme from November 1991 to September 1996. From December 16, 1994 to September 1996, he also served as President of GTR. Prior to joining Genzyme, Mr. Phelps served as President and Chief Executive Officer of Viagene, Inc. from October 1988 to June 1990 and of ZymoGenetics, Inc. from May 1986 to August 1988, and held various positions at Baxter Travenol Laboratories, Inc. from 1975 to 1986. Mr. Phelps is a director of Ostex International, Inc. and was a director of Neozyme II prior to its acquisition by Genzyme in December 1996.

         MR. WIRTH joined Genzyme in January 1996 and has served as Executive Vice President and Chief Legal Officer since September 1996. From January 1996 to September 1996, Mr. Wirth served as Senior Vice President and General Counsel of Genzyme. Mr. Wirth was also a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, from 1982 through September 1996. Mr. Wirth remains of counsel to Palmer & Dodge LLP and is a director of Transkaryotic Therapies, Inc., a gene therapy company.

         MR. FLEMING joined Genzyme in April 1984 and has served as Group Senior Vice President, Diagnostics since September 1996. Prior to that date he served as President of Genzyme's diagnostics division beginning in January 1989 and as a Senior Vice President of Genzyme beginning in August 1989. For 11 years prior to joining Genzyme, he worked for Baxter Travenol Laboratories, Inc.

         MR. HEFFERNAN joined Genzyme as Vice President, Human Resources in October 1989 and has served as Senior Vice President, Human Resources since May 1992. Prior to joining Genzyme, he served for more than five years as Vice President, Human Resources Corporate Staff of GTE Corporation, a diversified communications and electronics company.

         DR. MOSCICKI joined Genzyme in March 1992 as Medical Director, became Vice President, Medical Affairs in early 1993 and was named Vice President, Clinical, Medical and Regulatory Affairs in December 1993. Since September 1996, he has served as Senior Vice President, Clinical Medical and Regulatory Affairs and Chief Medical Officer. Since 1979, he has also been a physician staff member at the Massachusetts General Hospital and a faculty member at the Harvard Medical School.

         DR. SMITH joined Genzyme in August 1989 as Senior Vice President, Research and has also served as Chief Scientific Officer since September 1996. Prior to joining Genzyme, he served as Vice President-Scientific Director of Integrated Genetics, Inc. from November 1984 until its merger with Genzyme in August 1989. From October 1980 to October 1984, Dr. Smith was head of the Biochemistry Division of the National Institute for Medical Research, Mill Hill, London, England and from 1972 to October 1980, he was a member of the scientific staff at the ICRF. Dr. Smith also serves as a director of GTC.

         MR. VAN HEEK joined Genzyme in September 1991 as General Manager of its wholly-owned subsidiary, Genzyme, B.V., and became a Genzyme Vice President and the President of Genzyme Therapeutics Division in December 1993. Since September 1996, Mr. van Heek has served as Group Senior Vice President, Therapeutics. Prior to joining Genzyme, he was, since 1988, Vice President/General Manager of the Fenwal Division of Baxter Healthcare Corporation. Mr. van Heek also served as President and Treasurer of Neozyme II from March 1992 to January 1996.

         DR. ANAGNOSTOPOULOS is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. From January 1986 to April 1987, Dr. Anagnostopoulos was a consultant to Monsanto Company, a producer of pharmaceuticals, chemicals, plastics and textiles, and to Alafi Capital, a venture capital firm. From 1982 through 1985, he served as Corporate Vice President of Monsanto Company.

         MR. BERTHIAUME is Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of products used for analysis and purification, formerly a division of Millipore Corporation. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

         MR. BLAIR is the Chief Executive Officer of Dyax Corp., a privately-held bioseparation, pharmaceutical discovery and development company, and a consultant to several companies, including Genzyme. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme. Before joining Genzyme in 1981, he was Associate Director of the New England Enzyme Center at Tufts University School of Medicine. Mr. Blair is also a director of GTC and Celtrix Pharmaceuticals, Inc.

         MR. CARPENTER is President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company which he co-founded in November 1995, and Chairman of GelTex Pharmaceuticals, Inc., a publicly held pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of Genzyme, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. Mr. Carpenter is also a director of Apex BioSciences, Inc. and, prior to its acquisition by Genzyme in December 1996, was a director of Neozyme II.

         DR. COONEY is a Professor of Chemical and Biochemical Engineering and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology ("MIT"). Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is also a principal of BioInformation Associates, Inc., a consulting company.

         MR. LEWIS is a consultant to several companies and a member of the Board of Directors of Delphax Systems, a manufacturer of high speed non-impact printers. From 1986 to February 1991, Mr. Lewis was the Vice Chairman of the Board of Dennison Manufacturing Company, a manufacturer and distributor of products for the stationery, technical paper and industrial and retail systems markets. From 1982 to 1986, Mr. Lewis was a Senior Vice President of Dennison Manufacturing Company.

SENIOR MANAGEMENT OF GMO

         The senior management of GMO consists of the following individuals:

NAME                                     AGE         TITLE
----                                     ---         -----

Gail J. Maderis ........................  39         President, GMO Division

Alan E. Smith, Ph.D ....................  51         Chief Scientific Officer

Clifford L. Hendrick ...................  45         Senior Director, Operations

Mark Goldberg, M.D .....................  42         Director, Medical Affairs

         MS. MADERIS joined Genzyme in 1992 in Corporate Development and has served as Vice President, Gene Therapy since 1993. Prior to joining Genzyme, Ms. Maderis practiced strategy and health care consulting at Bain & Company, a management consulting firm, from 1985 to 1992.

         See "Management - Management of Genzyme" for biographical information for Dr. Smith.

         MR. HENDRICK joined Genzyme in 1989 through its merger with Integrated Genetics and has been Senior Director of Development, Gene Therapy since 1995. From 1990 to 1995, Mr. Hendrick was Director, Market Development in Genzyme Pharmaceuticals. From 1983 to 1990, he held various positions in research and development and operations for Integrated Genetics, including the management of a mammalian cell culture facility.

         DR. GOLDBERG joined the Medical Affairs Department at Genzyme in 1996 as Medical Director, Oncology. He has been a member of the Hematology/Oncology staff at Brigham and Women's Hospital since 1987, and he is an Associate Professor of Medicine at Harvard Medical School.


                      DESCRIPTION OF GENZYME CAPITAL STOCK

INTRODUCTION

         Genzyme is authorized to issue 390 million shares of common stock, of which 40 million shares have been designated GMO Stock, 200 million shares have been designated GGD Stock, 40 million shares have been designated GTR Stock and 110 million shares remain undesignated as to series. In addition, Genzyme is authorized to issue 10 million shares of preferred stock. Each designated series of Genzyme common stock has the voting powers, qualifications and rights described below.

ASSETS INCLUDED IN GMO

         The GMO Stock is designed to reflect the value and track the performance of GMO. Although Genzyme holds title to all of the assets of the corporation, the assets included for financial statement purposes in GMO are Genzyme's interest in:

                  (i) the following businesses, products, or development or research programs:

                      (a) the use of the SAGE technology for third parties;

                      (b) the clinical program developing adenovirus vectors containing the tumor antigens MART-1 or gp100 for treatment of melanoma;

                      (c) the suicide gene therapy research program developing adenovirus and lipid containing genes to enhance chemotherapy for oncology indications;

                      (d) the research program developing adenovirus and lipid vectors containing suppressor genes for oncology indications;

                      (e) the research program developing adenovirus and lipid containing genes to the immune system for oncology indications, including heat shock proteins;

                      (f) the research program developing antibody targeted gene therapy for treatment tumors;

                      (g) the research program developing small molecule compounds to inhibit angiogenesis and stimulate apoptosis;

                      (h) the research program developing small molecule compounds to regulate tumor suppressor gene function and

                      (i) the research program developing diagnostic applications for tumor suppressor and other cancer-related genes licensed from Roche or identified by JHU SAGE technology or other genomics technology;

                  (ii) all assets and liabilities of Genzyme to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of Genzyme's business units;

                  (iii) to the extent not described above, all assets and liabilities of PharmaGenics, Inc.; and

                  (iv) such businesses, products, or development or research programs developed in, or acquired by, Genzyme for GMO, in each case as determined by the Genzyme Board; provided, however, that, from and after any disposition or transfer to Genzyme General of any business, product, development program, research project, assets or properties, GMO will no longer include the business, product, development program, research project, assets or properties so disposed of or transferred.

DIVIDENDS

         Genzyme has never paid any cash dividends on shares of its capital stock. Genzyme currently intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any cash dividends on Genzyme common stock in the foreseeable future.

         Dividends on each series of Genzyme common stock may be declared and paid only out of the lesser of funds of Genzyme legally available therefor and the Available GMO Dividend Amount (with respect to the GMO Stock), the Available GGD Dividend Amount (with respect to the GGD Stock) or the Available GTR Dividend Amount (with respect to the GTR Stock). Under the Massachusetts Business Corporation Law (the "MBCL"), the payment of dividends is permitted if the corporation is not insolvent, the dividend payment does not render the corporation insolvent, and the dividend payment does not violate the corporation's articles of organization. Subject to such limitations, the Genzyme Board may, in its sole discretion, declare and pay dividends exclusively on any series of Genzyme common stock, in equal or unequal amounts, notwithstanding the amounts available for the payment of dividends on each series, the respective voting and liquidation rights of each series, the amounts of prior dividends declared on each series or any other factor.

         As stated above, in addition to the statutory limitations under the MBCL, dividends on the GMO Stock, GGD Stock and the GTR Stock are limited to an amount not in excess of the Available GMO Dividend Amount, the Available GGD Dividend Amount or the Available GTR Dividend Amount, respectively. The "Available Dividend Amount" with respect to a particular series of Genzyme common stock is defined to mean generally the greater of

                  (i) the excess of

                           (a) the greater of

                                    (X) the fair value of the net assets
allocated to the division represented by such series of Genzyme common stock and

                                    (Y) an amount equal to stockholders' equity
allocated to such division as of June 30, 1994, in the case of the GGD Stock and the GTR Stock, and September 30, 1996, in the case of the GMO Stock, increased or decreased, as appropriate, to reflect, after such date

                                             (1) the net income or loss of such
division,

                                             (2) any dividends or other
distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of capital stock attributed to such division, but excluding dividends or other distributions paid in shares of capital stock attributed to such division to the holders thereof and

                                             (3) any other adjustments to the
stockholders' equity of such division made in accordance with generally accepted accounting principles, over

                           (b) the aggregate par value of all outstanding shares
of capital stock attributed to such division and

                  (ii) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if such division were a separate corporation.

EXCHANGE OF GMO STOCK AND GTR STOCK

         The GMO Stock or the GTR Stock may be exchanged for any combination of cash and/or GGD Stock upon the terms described below. Genzyme cannot predict the impact on the market prices for each class of Genzyme common stock of its ability to effect such exchanges.

OPTIONAL EXCHANGE. The Genzyme Board may at any time exchange all outstanding shares of GMO Stock or GTR Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of the GMO Stock or GTR Stock, as the case may be, such Fair Market Value being determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such exchange.

         The foregoing provision allows Genzyme the flexibility to redeem all outstanding shares of GMO Stock and/or GTR Stock and leave outstanding one or two series of Genzyme common stock that would, collectively, represent the residual equity interest in all of Genzyme's businesses. The optional exchange could be exercised at any future time if the Genzyme Board determined that, under the facts and circumstances then existing, an equity structure consisting of three series of common stock was no longer in the best interests of all of Genzyme's stockholders. Such exchange may be completed, however, at a time that is disadvantageous to the holders of a particular series of Genzyme common stock. The right of the Genzyme Board to exchange at any time all outstanding shares of GMO Stock or GTR Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of the GMO Stock or the GTR Stock does not preclude the Genzyme Board from making an offer to exchange such shares on terms other than those provided in the Genzyme Charter. Although any alternative offer would be subject to acceptance by holders of the shares to be exchanged, such offer could be made on terms less favorable than those provided in the Genzyme Charter. See "Risk Factors - Risks Related to Genzyme Tracking Stock - No Rights or Additional Duties With Respect to the Divisions; Potential Conflicts."

MANDATORY EXCHANGE. In the event of the disposition, in one transaction or a series of related transactions, by Genzyme of all or substantially all of the properties and assets allocated to GMO or GTR (other than in connection with the sale by Genzyme of all or substantially all of its properties and assets) to any person, entity or group (other than (i) a wholly-owned subsidiary of Genzyme or (ii) any entity formed at the direction of Genzyme in connection with obtaining financing for the programs or products of GMO or GTR, as the case may be), Genzyme will be required to exchange each outstanding share of GMO Stock for any combination of cash and/or GGD Stock having a Fair Market Value equal to 130% of the Fair Market Value of GMO Stock or the GTR Stock, as the case may be, as determined by the trading prices during a specified period prior to the first public announcement by Genzyme of such disposition. See "Risk Factors - Risks Related to Genzyme Tracking Stock - Exchange of GMO Stock and GTR Stock."

VOTING RIGHTS

         Holders of shares of each series of Genzyme common stock vote together as a single class on all matters as to which common stockholders generally are entitled to vote (including the election of directors). On all such matters, each share of GGD Stock has one vote, each share of GMO Stock has, through December 31, 1998, .25 vote, and each share of GTR Stock has, through December 31, 1998, .33 vote. Holders of outstanding GGD Stock, GMO Stock and GTR Stock currently have approximately 93.4%, 1.2% and 5.4%, respectively, of the total voting power of Genzyme. Following completion of this offering and assuming that the Underwriters' over-allotment option is not exercised, holders of GGD Stock, GMO Stock and GTR Stock will have approximately ___%, ____% and ___%, respectively, of the total voting power of Genzyme. On January 1, 1999 and on each January 1 every two years thereafter, the number of votes to which each share of GMO Stock and GTR Stock is entitled will be adjusted to equal the ratio of the Fair Market Value of one share of GMO Stock or GTR Stock, as the case may be, to the Fair Market Value of one share of GGD Stock as of


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
such date. If no shares of GGD Stock are outstanding on such date, then all other series of Genzyme common stock outstanding on such date will have a number of votes such that each share of the series of common stock that has the highest Fair Market Value per share on such date (the "Base Series") will have one vote, and each share of each other series of outstanding common stock will have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence.

         The voting rights of the GMO Stock and the GTR Stock will be appropriately adjusted so as to avoid dilution in the aggregate voting rights of any series of Genzyme common stock in the event the outstanding shares of any series are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of any series as a dividend or a distribution to holders of shares of such series. If shares of only one series of Genzyme common stock are outstanding, or if shares of any series of Genzyme common stock are entitled to vote separately as a class, each share of that series would have one vote.

         The relative voting rights of each series of Genzyme common stock are adjusted from time to time as described above so that a holder's voting rights may more closely reflect the market value of such holder's equity investment in Genzyme. Adjustments in the relative voting rights of each class of Genzyme common stock may influence an investor interested in acquiring and maintaining a fixed percentage of Genzyme's voting power to acquire such percentage of all series of Genzyme common stock, and will limit the ability of investors in one series to acquire for the same consideration relatively greater or lesser voting power per share than investors in the other series. To the extent the relative market values of each series of Genzyme common stock change prior to the first such adjustment or in between any adjustments, however, an investor in one series of Genzyme common stock may acquire relatively more or less voting power for the same consideration when compared with investors in another series of Genzyme common stock.

         In addition to voting together as a single class of stock, the Genzyme Charter requires the approval by the holders of the affected series of Genzyme common stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against to:

                  (i) allow any proceeds from the disposition of the properties or assets allocated to any division to be used in the business of the other division without fair compensation,

                  (ii) allow any properties or assets allocated to any division to be used in the business of another division or for the declaration or payment of any dividend or distribution on any series of Genzyme common stock not attributed to such division without fair compensation,

                  (iii) issue shares of any series of Genzyme common stock without allocating the proceeds of such issuance to the division represented by such series of Genzyme common stock (provided, however, that Genzyme may without such approval issue GMO Designated Shares and GTR Designated Shares),

                  (iv) change the rights or preferences of any series of Genzyme common stock so as to affect the series adversely or

                  (v) effect any merger or business combination involving Genzyme as a result of which (a) the holders of all series of Genzyme common stock shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Genzyme common stock do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each series of Genzyme common stock as of the date of the first public announcement of such merger or business combination.

         In addition to the voting rights provided in the Genzyme Charter, the approval of the holders of a majority of the outstanding shares of each series of Genzyme common stock, voting together as a single class, is required under the current MBCL to approve any amendment to the articles of organization that would alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely. The MBCL does not currently provide for any other separate voting rights for a series of common stock. Consequently, because most matters brought to a stockholder vote will only require the approval of a majority of all of Genzyme's outstanding capital stock entitled to vote on such matters (including all series of common stock) voting together as a single class and because the holders of GGD Stock will initially have more than the number of votes required to approve any such matter, such holders would be in a position to control the outcome of the vote on such a matter. See "Risk Factors - Risks Related to Genzyme Tracking Stock - No Additional Separate Voting Rights."

LIQUIDATION RIGHTS

         In the event of a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Genzyme, after Genzyme has satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of capital stock having preferential rights to receive distributions of the net assets of Genzyme, the holders of Genzyme common stock are entitled to receive the net assets, if any, remaining for distribution to common stockholders on a per share basis in proportion to the respective per share liquidation units of such series and will have no direct claim against any particular assets of Genzyme or any of its subsidiaries. Each share of GGD Stock has 100 liquidation units, each share of GMO Stock has 25 liquidation units and each share of GTR Stock has 58 liquidation units. The liquidation units of the GMO Stock and the GTR Stock will be appropriately adjusted so as to avoid dilution in the aggregate liquidation rights of any series in the event the outstanding shares of any series are subdivided (by stock split, reclassification or otherwise) or combined (by reverse stock split, reclassification or otherwise), or in the event of the issuance of shares of any series as a dividend or a distribution to holders of shares of that series, but will not otherwise be adjusted. A merger or business combination involving Genzyme or a sale of all or substantially all of the assets of Genzyme will not be treated as a liquidation. Genzyme may not, however, without approval by the holders of the GMO Stock and the GTR Stock voting as separate series of stock, effect any merger or business combination involving Genzyme as a result of which
(i) the holders of all series of Genzyme common stock shall no longer own, directly or indirectly, at least fifty percent of the voting power of the surviving corporation and (ii) the holders of each series of Genzyme common stock do not receive the same form of consideration, distributed among such holders in proportion to the market capitalization of each series of common stock as of the date of the first public announcement of such merger or business combination.

GMO DESIGNATED SHARES AND GTR DESIGNATED SHARES

         GMO Designated Shares and GTR Designated Shares are authorized shares of GMO Stock and GTR Stock, respectively, which are not issued and outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO or GTR, respectively. The shares of GMO Stock and GTR Stock that are issuable with respect to the GMO Designated Shares and the GTR Designated Shares, respectively, are not outstanding shares of GMO Stock or GTR Stock, are not eligible to receive dividends and cannot be voted by Genzyme.

         As compensation to Genzyme General for the assets it initially contributed to GMO, 6,000,000 GMO Designated Shares have been reserved for issuance for the benefit of Genzyme General or its stockholders. An additional ____________ GMO Designated Shares have been reserved for such issuance as a result of the conversion of $____________ in funding provided by Genzyme General to PharmaGenics, Inc. prior to the completion of the acquisition. Upon completion of this offering, an additional ______________ GMO Designated Shares will be reserved as a result of the automatic conversion of $________________ in funding from Genzyme General under the Equity Line. All of such GMO Designated Shares, totalling approximately _____________, represent a potential ____% equity interest in GMO after completion of this offering.

         The number of GMO Designated Shares from time to time will be:


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
                  (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GMO Stock and dividends or distributions of shares of GMO Stock to holders of GMO Stock and other reclassifications of GMO Stock;

                  (ii) decreased by (a) the number of any shares of GMO Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General, (b) the number of any shares of GMO Stock issued upon the exercise or conversion of securities convertible into GMO Stock that are attributed to Genzyme General and
(c) the number of any shares of GMO Stock issued by Genzyme as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock; and

                  (iii) increased by

                           (a) the number of any outstanding shares of GMO Stock
repurchased by Genzyme, the consideration for which was allocated to Genzyme General;

                           (b) the number of shares of GMO Stock equal to the
fair value (as determined by the Genzyme Board) of assets or properties allocated to Genzyme General that are reallocated to GMO (other than reallocations that represent sales at fair value between such divisions) divided by the Fair Market Value of one share of GMO Stock as of the date of such reallocation;

                           (c) with respect to the Equity Line, a number equal
to the sum of the quotients obtained by dividing (A) the amount of each advance under the Equity Line by (B) $7.00 plus or minus a daily proration of the difference between the price to the public in this offering and $7.00, assuming straight line appreciation or depreciation in the value of the GMO Stock over the period from the closing date of the acquisition of PharmaGenics, Inc. to the closing date of this offering; and, thereafter, upon each advance made under the Equity Line, a number equal to the quotient obtained by dividing (X) the amount of each such advance by (Y) the Fair Market Value of the GMO Stock on the date of such advance; or

                           (d) the number of shares of GMO Stock into which the
Genzyme Board elects to convert the promissory note dated February 10, 1997 issued by PharmaGenics, Inc. to Genzyme evidencing the Credit Facility.

The Genzyme Charter prohibits the taking of any action which would have the effect of reducing the number of GMO Designated Shares to a number which is less than zero.

         As of December 31, 1996, there were 1,794,169 GTR Designated Shares, representing a potential 13.5% equity interest in GTR. The number of GTR Designated Shares from time to time will be:

                  (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GTR Stock and dividends or distributions of shares of GTR Stock to holders of GTR Stock and other reclassifications of GTR Stock;

                  (ii) decreased by (a) the number of any shares of GTR Stock issued by Genzyme, the proceeds of which are allocated to Genzyme General, (b) the number of any shares of GTR Stock issued upon the exercise or conversion of securities convertible into GTR Stock that are attributed to Genzyme General and
(c) the number of any shares of GTR Stock issued by Genzyme as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock; and

                  (iii) increased by (a) the number of any outstanding shares of GTR Stock repurchased by Genzyme, the consideration for which was allocated to Genzyme General, (b) one for each $10.00 reallocated from Genzyme General to GTR from time to time in satisfaction of the purchase option of Genzyme General set forth in section 4.18 of the Agreement and Plan of Reorganization among Genzyme, Phoenix Acquisition Corporation and BioSurface Technology, Inc. dated as of July 25, 1994, up to a maximum $30,000,000, and (c) the number of shares of GTR Stock equal to the fair value (as determined by the Genzyme Board) of assets or


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
properties allocated to Genzyme General that are reallocated to GTR (other than reallocations that represent sales at fair value between such divisions) divided by the Fair Market Value of one share of GTR Stock as of the date of such reallocation.

         The Genzyme Charter prohibits the taking of any action which would have the effect of reducing the number of GTR Designated Shares to a number which is less than zero.

         Whenever additional shares of any series of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold from the GMO Designated Shares or the GTR Designated Shares, which shall reduce the number of GMO Designated Shares or GTR Designated Shares, as the case may be, and the proceeds of which may be used for any proper corporate purpose. In the event Genzyme repurchases outstanding shares of GTR Stock or GMO Stock, it will identify the number of shares that are repurchased for consideration that was allocated to Genzyme General and the number of GTR Designated Shares or GMO Designated Shares may increase accordingly.

"ANTI-TAKEOVER" PROVISIONS

CONTRACTUAL MEASURES. The Genzyme Charter and the By-Laws of Genzyme (the "By-Laws") contain provisions that could discourage potential takeover attempts and prevent stockholders from changing Genzyme's management, including authorization of the Genzyme Board to issue shares of common stock and preferred stock in series, enlarge the size of the Genzyme Board and fill any vacancies on the Genzyme Board, and restrictions on the ability of stockholders to call a special meeting of stockholders, bring business before an annual meeting and nominate candidates for election as directors. Genzyme also has agreements with certain officers containing change of control provisions.

         In addition, Genzyme has a stockholder rights plan. Under this plan, each outstanding share of GMO Stock, GGD Stock and GTR Stock also represents a right that, under certain circumstances, may trade separately from the GMO Stock, GGD Stock and GTR Stock, respectively. The rights, which are not currently exercisable, under certain circumstances will permit their holders (other than an acquiror) to purchase at a favorable price large amounts of GMO Stock, GGD Stock and GTR Stock or securities of a successor to Genzyme with the result that an acquiror's interest in Genzyme would be substantially diluted. The description and terms of the rights are set forth in an Amended and Restated Rights Agreement between Genzyme and American Stock Transfer and Trust Company as Rights Agent.

BUSINESS COMBINATION STATUTE. The Massachusetts "Business Combination" statute provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of its board of directors (an "interested stockholder"), he or she may not engage in certain transactions with the corporation for a period of three years. There are certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder, the prohibition does not apply.

         Genzyme is subject to the Massachusetts Business Combination statute unless it elects not to be governed by the statute in the Genzyme Charter or the By-Laws. Genzyme has not made such election and does not currently intend to make such an election.

CONTROL SHARE ACQUISITION STATUTE. The Massachusetts Control Share Acquisition statute provides that a person (hereinafter the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3% or a majority of the voting stock of the corporation, must obtain the approval of a majority in


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
interest of the shares held by all stockholders, excluding shares held by the acquiror and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquiror to consummate the purchase before the stockholder vote is taken.

         The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or by-laws. The By-Laws contain a provision pursuant to which Genzyme elected not to be governed by the Massachusetts Control Share Acquisition statute. However, if at a future date the Genzyme Board determines that it is in the best interests of Genzyme and its stockholders that Genzyme be governed by the statute, the By-Laws may be amended to permit it to be governed by such statute. Any such amendment, however, would apply only to acquisitions crossing the thresholds which occur after the effective date of such amendment.

         See "Risk Factors - Risks Related to GMO - Possible Adverse Effect of Anti-Takeover Provisions."

DETERMINATIONS BY THE GENZYME BOARD

         Any determination made by the Genzyme Board in good faith under any of the provisions described above will be final and binding on all stockholders of Genzyme.

TRANSFER AGENT AND REGISTRAR

         American Stock Transfer and Trust Company is the registrar and transfer agent for the GGD Stock and the GTR Stock, and will act as the registrar and transfer agent for the GMO Stock.


                MANAGEMENT AND ACCOUNTING POLICIES GOVERNING THE
                        RELATIONSHIP OF GENZYME DIVISIONS

         The Genzyme Board has adopted policies to govern the management of the GMO, Genzyme General and GTR. These policies are summarized below. Except as otherwise provided in the policies, the Genzyme Board may further modify or rescind the policies in its sole discretion without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders. The Genzyme Board may also adopt additional policies depending upon the circumstances. Any determination of the Genzyme Board to modify or rescind the policies, or to adopt additional policies, including any such decision that would have disparate impacts upon holders of the common stock representing the three divisions, would be governed by the principles of Massachusetts law discussed under "Risk Factors - Risks Related to Genzyme Tracking Stock - No Rights or Additional Duties with Respect to the Divisions; Potential Conflicts." In addition, generally accepted accounting principles require that any change in policy be preferable (in accordance with such principles) to the previous policy.

PURPOSE OF GENZYME MOLECULAR ONCOLOGY AND GENZYME TISSUE REPAIR

         The purpose of GMO is to create a focused, integrated oncology business that will develop and commercialize novel therapeutic and diagnostic products and services based upon molecular tools and genomics information. The purpose of GTR is to create a business with a comprehensive approach to the field of tissue repair by developing and commercializing a portfolio of novel products for the treatment and prevention of serious tissue injury (excluding products developed on behalf of Genzyme Development Partners, L.P.). In addition to the programs initially assigned to each of GMO and GTR, it is expected that the product and service portfolio of each division will expand through the addition of complementary programs, products and services developed either internally or externally to the division, including acquiring or in-licensing programs, products and services from outside of Genzyme. Each of GMO and GTR will be operated and managed similarly to Genzyme General.

REVENUE ALLOCATION

         Other than revenues received in connection with transactions subject to the policy regarding Interdivision Transactions, revenues from the sale of a division's products and services shall be credited to that division.

EXPENSE ALLOCATION

         Other than expenses incurred in connection with transactions subject to the policy regarding Interdivision Transactions, all direct expenses shall be charged to the division for the benefit of which they are incurred. Corporate and general and administrative expenses or other indirect costs will be allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate.

TAX ALLOCATIONS

         Income taxes shall be allocated to each division based upon the financial statement income, taxable income, credits and other amounts properly allocable to such division under generally accepted accounting principles as if each division were a separate taxpayer; provided, however, that as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions in proportion to their taxable income without any compensating payment or allocation.

ACQUISITIONS OF PROGRAMS, PRODUCTS OR ASSETS

         Upon the acquisition by Genzyme from a third party of any programs, products or assets (whether by acquisition of assets or stock, merger, consolidation or otherwise), the aggregate cost of the acquisition and the programs, products or assets acquired shall be allocated among the divisions of Genzyme. In the case of material acquisitions, such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to each division and to holders of the common stock representing each division, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

DISPOSITION OF PROGRAMS, PRODUCTS OR ASSETS

         Upon any sale, transfer, assignment or other disposition by Genzyme of any product, program or asset not consisting of all or substantially all of the assets of a division, all proceeds from such disposition shall be allocated to the division to which the program, product or asset had been allocated. If the program, product or asset was allocated to more than one division, the proceeds of the disposition shall be allocated among such divisions based on their respective interests in such program, product or asset. Such allocation shall be made in a manner determined by the Genzyme Board to be fair and reasonable to such divisions and to holders of the common stock representing such divisions, taking into account such matters as the Genzyme Board and its financial advisors, if any, deem relevant. Any such determination by the Genzyme Board will be final and binding on all holders of common stock.

INTERDIVISION ASSET TRANSFERS

         The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations shall be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of such program, the phase of clinical development of such program, the expenses associated with realizing any income from such program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors, if any, deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GMO or to GTR, the Genzyme Board may elect to account for such reallocation as an increase in the Designated Shares representing the division to which such assets are reallocated in accordance with the provisions of the Genzyme Charter.

         Notwithstanding the foregoing, no Key GMO Program or Key GTR Program, as defined below, may be transferred out of GMO or GTR, respectively, without a class vote of the holders of the common stock representing the division from which such Key GMO Program or Key GTR Program is to be removed unless the Genzyme Board determines that (i) in the case of a Key GMO Program, such Key GMO Program has application outside of the field of oncology (in which case it may be transferred out only for the non-oncology applications; provided, however, that the SAGE Service (as herein defined) may not be transferred out of GMO for any application without the approval of the holders of GMO Stock voting as a separate class); and (ii) in the case of a Key GTR Program, such Key GTR Program has application outside of the field of tissue repair (in which case it may be transferred out only for the non-tissue repair applications).

         A "Key GMO Program" is any of the following:

                  (i) use of SAGE technology licensed from JHU for third parties (the "SAGE Service");

                  (ii) the clinical program developing adenovirus vectors containing the tumor antigens MART-1 or gp100 for the treatment of melanoma;

                  (iii) the "suicide" gene therapy research program developing adenovirus and lipid vectors containing genes to enhance chemotherapy for oncology indications;

                  (iv) the research program developing adenovirus and lipid vectors containing tumor suppressor genes for oncology indications;

                  (v) the research program developing adenovirus and lipid vectors containing genes to regulate the immune system for oncology indications, including heat shock proteins;

                  (vi) the research program developing antibody-targeted gene therapy for the treatment of tumors; and

                  (vii) any additional program, product or service being developed from time to time in GMO which (a) constituted 20% or more of the research and development budget of GMO in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GMO.

         A "Key GTR Program" is any of the following:

                  (i) Vianain(R) for debridement of necrotic or damaged tissue;

                  (ii) TGF-(beta)(2) for all indications licensed from Celtrix Pharmaceuticals, Inc. as of December 16, 1994;

                  (iii) Epicel(sm) cultured epithelial cell autografts for tissue replacement or repair;

                  (iv) Acticel(sm) cultured epithelial cell allografts for tissue replacement or repair;

                  (v) CARTICEL(R) Autologous Chondrocyte Service; and

                  (vi) any additional tissue repair program or product being developed from time to time in GTR which (a) constituted 20% or more of the research and development budget of GTR in any one of the three most recently completed fiscal years or (b) has had a cumulative investment of $8 million or more in research and development expenses by GTR.

         The foregoing policies regarding transfers of assets between divisions will not be changed by the Genzyme Board without the approval of the holders of the GMO Stock and the GTR Stock, each voting as a separate class; provided, however, that if a policy change affects GMO or GTR alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

OTHER INTERDIVISION TRANSACTIONS

         This policy shall cover interdivision transactions other than asset transfers, which shall be subject to the policy regarding Interdivision Asset Transfers. From time to time, a division may engage in transactions directly with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Such transactions shall be subject to the following conditions:

                  (i) Research performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. Such costs shall be allocated in the manner described above under "Expense Allocation," and the division performing the research will not recognize revenue as a result of performing such research.

                  (ii) Corporate and general and administrative services will be provided by each division to any other division requesting such services on a cost basis and such costs shall be allocated in the manner described above under "Expense Allocation."

                  (iii) Other than research, corporate and general and administrative services, interdivision transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties.

                  (iv) Any interdivision transaction (a) to be performed on terms and conditions that deviate from the policies set forth in subparagraphs
(i), (ii) or (iii) above and (b) that is material to one or more of the participating divisions will require approval by the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each such division.

                  (v) If a division (the "Purchasing Division") requires any product or service from which another division (the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to the determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to holders of common stock representing each division and that the Purchasing Division will accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

                  (vi) Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the best borrowing rate available to Genzyme for a loan of like type and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division.

ACCESS TO TECHNOLOGY AND KNOW-HOW

         Each of GMO, Genzyme General and GTR will have free access to all technology and know-how of Genzyme that may be useful in such division's business, subject to any obligations or limitations applicable to Genzyme.

DISPOSITION OF GMO DESIGNATED SHARES AND GTR DESIGNATED SHARES

                  (i) The GMO Designated Shares and the GTR Designated Shares may be (a) issued upon the exercise or conversion of outstanding stock options, warrants or convertible securities allocated to Genzyme General, (b) subject to the restrictions set forth below under "Issuance of Additional Shares of Any Series of Common Stock," sold for any valid business purpose or (c) distributed as a dividend to the holders of shares of GGD Stock, all as determined from time to time by the Genzyme Board, subject to the following policies regarding annual distributions.

                  (ii) If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to stock options, stock purchase rights, warrants or other securities convertible into or exercisable for shares of GGD Stock outstanding on such date ("GGD Convertible Securities") as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of:

                           (a) the number of GMO Designated Shares reserved for
issuance upon the exercise or conversion of GGD Convertible Securities and

                           (b) the number of GMO Designated Shares reserved by
the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

                  (iii) If, as of May 31 of each year starting May 31, 1997, the number of GTR Designated Shares on such date (not including those reserved for issuance with respect to GGD Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GTR Stock then issued and outstanding, then substantially all GTR Designated Shares will be distributed to holders of record of GGD Stock subject to reservation of a number of such shares equal to the sum of:

                           (a) the number of GTR Designated Shares reserved for
issuance upon the exercise or conversion of GGD Convertible Securities and

                           (b) the number of GTR Designated Shares reserved by
the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General.

ISSUANCE AND SALE OF ADDITIONAL SHARES OF COMMON STOCK

         When additional shares of common stock are issued and sold by Genzyme, Genzyme will identify (i) the number of such shares issued and sold for the account of the division to which they relate, the proceeds of which will be allocated to and reflected in the financial statements of such division and (ii) the number of such shares issued and sold that shall reduce the number of Designated Shares of such division. Notwithstanding the foregoing, Genzyme will not sell any GMO Designated Shares or GTR Designated Shares (except upon exercise or conversion of options, warrants or convertible securities issued by Genzyme General that were adjusted as a result of a dividend of GMO Stock or GTR Stock paid to holders of GGD Stock) unless (i) the Genzyme Board determines that GMO or GTR, as the case may be, has cash sufficient to fund its operations for at least the next

12 months or (ii) shares of GMO Stock or GTR Stock, as the case may be, are concurrently being sold for the account of GMO or GTR, respectively, in an amount that will produce proceeds sufficient to fund such division's cash needs for the next 12 months.

OPEN MARKET PURCHASES OF SHARES OF COMMON STOCK

         Genzyme may make open market purchases of any series of its common stock in accordance with applicable securities law requirements; provided, however, that in no event shall any such purchases be made if as an immediate result thereof the number of Designated Shares representing a division will exceed 60% of the number of shares of such division outstanding plus such number of Designated Shares. Notwithstanding the foregoing, within 90 days of any open market purchase of the common stock representing any division, Genzyme may not exercise the right provided under the Genzyme Charter to exchange shares representing such division for cash and/or shares of GGD Stock.

CLASS VOTING

         In addition to any stockholder approval required by Massachusetts law, whenever the approval of the holders of the common stock representing a division is required to take any action pursuant to these policies or the Genzyme Charter, such requirement shall be satisfied if a meeting of the holders of the common stock representing such division is held at which a quorum is present and the votes cast in favor of the proposed action exceed the votes cast against.

NON-COMPETE

         Genzyme will not develop products or services outside of GMO or GTR which compete or would compete with products or services being developed or sold by GMO or GTR, respectively, other than through joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties, which transactions shall be subject to the conditions set forth in the policy regarding Other Interdivision Transactions.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for GMO Stock. No prediction can be made as to the effect, if any, that market sales of shares of GMO Stock or the availability of shares of GMO Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales or other distributions of substantial amounts of GMO Stock in the public market after the events described below could adversely affect the prevailing market price of the GMO Stock and the ability of GMO to raise equity capital in the future.

         Upon completion of this offering, _______________ shares of GMO Stock will be outstanding. See "Capitalization." In addition to these shares, approximately ________________ GMO Designated Shares have been reserved for issuance for the benefit of Genzyme General or its stockholders. Of these shares, 6,000,000 were reserved as compensation to Genzyme General for the assets it contributed to GMO upon its formation, ______________ were reserved as a result of the conversion of principal and interest outstanding under Genzyme's $__________ loan to PharmaGenics, Inc. and ___________ will be reserved upon completion of this offering upon conversion of GMO's $____________ draw under the Equity Line. Genzyme may issue these GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate all of the proceeds therefrom to Genzyme General.

         All of the shares of GMO Stock outstanding prior to this offering were issued to the former preferred stockholders of PharmaGenics, Inc. upon its acquisition by Genzyme in [June] 1997. The merger agreement relating to the acquisition provides that all certificates for GMO Stock issued to such stockholders will be held by Genzyme's transfer agent, and that no transfers of GMO Stock may be made, until the earlier of:

                  (i) in the case of certificates to be issued to the executive officers and directors of PharmaGenics, Inc. and each of HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., Hudson Trust, Everest Trust, PaineWebber R&D Partners III, L.P. and their respective affiliates, who hold an aggregate of ____________ shares of GMO Stock, (a) 270 days after the effective date of the Registration Statement and (b) the distribution or sale of GMO Designated Shares by Genzyme to the public; and

                  (ii) in the case of certificates to be issued to all other PharmaGenics, Inc. preferred stockholders, (a) 180 days after the effective date of the Registration Statement and (b) the distribution or sale of GMO Designated Shares by Genzyme to the public.

Genzyme has agreed that it will not, without the consent of two of the Representatives, (i) waive the foregoing provisions relating to the timing of the issuance of GMO Stock certificates to the former PharmaGenics, Inc. stockholders or (ii) distribute or sell GMO Designated Shares until 360 days following the effective date of the Registration Statement.

         Upon delivery of the GMO Stock certificates to PharmaGenics, Inc. preferred stockholders, all shares of GMO Stock represented by such certificates will be freely tradeable without restriction under the Securities Act, except for shares held by "affiliates," as that term is defined in the Securities Act, of either Genzyme or PharmaGenics, Inc., which shares are restricted from resale pursuant to Rule 145 under the Securities Act.

                                  UNDERWRITING

         The Underwriters named below, for whom PaineWebber Incorporated, Credit Suisse First Boston Corporation and Cowen & Company are acting as Representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement between Genzyme and the Representatives dated
, 1997 (the "Underwriting Agreement"), to purchase from Genzyme, and Genzyme has agreed to sell to the Underwriters, the number of shares of GMO Stock set forth opposite their respective names below:


         Underwriters                                           Number of Shares
         ------------                                           ----------------

         PaineWebber Incorporated.............................
         Credit Suisse First Boston Corporation...............
         Cowen & Company......................................
                                                                ----------------
                                  Total.......................
                                                                ================

         Genzyme has been advised by the Representatives that the Underwriters propose to offer the shares of GMO Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities
dealers at such price, less a concession not in excess of $      per share, and
that the Underwriters and such dealers may reallow to other dealers, including
the Underwriters, a discount not in excess of $      per share. After the
commencement of the initial public offering, the concessions to selected dealers and the discounts to other dealers may be changed by the Representatives.

         Genzyme has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, under which the
Underwriters may purchase up to an additional           shares of GMO Stock from
Genzyme at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise the option only to cover over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of GMO Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

         Genzyme has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

         Genzyme has agreed that it will not, without the consent of two of the Representatives, distribute or sell GMO Designated Shares until 360 days following the effective date of the Registration Statement. All of the other shares of GMO Stock outstanding prior to this offering were issued to the former preferred stockholders of PharmaGenics, Inc. upon its acquisition by Genzyme in [June] 1997 and the merger agreement relating to the acquisition places limits on the ability of such stockholders to transfer their shares for specified periods of time following this offering. See "Shares Eligible For Future Sale."

         Prior to this offering, there has been no public market for GMO Stock. Consequently, the initial public offering price for the GMO Stock offered hereby will be determined through negotiations between Genzyme and the Representatives and may not be indicative of the market price of GMO Stock following this offering. Among the factors to be considered in such negotiations will be prevailing market conditions, certain financial information of GMO, market valuations of other companies that Genzyme and the Representatives believe to be comparable to GMO, estimates of the business potential of GMO, the present state of GMO's development, the current state of the economy as a whole and other factors deemed relevant.

         During and after the offering, the Underwriters may purchase and sell GMO Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of GMO Stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of GMO Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

         Because Credit Suisse First Boston (Hong Kong) Ltd., an affiliate of Credit Suisse First Boston Corporation, holds all of Genzyme's subordinated debt, this offering is being conducted pursuant to National Association of Securities Dealers, Inc. (the "NASD") Conduct Rule 2720. In accordance with these provisions, _____________ is acting as qualified independent underwriter ("QIU"), and the offering price of the GMO Stock will be no higher than that recommended by the QIU. The QIU has participated in the preparation of the Registration Statement of which this Prospectus is a part and has performed the due diligence with respect thereto. In addition, no NASD member participating in the distribution will be permitted to confirm sales to accounts over which it exercises discretionary authority without the prior specific written consent of the customer.

         Credit Suisse First Boston Corporation and PaineWebber Incorporated provided financial advisory services to Genzyme and BioSurface Technology, Inc., respectively, in connection with Genzyme's acquisition of BioSurface in December 1994. The Representatives also acted as underwriters in Genzyme's public offerings of GGD Stock and GTR Stock in 1995. PaineWebber Incorporated provided financial advisory services to PharmaGenics, Inc. in connection with its acquisition by Genzyme and in February 1997 Credit Suisse First Boston (Hong
Kong) Ltd., an affiliate of Credit Suisse First Boston Corporation, purchased debt securities of Genzyme convertible into GTR Stock within six months of the acquisition of such securities. In addition, the Representatives and certain other Underwriters have from time to time provided other investment banking services to Genzyme for customary fees and may continue to do so in the future.


                                  LEGAL MATTERS

         The validity of the GMO Stock offered hereby will be passed upon for Genzyme by Palmer & Dodge LLP, Boston, Massachusetts. Certain legal matters will be passed upon for Genzyme by Peter Wirth, Executive Vice President and Chief Legal Officer of Genzyme and Elizabeth Lassen, Director, Gene Patenting of Genzyme. As of April 1, 1997, Mr. Wirth beneficially owned 39,420 and 9,540 shares of GGD Stock and GTR Stock, respectively, including 39,106 and 9,540 shares of GGD Stock and GTR Stock, respectively, subject to options exercisable within 60 days. As of April 1, 1997, Ms. Lassen beneficially owned 6,361 shares of GGD Stock subject to options exercisable within 60 days. The validity of the GMO Stock will be passed upon for the Underwriters by Shearman & Sterling, New York, New York, who will rely as to all matters of Massachusetts law upon the opinion of Palmer & Dodge LLP.


                                     EXPERTS

         The consolidated balance sheets of Genzyme as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 included in Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996, and the financial statement schedules appearing therein, incorporated by reference into this

Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined balance sheets of Genzyme General and GTR as of December 31, 1995 and 1996, and the related combined statements of operations and cash flows for each group for each of the three years in the period ended December 31, 1996, have also been incorporated by reference herein in reliance on the respective reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The combined balance sheets of GMO as of December 31, 1995 and 1996, and the related combined statements of operations and deficit accumulated during the development stage, cash flows and division equity for the period from December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996, have also been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         Genzyme has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the GMO Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, but do provide an accurate summary of the material terms thereof. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the Commission's offices as described below.

         Genzyme is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Reports, proxy and information statements filed pursuant to Sections 14(a) and 14(c) of the Exchange Act and other information filed with the Commission, as well as copies of the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by Genzyme with the Commission (File No. 0-14680) are hereby incorporated by reference, except as superseded or modified herein:

         1. Genzyme's Annual Report on Form 10-K for the year ended December 31, 1996; and

         2. Genzyme's Current Reports on Form 8-K filed on February 4, 1997 and April 1, 1997.

         [Upon completion of Genzyme's proposed acquisition of PharmaGenics, Inc., Genzyme will file a current report on Form 8-K relating to such acquisition, with such report containing historical financial statements of PharmaGenics, Inc. Once filed, Genzyme will incorporate such report by reference into this Prospectus.]

         All documents filed by Genzyme pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Genzyme will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Genzyme Corporation at its principal executive offices located at One Kendall Square, Cambridge, Massachusetts 02139, attention: Shareholder Services, telephone (617) 252-7526.

                       GENZYME MOLECULAR ONCOLOGY DIVISION

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                    PAGE(S)
                                                                                                    -------
I.   COMBINED FINANCIAL STATEMENTS:

     Report of Independent Accountants ..........................................................     F-2

     Combined Statements of  Operations for the Period from December 1, 1994 (Date of Inception)
       to December 31, 1994, for the Years Ended  December 31, 1995 and 1996, and Cumulative from
       December 1, 1994 (Date of Inception) to December 31, 1996 ................................     F-3

     Combined Balance Sheets as of December 31, 1995 and 1996 ...................................     F-4

     Combined Statements of Cash Flows for the Period from December 1, 1994 (Date of Inception)
       to December 31, 1994, for the Years Ended December 31,1995 and 1996, and Cumulative from
       December 1, 1994 (Date of Inception) to December 31, 1996 ................................     F-5

     Combined Statements of Division Equity for the for the Period from December 1, 1994
       (Date of Inception) to December 31, 1994 and for the Years Ended December 31 1995
       and 1996 .................................................................................     F-6

     Notes to Combined Financial Statements .....................................................     F-7

II.  UNAUDITED PRO FORMA FINANCIAL STATEMENTS:

     INTRODUCTION ...............................................................................     F-16

     Pro Forma Combined Balance Sheets as of December 31, 1996 ..................................     F-17

     Pro Forma Combined Statements of Operations for the Year Ended December 31, 1996 ...........     F-18

     Notes to Unaudited Pro Forma Financial Statements ..........................................     F-19

GENZYME MOLECULAR ONCOLOGY

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of GENZYME CORPORATION:

We have audited the accompanying combined balance sheets of Genzyme Molecular Oncology (a development stage enterprise, as described in Note 1) as of December 31, 1995 and 1996 and the related combined statements of operations, cash flows and division equity for the period from December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996. The combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Genzyme Molecular Oncology (a development stage enterprise) as of December 31, 1995 and 1996 and the combined results of its operations and its cash flows for the period December 1, 1994 (Date of Inception) through December 31, 1994, for the years ended December 31, 1995 and 1996 and cumulative for the period from December 1, 1994 (Date of Inception) through December 31, 1996, in conformity with generally accepted accounting principles.

As more fully described in Note 1 to these financial statements, Genzyme Molecular Oncology (a development stage enterprise) is a business group of Genzyme Corporation; accordingly, the combined financial statements of Genzyme Molecular Oncology should be read in connection with the audited consolidated financial statements of Genzyme Corporation and subsidiaries.





                                              Coopers & Lybrand L.L.P.


Boston, Massachusetts
April 7, 1997

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF OPERATIONS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                    FOR THE                                      CUMULATIVE
                                    PERIOD                                         FROM
                                  DECEMBER 1,                                    DECEMBER 1,
                                 1994 (DATE OF     FOR THE        FOR THE      1994 (DATE OF
                                  INCEPTION)         YEAR           YEAR         INCEPTION)
                                   THROUGH          ENDED          ENDED          THROUGH
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                     1994            1995           1996            1996
                                 -------------   ------------   ------------   -------------
Operating Expenses:
  General and administrative ..     $  8            $  87         $   185         $   280
  Research and development ....       29              377             818           1,224
                                    ----            -----         -------         -------
  Total operating expenses ....       37              464           1,003           1,504
                                    ----            -----         -------         -------

Net loss ......................     $(37)           $(464)        $(1,003)        $(1,504)
                                    ====            =====         =======         =======


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED BALANCE SHEETS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                                               DECEMBER 31,
                                                            1996          1995
                                                            ----          ----
LIABILITIES AND DIVISION EQUITY

COMMITMENTS AND CONTINGENCIES (See notes 1, 3, 4 and 6)

DIVISION EQUITY
  Parent Company investment .........................     $ 1,504         $ 501
  Deficit accumulated during the development stage ..      (1,504)         (501)
                                                          -------         -----
Total division equity ...............................     $     0         $   0
                                                          =======         =====


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF CASH FLOWS
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                           FOR THE                                                 CUMULATIVE
                                           PERIOD                                                     FROM
                                         DECEMBER 1,                                               DECEMBER 1,
                                        1994 (DATE OF         FOR THE            FOR THE         1994 (DATE OF
                                         INCEPTION)            YEAR               YEAR             INCEPTION)
                                          THROUGH              ENDED              ENDED             THROUGH
                                        DECEMBER 31,        DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                            1994               1995                1996               1996
                                        -------------       ------------       ------------      -------------
OPERATING ACTIVITIES
Net loss                                     $(37)              $(464)           $(1,003)           $(1,504)
                                             ----               -----            -------            -------
Net cash used by operating activities         (37)               (464)            (1,003)            (1,504)

FINANCING ACTIVITIES
Parent Company investment                      37                 464              1,003              1,504
                                             ----               -----            -------            -------

CHANGE IN CASH                               $  0               $   0            $     0            $     0
                                             ====               =====            =======            =======


              The accompanying notes are an integral part of these
                         combined financial statements.

GENZYME MOLECULAR ONCOLOGY
COMBINED STATEMENTS OF DIVISION EQUITY
(A DEVELOPMENT STAGE ENTERPRISE)
(dollars in thousands)

                                                     DEFICIT
                                                   ACCUMULATED
                                   PARENT          DURING THE           TOTAL
                                  COMPANY          DEVELOPMENT         DIVISION
                                 INVESTMENT           STAGE             EQUITY
                                 ----------        -----------         --------
BALANCE AT DECEMBER 1, 1994
   (DATE OF INCEPTION)              $    0           $     0            $     0
Net loss                                --               (37)               (37)
Parent Company Investment               37                --                 37
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1994            37               (37)                 0

Net loss                                --              (464)              (464)
Parent Company Investment              464                --                464
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1995           501              (501)                 0

Net loss                                --            (1,003)            (1,003)
Parent Company Investment            1,003                --              1,003
                                    ------           -------            -------
BALANCE AT DECEMBER 31, 1996        $1,504           $(1,504)           $     0
                                    ======           =======            =======


              The accompanying notes are an integral part of these
                         combined financial statements.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
Genzyme Molecular Oncology ("GMO"), a division of Genzyme Corporation (the "Company" or "Genzyme"), conducts research and development programs in the areas of molecular oncology and gene therapy for the treatment of cancer. Through GMO, Genzyme seeks to create a focused, integrated oncology business that will develop and commercialize novel diagnostic and therapeutic products and services based on molecular tools and genomic information. GMO on its own, and in combination with partners, will develop, manufacture and market technologically advanced products and services for the diagnosis, treatment and prevention of cancer. GMO operations under the existing Genzyme programs being combined to form GMO commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned.

BASIS OF PRESENTATION
The combined financial statements of GMO include the balance sheets, results of operations and cash flows of Genzyme's molecular oncology operations, which were part of Genzyme General Division ("Genzyme General") during the periods presented. GMO's financial statements are prepared using the amounts included in Genzyme's consolidated financial statements. Corporate allocations reflected in these financial statements are determined based upon methods which management believes to be reasonable (see Note 2).

The stockholders of Genzyme and PharmaGenics, Inc. ("PharmaGenics") are being asked to approve a merger agreement between Genzyme and PharmaGenics (the "Merger Proposal", see also Note 7 "PharmaGenics Merger"). The merger agreement provides for the merger of PharmaGenics into Genzyme ("the Merger") in exchange for shares of a new Genzyme security to be designated Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). The GMO Stock is intended to reflect the value and track the performance of GMO.

The stockholders of Genzyme are also being asked to approve the amendment and restatement of Genzyme's Restated Articles of Organization (the "Genzyme Charter") to (i) redesignate each of Genzyme's existing classes of common stock as a series of a single class of common stock and (ii) authorize 150,000,000 shares of undesignated common stock which may be issued from time to time by the Genzyme Board of Directors (the "Genzyme Board") in one or more additional series (the "Genzyme Charter Proposal").

If the Genzyme Charter Proposal is approved and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the Merger Proposal and the Merger is completed, the Merger Proposal authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a separate class of Genzyme common stock. This capital structure has not been reflected in these financial statements because its creation is contingent upon approval by Genzyme's stockholders.

If the Merger is completed, Genzyme will provide to holders of GMO Stock separate financial statements, management's discussion and analysis, descriptions of business and other relevant information for GMO. Notwithstanding the attribution of assets and liabilities, including contingent liabilities, between Genzyme General, Genzyme Tissue Repair Division ("GTR") and GMO for the purposes of preparing their respective financial statements, this attribution and the change in the capital structure of Genzyme contemplated by the Genzyme Charter Proposal will not affect legal title to such assets or responsibility for such liabilities of Genzyme or any of its subsidiaries. Holders of GMO Stock will be common stockholders of Genzyme, which will continue to be responsible for all of its liabilities. Liabilities or contingencies of Genzyme General, GTR or of GMO could affect the financial condition or results of operations of the other Divisions. Accordingly, the GMO combined financial statements should be read in connection with Genzyme's consolidated financial statements.

Under the terms of the Genzyme Charter, dividends to be paid to the holders of GMO Stock will be limited to the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined in the Genzyme Charter. Although there is no requirement to do so, the Genzyme Board would declare and pay cash dividends on GMO Stock, if any, based primarily on earnings, financial condition, cash flow and business requirements of GMO. There is currently no intention of paying cash dividends.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


Except as otherwise provided in such policies, the management and accounting policies applicable to the presentation of the financial statements of GMO may be modified or rescinded at the sole discretion of the Genzyme Board without approval of the stockholders, subject only to the Genzyme Board's fiduciary duty to Genzyme's stockholders.

PRINCIPLES OF COMBINATION
The accompanying combined financial statements reflect the combined accounts of all of Genzyme's programs in the area of molecular oncology and Genzyme's rights under its agreements with third parties relating to gene therapies for the treatment of cancer. All material intercompany items and transactions have been eliminated in combination.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reporting of assets, liabilities, revenues, expenses and contingencies reported. Actual results could differ from these estimates.

RESEARCH AND DEVELOPMENT
Research and development costs are expensed as incurred.

INCOME TAXES
GMO uses the asset and liability method of accounting for income taxes. The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement and the tax basis of assets and liabilities (see Note 2).

NET LOSS PER SHARE
Historical loss per share information is omitted from the statements of operations as the GMO Stock was not part of the capital structure of Genzyme for the periods presented. Following issuance of the GMO Stock, the method of calculating earnings per share for GMO would reflect the terms of the Restated Articles of Organization, which provide that dividends may be declared and paid out of the lesser of funds of Genzyme legally available for the payment of dividends and the Available GMO Dividend Amount, as defined. GMO would compute earnings (loss) per share by dividing the earnings attributable to GMO by the weighted average number of shares of GMO Stock and dilutive common stock equivalents outstanding during the applicable period. Earnings (loss) attributable to GMO would generally equal GMO's net income or (loss) for the relevant period determined in accordance with generally accepted accounting principles in effect at such time, adjusted by the amount of tax benefits allocated to or from GMO pursuant to the management and accounting policies adopted by the Genzyme Board. The policies provide that, as of the end of any fiscal quarter of Genzyme, any projected annual tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to the other divisions without any compensating payment or allocation.

ACCOUNTING FOR STOCK-BASED COMPENSATION
The Genzyme stockholders are being asked to approve amendments to the existing Genzyme 1990 Equity Incentive Plan (the "Equity Plan") and the 1988 Director Stock Option Plan (the "Director Stock Option Plan") that would allow for the issuance of shares of GMO Stock under such plans, in addition to the GGD Stock and GTR Stock already included in such plans. If the amendments are approved by the Genzyme stockholders and the Merger is completed, the Plan will permit the granting of options to purchase GMO Stock to employees. No options to purchase GMO Stock have been granted under the Plan (see Note 3, Division Equity, "Stock Options"). GMO has adopted the disclosure-only alternative for accounting for stock-based employee compensation as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and GMO will disclose pro forma net income and pro forma earnings per share information in the footnotes to the combined financial statements using the fair value based method when employee stock options are granted.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


UNCERTAINTIES
GMO is subject to risks common to companies in the biotechnology industry, including but not limited to, development by GMO or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, health care cost containment initiatives, product liability and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the U.S. Food and Drug Administration.

NOTE 2.  RELATED PARTY TRANSACTIONS

Genzyme allocates certain corporate general and administrative expenses, research and development expenses and income taxes in accordance with the policies described below. Effective upon completion of the Merger, the Genzyme Board has amended the policies which govern the management of Genzyme General and GTR to include the management of GMO and to add certain new policies governing interdivision transactions. The following policies, with the exception of Interdivision Asset Transfers, may be further modified or rescinded by action of the Genzyme Board, or the Genzyme Board may adopt additional policies, without approval of the stockholders of Genzyme, subject only to the Genzyme Board's fiduciary duty to the Genzyme stockholders, although the Genzyme Board has no present intention to do so.

   FINANCIAL MATTERS
   As a matter of policy, the Company manages the financial activities of Genzyme General, GTR and GMO on a centralized basis. These financial activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock. During the period December 1, 1994 (Date of Inception) to December 31, 1996, the Company attributed none of its short-term and long-term debt to GMO based upon the specific purpose for which the debt was incurred and the cash flow requirements of GMO. Accordingly, none of the Company's interest expense has been allocated to GMO. The Company believes this method of allocation to be equitable and a reasonable estimate of such costs as if GMO operated on a stand-alone basis.

   Loans may be made from time to time between divisions. Any such loan of $1 million or less will mature within 18 months and interest will accrue at the lowest borrowing rate available to Genzyme for a loan with similar terms and duration. Amounts borrowed in excess of $1 million will require approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the material terms of such loan, including the interest rate and maturity date, are fair and reasonable to each participating division and to holders of the common stock representing such division. To date no such borrowings have occurred.

   SHARED SERVICES
   GMO will operate as a division of Genzyme with its own personnel and financial resources, however, GMO will have access to Genzyme's extensive research and development capabilities, manufacturing facilities, and worldwide clinical development the costs of which are allocated to each division in a reasonable and consistent manner based on utilization by the division of the services to which such costs relate. Genzyme's corporate general and administrative functions are performed primarily by Genzyme General. General and administrative expenses and research and development expenses have been allocated to GMO as if GMO operated on a stand-alone basis. Management believes that such allocation is a reasonable estimate of such expenses.

   INCOME TAXES
   GMO is included in the consolidated U.S. federal income tax return filed by Genzyme. Genzyme allocates current and deferred taxes to the Divisions using the asset and liability method of accounting for income taxes and as if the Divisions were separate taxpayers. Accordingly, the realizability of deferred tax assets is assessed at the division level. The sum of the amounts calculated for individual divisions of Genzyme may not equal the consolidated amount under this approach.

   Pursuant to the management and accounting policies adopted by the Genzyme Board, as of the end of any fiscal quarter of Genzyme, any projected tax benefit attributable to any division that cannot be utilized by such division to offset or reduce its current or deferred income tax expense may be allocated to any other division without any compensating payment or allocation. The treatment of such allocation for purposes of earnings per share computation is discussed in Note 1, "Net Loss Per Share".

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


   ACCESS TO TECHNOLOGY AND KNOW-HOW
   GMO has free access to all technology and know-how of Genzyme that may prove useful in GMO's business, subject to any obligations or limitations applicable to Genzyme. The costs of developing this technology remain in the business unit responsible for its development.

   INTERDIVISION ASSET TRANSFERS
   The following policy regarding the transfer of assets between divisions may not be changed by the Genzyme Board without the approval of the holders of Genzyme Tissue Repair Common Stock ("GTR Stock") and the GMO Stock, each voting as a separate class; provided, however, that if a policy change affects GTR or GMO alone, only holders of shares representing the affected division will be entitled to a class vote on such matter.

   The Genzyme Board may at any time and from time to time reallocate any program, product or other asset from one division to any other division. All such reallocations will be done at fair market value, determined by the Genzyme Board, taking into account, in the case of a program under development, the commercial potential of the program, the phase of clinical development of the program, the expenses associated with realizing any income from the program, the likelihood and timing of any such realization and other matters that the Genzyme Board and its financial advisors deem relevant. The consideration for such reallocation may be paid by one division to another in cash or other consideration, in lieu of cash, with a value equal to the fair market value of the assets being reallocated or, in the case of a reallocation of assets from Genzyme General to GTR or GMO, the Genzyme Board may elect to account for such reallocation of assets as an increase in Designated Shares representing the division to which such assets are reallocated. Notwithstanding the foregoing, no Key GMO Program, as defined in the management and accounting policies, may be transferred out of GMO without a class vote of the holders of GMO Stock and no Key GTR Program, as defined in the management and accounting policies, may be transferred out of GTR without a class vote of the holders of GTR Stock.

   OTHER INTERDIVISION TRANSACTIONS
   From time to time, a division may engage in transactions with one or more other divisions or jointly with one or more other divisions and one or more third parties. Such transactions may include agreements by one division to provide products and services for use by another division and joint ventures or other collaborative arrangements involving more than one division to develop new products and services jointly and with third parties. Research and development performed by one division for the benefit of another division will be charged to the division for which work is performed on a cost basis. The division performing the research will not recognize revenue as a result of performing such research. Corporate general and administrative services will be provided by each division to any other division requesting such services on a cost basis. Other interdivisional transactions shall be on terms and conditions that would be obtainable in transactions negotiated at arm's length with unaffiliated third parties. Any interdivisional transaction to be performed on terms and conditions other than those previously set forth and that is material to one or more of the participating divisions will require the approval of the Genzyme Board, which approval shall include a determination by the Genzyme Board that the transaction is fair and reasonable to each participating division and to holders of the common stock representing each division.

   If a division (the "Purchasing Division") requires any product or service from which another division ( the "Selling Division") derives revenues from sales to third parties (a "Commercial Product or Service"), the Purchasing Division may solicit from the Selling Division a bid to provide such Commercial Product or Service in addition to any bids solicited by the Purchasing Division from third parties. Subject to determination by the Genzyme Board that the bid of the Selling Division is fair and reasonable to each division and to their respective stockholders and that the Purchasing Division is willing to accept the Selling Division's bid, the Purchasing Division may accept any bid deemed to offer the most favorable terms and conditions for providing the Commercial Product or Service sought by the Purchasing Division.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 3.  DIVISION EQUITY
The presentation of Division Equity reflects the amounts expended by Genzyme on programs being attributed to GMO and, accordingly, such amounts are reflected as a parent company investment.

As described in Note 1, "Basis of Presentation", GMO Stock will be created as either a separate class or a separate series of Genzyme Common Stock depending upon whether both the Merger Proposal and the Genzyme Charter Proposal are approved. If the Genzyme stockholders approve the Genzyme Charter Proposal and the Merger is completed, the Genzyme Board will designate the GMO Stock as a new series of authorized common stock of Genzyme. If the Genzyme stockholders do not approve the Genzyme Charter Proposal but approve the Merger Proposal and the Merger is completed, the Merger Agreement authorizes an amendment to the Genzyme Charter that would create the GMO Stock as a new class of authorized common stock of Genzyme. In either event, 40 million shares of GMO Stock will be authorized and will have the same voting rights and privileges described below. Of the authorized shares, 4 million will be issued to effect the Merger (see
Note 7, "PharmaGenics Merger"). In addition, 6 million GMO Designated Shares will be created as a result of the Merger.

GMO DESIGNATED SHARES
Pursuant to the Genzyme Charter, if the Charter Proposal or Merger Proposal is approved, GMO Designated Shares are authorized shares of GMO stock which are not issued or outstanding, but which the Genzyme Board may from time to time issue, sell or otherwise distribute without allocating the proceeds or other benefits of such issuance, sale or distribution to GMO. Designated shares are not eligible to receive any GMO dividends, have no liquidation rights and cannot be voted until they are sold, dividended to Genzyme General stockholders or otherwise distributed. GMO Designated Shares may be (i) issued upon the exercise or conversion of outstanding stock options, warrants or securities allocated to Genzyme General as a result of antidilution adjustments required by the terms of such instruments or approved by the Genzyme Board, (ii) distributed as a dividend to the holders of shares of Genzyme General Division Common Stock ("GGD Stock"), or (iii) sold for any valid business purpose, subject to certain restrictions, subject to the following policies regarding annual distributions determined at the sole discretion of the Genzyme Board. An Equity Line providing for the allocation of up to $25 million of cash from Genzyme General to GMO in exchange for GMO Designated Shares was approved by the Board (see "GMO Equity Line").

If, as of November 30 of each year starting November 30, 1998, the number of GMO Designated Shares on such date (not including those reserved for issuance with respect to Genzyme General Convertible Securities as a result of anti-dilution adjustments required by the terms of such instruments or approved by the Genzyme Board) exceeds ten percent (10%) of the number of shares of GMO Stock then issued and outstanding, then substantially all GMO Designated Shares will be distributed to holders of record of GGD Stock, subject to reservation of a number of such shares equal to the sum of (a) the number of GMO Designated Shares reserved for issuance upon the exercise or conversion of Genzyme General Convertible Securities and (b) the number of GMO Designated Shares reserved by the Genzyme Board as of such date for sale not later than six months after such date, the proceeds of which sale will be allocated to Genzyme General; provided, however, that if prior to November 30, 1998, Genzyme has completed an initial public offering of GMO Stock (the "GMO IPO"), Genzyme may defer the distribution of GMO Designated Shares provided in this policy until the later of November 30, 1998 or 360 days after the date the GMO IPO was completed.


EXCHANGE OF GMO STOCK
Genzyme, subject to certain conditions, will have the right to exchange each outstanding share of GMO Stock for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. Following a disposition of all or substantially all assets of GMO, GMO Stock will be subject to mandatory exchange by Genzyme for cash or shares of GGD Stock at a 30% premium over fair market value, as defined. GGD Stock is not subject to exchange.

VOTING RIGHTS
Holders of GMO Stock will be entitled to 0.25 vote (equal to the ratio of $7.00 to the closing price of one share of GGD Stock as of the date of the Merger Agreement) per share through December 31, 1998. Immediately following consummation of the Merger, holders of GMO Stock will have approximately 1.2% of the voting power of Genzyme. The number of votes to which holders of

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


GMO Stock will be entitled will be adjusted to equal the quotient obtained by dividing (i) the fair market value of one share of GMO Stock by (ii) the fair market value of one share of GGD Stock, on and as of January 1, 1999 and on and as of each January 1 every two years thereafter. If no shares of GGD Stock are outstanding on such date, or if shares of GMO Stock are entitled to vote separately as a series, each share of GMO Stock shall have one vote. Holders of shares of GGD Stock, GTR Stock and GMO Stock vote together as a single series on all matters as to which common stockholders are generally entitled to vote. Except in limited circumstances provided under Massachusetts law and in Genzyme's Restated Articles of Organization, and in the management and accounting policies adopted by the Genzyme Board, holders of common stock of each of the Divisions will have no rights to vote on matters as a separate series. If, when a stockholder vote is taken on any matter as to which a separate vote by either series is not required and the holders of either series of common stock would have more than the number of votes required to approve any such matter, the holders of that series will control the outcome of the vote on that matter.

STOCK OPTIONS
If the proposed amendments to the Equity Plan are approved and the Merger is completed, 1,500,000 shares of GMO Stock will be authorized for issuance under the Equity Plan. Subsequent to the completion of the PharmaGenics Merger (see
Note 7), options under the Equity Plan to purchase GMO Stock will be granted to employees of GMO, to employees of other divisions of Genzyme who will devote a substantial portion of their efforts to GMO and to officers of Genzyme. These options will: (i) have an exercise price equal to the fair market value of GMO Stock on the date of grant, (ii) become exercisable 20% on the Effective Date and 20% on each of the next four anniversaries thereof and (iii) have a term of ten years.

If the proposed amendments to the Director Stock Option Plan are approved and the Merger is completed, 70,000 shares of GMO Stock will be authorized for issuance under the Director Stock Option Plan. These options, which may be granted to all directors of Genzyme who are not employees of Genzyme, will: (i) have an exercise price of equal to the fair market value of GMO Stock on the date of grant, (ii) be exercisable in full on the date of the grant and (iii) have a term of ten years.

EMPLOYEE STOCK PURCHASE PLAN
The Genzyme stockholders are being asked to approve an amendments to the existing Genzyme 1990 Employee Stock Purchase Plan that would allow for the issuance of shares of GMO Stock under such plan, in addition to the GGD Stock and GTR Stock already included in such plan. If the amendment is approved, employees will be permitted to purchase GMO shares at 85% the lower of its fair market value on the first day of an offering period or the applicable exercise date. Under this plan 500,000 shares of GMO Stock are authorized, none are issued.

PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series. The Genzyme Board may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights and privileges of any such series before the issuance of any shares of that series. The Genzyme Board shall determine the number of shares constituting each series of Preferred Stock and each series shall have a distinguishing designation.

GMO EQUITY LINE
To assist GMO in financing its operations prior to the consummation of the private placement (see Note 7) or GMO IPO, the Genzyme Board approved the allocation of up to $25 million in cash from Genzyme General to GMO, subject to reduction by the proceeds of outside financing received by GMO. Amounts drawn under the Equity Line prior to the GMO IPO automatically convert into GMO Designated Shares upon the closing of the GMO IPO at a price that will be between $7.00 and the price to the public in the GMO IPO, with the exact price to be dependent upon the date of each advance and the assumed appreciation or depreciation in the value of the GMO Stock as of such date, assuming straight line appreciation or depreciation over the period from the closing date of the Merger to the closing date of the GMO IPO. Advances made after the GMO IPO will convert upon the date of each advance into such number of GMO Designated Shares determined by dividing the amount of such advance by the Fair Market Value of GMO Stock on such date. The Equity Line will terminate on the third anniversary of the Closing Date. If the GMO IPO has not been completed as of such date, all amounts drawn under the Equity Line as of such date will be repaid in cash or, at the option of the Genzyme Board, may be exchanged for the number of GMO Designated Shares determined by dividing the aggregate of such

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


amounts by the Fair Market Value of GMO Stock on such date. The amount available under the Equity Line will be reduced by the proceeds of any public or private sale by Genzyme of shares of GMO Stock or securities convertible into shares of GMO Stock or otherwise allocable to the Molecular Oncology Division, other than sales pursuant to Genzyme's employee benefit and stock option plans.

NOTE 4.  LICENSE AND DEVELOPMENT AGREEMENTS

The following rights under Genzyme's agreements with third parties relating to gene therapies for the treatment of cancer are considered research and development programs of GMO.

IMPERIAL CANCER RESEARCH TECHNOLOGY LIMITED Genzyme entered into a broad based collaboration with the Imperial Cancer Research Technology Limited ("ICRT"), a wholly-owned subsidiary of the Imperial Cancer Research Fund ("ICRF"), in January 1996 for the purpose of developing cancer gene therapies. Genzyme has committed to provide at total of (pound sterling) 100,000 to ICRF over a two year period under this agreement. Under the agreement, Genzyme also funds a technology manager at the ICRT to identify ICRF gene therapy projects with commercial potential. Genzyme will select specific research projects proposed by ICRF and will receive commercial development rights for these projects in exchange for financial consideration, including research funding and royalties. In conjunction with this Agreement, Genzyme also provides the ICRF with viral and non-viral gene therapy vectors for research use.

NATIONAL CANCER INSTITUTE
In September 1996, Genzyme entered into a three year Collaborative Research and Development Agreement ("CRADA") with the National Cancer Institute ("NCI") to develop treatments for metastatic melanoma. The CRADA covers the use of adenoviral vectors that incorporate the genes for the proprietary melanoma tumor antigen genes, MART-1 and gp100. Under the agreement, Genzyme provides clinical grade adenoviral vectors and research and development funding to support clinical trials at NCI in exchange for an option to an exclusive license to technology developed under the CRADA. Genzyme has committed to provide a total of $300,000 to NCI over a three year period under the CRADA. Research and development expenses incurred under these collaborations were allocated to GMO, and were $85,000 during the year ended December 31, 1996.

NOTE 5.  INCOME TAXES

There was no provision for income taxes due to GMO's operating losses.

The components of net deferred tax assets were as follows:

                                                   DECEMBER 31,
                                        ----------------------------------
                                        1994          1995          1996
                                        ----         -----         -------
DEFERRED TAX ASSETS:
Net operating loss carryforwards        $ 37         $ 501         $ 1,504
Valuation Allowance                      (37)         (501)         (1,504)
                                        ----         -----         -------
Net deferred tax assets                 $  0         $   0         $     0
                                        ====         =====         =======

At the time GMO recognizes these tax assets for generally accepted accounting principles purposes, the resulting deferred tax benefits will be reflected in the tax provision for GMO, however, the benefit of these deferred tax assets has been previously allocated to Genzyme General and will be reflected as a reduction of net income to determine net income attributable to GMO Stock.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


NOTE 6.  BENEFIT PLANS

Genzyme has a domestic employee savings plan under Section 401(k) of the Internal Revenue Code covering substantially all of its domestic employees. The plan allows employees to make contributions up to a specified percentage of their compensation, a portion of which are matched by Genzyme. Genzyme's contributions are allocated to GMO as a component of general and administrative expenses.

NOTE 7.  PHARMAGENICS MERGER

CONSIDERATION

Genzyme entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated as of January 31, 1997 to acquire PharmaGenics, a Delaware corporation engaged in the research and development of pharmaceuticals for the treatment of cancer based in Allendale, New Jersey, through a merger of PharmaGenics with and into Genzyme. The business of PharmaGenics will be allocated to GMO upon consummation of the Merger. Pursuant to the Merger Agreement, the preferred stockholders of PharmaGenics will receive, in the aggregate, 4,000,000 shares of GMO Stock (subject to adjustment as described below), representing the initial equity interest in GMO, and all outstanding shares of common stock of PharmaGenics will be cancelled without receiving any payment. As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 shares of GMO Stock, representing the right to an equity interest in GMO, will be reserved for issuance for the benefit of Genzyme General or its stockholders. Such reserved shares are referred to as the initial GMO Designated Shares. The Genzyme Board may issue the initial GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate the proceeds to Genzyme General.

The Merger Consideration will be reduced (i) by the number of GMO shares having a value equal to the fees payable by PharmaGenics to PaineWebber Incorporated ("PaineWebber") in connection with the Merger and (ii) by the number of shares of GMO Stock having value equal to the amount by which the aggregate fees and expenses (investment banking, legal, accounting and other) payable by PharmaGenics in connection with the Merger exceeds $1,000,000. Genzyme and PharmaGenics have agreed in the Merger Agreement that the value of each share of GMO Stock is $7.00 (the "GMO Per Share Value").

ACCOUNTING
The GMO Stock issued, excluding the effects, if any, of downward adjustments, will be valued at approximately $28.0 million, based on an independent valuation, and the transaction will be accounted for as a purchase. It is anticipated that the purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $4.0 million and assumed liabilities of $1.7 million will be allocated as $1.5 million to the acquired tangible and intangible assets of PharmaGenics based on their respective fair values, $20 million to acquired completed technology rights (to be amortized over 5 years), $7 million to incomplete technology rights acquired, and $4.7 million to Goodwill (to be amortized over 5 years). The nonrecurring charge for in-process technology in the amount of $7 million will be charged to operations in the period in which the Merger is consummated, presently anticipated to be the second quarter of 1997.

BEST EFFORTS PRIVATE PLACEMENT
As a condition to the consummation of the Merger, waivable at Genzyme's discretion, PaineWebber must deliver to Genzyme a commitment letter stating that it will use its best efforts to raise no less than $20 million for GMO in a private placement of GMO Stock or securities convertible into GMO Stock or otherwise allocable to GMO to be commenced within 45 days of the effective time of the Merger on terms mutually agreeable to Genzyme and PaineWebber.

COMDISCO WARRANT
In connection with the PharmaGenics Merger, a warrant to purchase certain shares of PharmaGenics Series A Stock will be converted to a warrant to purchase approximately 9,563 shares of GMO Stock (the "Comdisco Warrant") at $8.04 per share.

                       GENZYME MOLECULAR ONCOLOGY DIVISION
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        (A DEVELOPMENT STAGE ENTERPRISE)


CREDIT FACILITY
Genzyme has made a credit facility (the "Credit Facility") available to PharmaGenics to fund PharmaGenics documented operating costs. Monthly draws against the Credit Facility may be made monthly, up to a maximum amount during December 1996, January 1997, February 1997, March 1997, April 1997 and May 1997 of $250,000, $750,000, $650,000, $450,000, $550,000 and $550,000, respectively.
Amounts not drawn by PharmaGenics in a designated month shall be available to cover documented expenses in any later month (subject to limitations described below). The maximum amount of monthly draws is subject to downward adjustment based on the amount of the gross revenues received by PharmaGenics in the prior month. An additional draw of $250,000 may be made under the Credit Facility if the SAGE patent licensed by PharmaGenics to Johns Hopkins University ("JHU") issues while the Credit Facility is in effect, provided, however, that such draw must be used by PharmaGenics to fulfill its obligation to JHU. In February and March 1997, PharmaGenics borrowed $1,000,000 and $650,000, respectively, under the Credit Facility having provided Genzyme with a projected cash disbursements list of operating costs for the months of February and March.

Amounts advanced under the Credit Facility are evidenced by a Subordinate Convertible Promissory Note which bears interest from the date of each advance at the rate of 8 1/4% per annum and matures on February 10, 2002 (the "Maturity Date"). The Maturity Date will be accelerated upon the closing of one or more financing transactions resulting in aggregate gross proceeds to PharmaGenics of $10 million. Upon consummation of the Merger, the Note will become a liability allocated to GMO, and any outstanding principal amount will be treated as an intracompany loan by Genzyme General to GMO, due on the Maturity Date and convertible at any time prior thereto, at the Genzyme Board's option, into GMO Designated Shares.

If the Merger Agreement is terminated prior to the closing of the Merger, any outstanding principal amount and accrued interest under the Note, or any portion thereof, at any time at Genzyme's option, will be (i) convertible into fully paid and nonassessable shares of preferred stock of PharmaGenics having rights equivalent with the other then-outstanding series of preferred stock of PharmaGenics and having a liquidation preference equal to the initial PharmaGenics Conversion Price (as defined below); (ii) redeemable for SAGE services on commercially reasonable terms; or (iii) applicable against payment of all or any portion of a license fee for a license to the SAGE technology on terms no less favorable than those offered by PharmaGenics to unaffiliated third party licensees. The number of shares of preferred stock issuable upon such a conversion of the Note will be determined by dividing the principal and interest being converted by the PharmaGenics Conversion Price. The initial PharmaGenics Conversion Price is $2.15 and is subject to adjustment upon declaration of any stock dividend on completion of any subdivision or combination of such preferred stock.

                           GENZYME MOLECULAR ONCOLOGY
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION:

These unaudited pro forma financial statements of GMO and the related notes are presented to give effect to the acquisition of PharmaGenics, Inc. ("PharmaGenics") by Genzyme Corporation ("Genzyme") through a merger (the "Merger") of PharmaGenics with and into Genzyme using shares of Genzyme Molecular Oncology ("GMO") Division Common Stock ("GMO Stock")(as described in
Note 1). Pro forma statements of operations have been presented for GMO assuming that the Merger occurred as of January 1, 1996, using the purchase accounting method. A pro forma balance sheet has been presented for GMO assuming that the Merger occurred as of December 31, 1996. Pro forma consolidated financial statements for Genzyme have not been included because the Merger is not considered to have a significant impact on the financial conditions or results of operations of Genzyme. Pro forma financial statements for Genzyme General and GTR have not been included because with respect to Genzyme General, the creation of GMO is not considered to have a material effect and the Merger will have no effect on the financial condition or results of operations of Genzyme General and with respect to GTR, both the creation of GMO and the Merger have no impact on the financial condition and results of operations of GTR.

                           GENZYME MOLECULAR ONCOLOGY
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                             AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)



                                                              Historical                                                   Pro Forma
                                                              Genzyme         Historical          Pro           Foot-      Genzyme
                                                              Molecular      PharmaGenics,        Forma         note       Molecular
                                                              Oncology           Inc.             Adjs.         Ref.       Oncology
                                                              ---------      -------------        -----         ----       ---------
ASSETS
Current assets:
Cash and cash equivalents .........................            $     --         $    486         $     --                   $   486
Accounts receivable ...............................                  --              186               --                       186
Prepaid expenses and other current assets .........                  --               38               --                        38
                                                               --------         --------         --------                   -------
Total current assets ..............................                  --              710               --                       710

Property, plant & equipment, net ..................                  --              783               --                       783

Intangibles, net ..................................                  --               --           20,000        [A]         20,000
Goodwill ..........................................                  --               --            4,739        [A]
                                                                                                    7,600        [A]         12,339
Other assets ......................................                  --               40               --                        40
                                                               --------         --------         --------                   -------
  Total assets ....................................            $     --         $  1,533         $ 32,339                   $33,872
                                                               ========         ========         ========                   =======

       LIABILITIES AND
DIVISION/STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses .............            $     --         $  1,600         $  4,000        [B]          5,600
Deferred revenue ..................................                  --              315             (315)       [C]             --
Current portion of capital lease obligations ......                  --              147               --                       147
                                                               --------         --------         --------                   -------
Total current liabilities .........................                  --            2,062            3,685                     5,747

Long-term capital lease obligations ...............                  --               25               --                        25
Deferred tax liability ............................                  --               --            7,600        [A]          7,600
                                                               --------         --------         --------                   -------
                                                                     --               25            7,600                     7,625

Division equity ...................................                  --               --           27,500        [A]
                                                                                                   (7,000)       [A]
                                                                                                    1,504        [D]
                                                                                                   (1,504)       [D]         20,500
PharmaGenics, Inc. convertible preferred stock ....                  --               74              (74)       [C]
PharmaGenics, Inc. common stock ...................                  --                5               (5)       [C]             --
Parent Company investment .........................               1,504               --           (1,504)       [D]             --
Additional paid-in capital ........................                  --           26,066          (26,066)       [C]             --
Accumulated deficit ...............................              (1,504)         (26,693)           1,504        [D]
                                                                                                   26,693        [C]             --
Deferred compensation .............................                  --               (6)               6        [C]             --
                                                               --------         --------         --------                   -------
Total division/stockholders' equity ...............                  --             (554)          21,054                    20,500
                                                               --------         --------         --------                   -------
Total liabilities and division/stockholders' equity            $     --         $  1,533         $ 32,339                   $33,872
                                                               ========         ========         ========                   =======




               See notes to unaudited pro forma financial statements.

                           GENZYME MOLECULAR ONCOLOGY
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                Historical                                               Pro Forma
                                                Genzyme        Historical         Pro          Foot-     Genzyme
                                                Molecular      PharmaGenics,      Forma        note      Molecular
                                                Oncology           Inc.           Adjs.        Ref.      Oncology
                                                ---------      -------------      -----        ----      ---------
Revenue:
 Research and development revenue .......        $    --         $ 1,418         $    --                 $  1,418

Operating costs and expenses
 General and administrative expenses ....            185           1,756              --                    1,941
 Research and development expenses ......            818           4,499              --                    5,317
 Amortization of intangibles ............             --              --           6,468        [E]         6,468
                                                 -------         -------         --------                --------
    Total operating expenses ............          1,003           6,255           6,468                   13,726
                                                 -------         -------         --------                --------

Operating loss ..........................         (1,003)         (4,837)         (6,468)                 (12,308)

Other income (expenses):
 Interest income ........................             --             120              --                      120
 Interest expense .......................             --             (36)             --                      (36)
                                                 -------         -------         --------                --------

Net loss ................................        $(1,003)        $(4,753)        $(6,468)                $(12,224)
                                                 =======         =======         ========                ========

Per PharmaGenics common share:
 Net loss ...............................                        $(10.49)
                                                                 =======

Weighted average shares outstanding .....                            453            (453)       [F]
                                                                     ===            ====

Per Pro Forma Molecular Oncology Division
 common share:
 Pro forma net loss .....................                                                                   $(3.11)
                                                                                                            ======

 Pro forma average shares outstanding ...                                          3,929        [G]          3,929
                                                                                   =====                    ======





             See notes to unaudited pro forma financial statements.

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS


(1)  COMMENCEMENT OF GMO OPERATIONS AND CREATION OF GMO STOCK

     GMO operations under the existing Genzyme General programs being combined to form GMO, commenced December 1, 1994 (the "Date of Inception"). Since that date GMO's principal activity has been to perform research and development and no revenues have been earned. Upon approval of the Genzyme Charter Proposal, a new series of Genzyme Common Stock will be created, Genzyme Molecular Oncology Division Common Stock ("GMO Stock"). If Genzyme stockholders do not approve the Genzyme Charter Proposal, but approve the PharmaGenics Merger Proposal (the "Merger Proposal") and the PharmaGenics Merger (the "Merger") is completed, the Merger Proposal authorizes the amendment to Genzyme's Articles of Organization that would create the GMO Stock as a separate class of common stock intended to track the performance of GMO.

     PHARMAGENICS MERGER

     Genzyme entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated January 31, 1997 to acquire PharmaGenics, a Delaware corporation engaged in the research and development of pharmaceuticals for the treatment of cancer, based in Allendale, New Jersey, through a merger of PharmaGenics with and into Genzyme. The business of PharmaGenics's will be allocated to GMO upon consummation of the Merger. Pursuant to the Merger Agreement, the preferred stockholders of PharmaGenics will receive, in the aggregate, 4,000,000 shares of GMO Stock (subject to adjustment as described below), representing the initial equity interest in GMO, and all outstanding shares of common stock of PharmaGenics will be cancelled without receiving any payment. As compensation to Genzyme General for the assets it will contribute to GMO, 6,000,000 shares of GMO Stock, representing the right to equity interest in GMO, will be reserved for issuance for the benefit of Genzyme General or its stockholders. Such reserved shares are referred to as the initial GMO Designated Shares. The Genzyme Board may issue the GMO Designated Shares as a stock dividend to the holders of GGD Stock or it may sell such shares in a public or private sale and allocate the proceeds to Genzyme General.

     The pro forma GMO balance sheet as of December 31, 1996 gives effect to the Merger as of December 31, 1996, using the purchase accounting method and assumes that the GMO Stock issued will be valued at approximately $28 million which was determined through a combination of an independent valuation of the business of PharmaGenics, an internal review of the future market potential for the PharmaGenics programs and a similar review of the programs allocated from Genzyme General to GMO. The allocation of the purchase price is discussed in Note 2A.

(2)  PRO FORMA ADJUSTMENTS RELATED TO THE ACQUISITION

 (A) Purchase Price Allocation

     The aggregate purchase price of $27.5 million (net of a downward adjustment of $0.5 million which represents the estimated fees payable by PharmaGenics to PaineWebber in connection with the Merger), plus estimated acquisition costs of $4.0 million and assumed liabilities of $1.7 million will be allocated to the acquired tangible and intangible assets based on their estimated respective fair values (amounts in thousands):

            Cash                                                   $    486
            Accounts receivable-U.S. National Cancer Institute          186
            Prepaid expenses                                             38
            Property, plant & equipment                                 783
            Other assets                                                 40
            Completed technology rights                              20,000
            Goodwill (to be amortized over 5 years)                  12,339
            Deferred tax liability                                   (7,600)
            Charge for incomplete technology                          7,000
                                                                   --------
                                                                   $ 33,272
                                                                   ========

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS


     The portion of the purchase price to be allocated to technology rights will be allocated as $20 million to completed technology rights and $7 million to incomplete technology rights. The charge for in-process technology of $7 million represents the value assigned to PharmaGenics's programs which are still in the development stage and for which there is no alternative use. The value assigned to these programs has been determined by selecting the maximum anticipated value of these programs, as provided by an independent valuation of the PharmaGenics business, based on comparable technologies. The pro forma adjustments to the pro forma statements of operations for the year ended December 31, 1996 do not give effect to the charge for in-process technology in the amount of $7 million which will be charged to operations upon consummation of the Merger, presently anticipated to occur in the second quarter of 1997.

     The deferred tax liability of $7.6 million results from the temporary difference between the book and tax basis of the Completed Technology computed at a 38% incremental tax rate.


(B) The pro forma adjustment in the amount of $4.0 million to accrued expenses to reflect the accrual of the estimated acquisition costs which have not been reflected in the historical balances as of December 31, 1996.


(C) To eliminate (i) PharmaGenics's historical stockholders' deficit amounts totaling $(0.5) million and (ii) deferred revenue totaling $0.3 million which represents advanced funding received by PharmaGenics pursuant to a research and development agreement with PaineWebber R&D Partners III, L.P. (the "R&D Partnership"). As a condition to the Merger, certain technology rights held by the R&D Partnership will be transferred to PharmaGenics and, therefore, PharmaGenics will no longer be obligated to perform services under the research and development agreement but will retain the $0.3 million of funding.

                                                                (in thousands)
                                                                --------------
            Convertible preferred stock                            $     74
            Common stock                                                  5
            Additional paid-in capital                               26,066
            Accumulated deficit                                     (26,693)
            Deferred compensation                                        (6)
                                                                   --------
              PharmaGenics's historical stockholders' deficit:         (554)
            Deferred revenue                                            315
                                                                   --------
              Net elimination:                                     $   (239)
                                                                   ========


(D) Reclassify GMO's historical Parent Company Investment of $1.7 million and accumulated deficit of $1.5 million to Division equity.


(E) To record the amortization of acquired intangible assets and goodwill (amounts in thousands):

                                                                                          Full
                                                                         Assigned         Year
                                                                           Value      Amortization
                                                                         --------     ------------

            Completed Technology (5 year life) .....................      $20,000        $4,000
            Goodwill (5 year life) .................................       12,339         2,468
                                                                                        -------
            Pro forma adjustment for amortization of intangibles ...                    $ 6,468
                                                                                        =======

(F) To eliminate PharmaGenics's weighted average shares outstanding.

                           GENZYME MOLECULAR ONCOLOGY
         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS



(G) The pro forma statements of operations for the year ended December 31, 1996 assume that the Merger Consideration was adjusted downward, pursuant to the terms of the Merger Agreement, resulting in a net distribution of 3,928,572 GMO shares to the PharmaGenics preferred stockholders. The computation of Merger Consideration and adjustments are as follows:

                                                                                              GMO Shares
                                                                                              ----------
     Aggregate shares of  GMO Stock to be distributed to the preferred
       stockholders of PharmaGenics                                                            4,000,000
     Reduction for the number of GMO shares having a value equal to the fees payable by PharmaGenics to PaineWebber Incorporated:
         Estimated Fees Payable to PaineWebber                                $  500,000
         Divided by the GMO Per Share Value                                       $ 7.00          71,428
                                                                              ----------       ---------
     Adjusted Merger Consideration:                                                            3,928,572
                                                                                               =========

================================================================================

--------------------------------------------------------------------------------

   No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Genzyme or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Genzyme since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                                 ---------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Prospectus Summary ..........................................................
Risk Factors ................................................................
Use of Proceeds .............................................................
Capitalization ..............................................................
Price Range of Genzyme Common Stock and
   Dividend Policy ..........................................................
GMO Selected Financial Data .................................................
GMO Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ...............................................................
Additional Financial Data ...................................................
Business ....................................................................
Management ..................................................................
Description of Genzyme Capital Stock ........................................
Management and Accounting Policies Governing
   The Relationship of Genzyme Divisions ....................................
Shares Eligible for Future Sale .............................................
Underwriting ................................................................
Legal Matters ...............................................................
Experts .....................................................................
Available Information .......................................................
Incorporation of Certain Documents by Reference .............................
Index to Financial Statements ...............................................

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                                          SHARES

                          GENZYME
                               MOLECULAR ONCOLOGY

                                  COMMON STOCK





                                 ---------------

                                   PROSPECTUS

                                 ---------------





                            PAINEWEBBER INCORPORATED

                           CREDIT SUISSE FIRST BOSTON

                                 COWEN & COMPANY



                                 ---------------








                                               , 1997



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
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be borne by Genzyme in connection with this offering of GMO Stock are estimated as follows:

           SEC registration fee ..............        $ 10,606
           Blue Sky and NASD fees and expenses        $ 17,000
           Printing and engraving expenses ...        $ 50,000
           Accounting fees and expenses ......        $100,000
           Legal fees and expenses ...........        $100,000
           Transfer Agent and Registrar fees .        $ 10,000
           Miscellaneous expenses ............        $ 12,394

                Total ........................        $300,000
                                                      ========

         All of the above figures, except the SEC registration fee, are estimates.

               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's Amended and Restated Articles of Organization, By-Laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

         Article VI of Genzyme's By-Laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of Genzyme or of any of its subsidiaries, or who at the request of Genzyme may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by Genzyme or the proceeding seeks a declaratory judgment regarding his or her own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

         The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

         Genzyme also has in place agreements with certain officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's By-Laws.

         Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.


                                ITEM 16. EXHIBITS

         See Exhibit Index immediately following signature page.


                              ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on April 28, 1997.

                              GENZYME CORPORATION

                              By: /s/ David J. McLachlan
                                 -----------------------------------------------
                                  David J. McLachlan, Executive Vice President, Finance and Chief Financial Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, David J. McLachlan, Peter Wirth and Mark J. Enyedy, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including Pre-and Post-Effective Amendments and amendments filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                            TITLE
---------                                            -----
 /s/ Henri A. Termeer                                Director and Principal             April 28, 1997
--------------------------------------------         Executive Officer
Henri A. Termeer

 /s/ David J. McLachlan                              Principal Financial and            April 28, 1997
--------------------------------------------         Accounting Officer
David J. McLachlan

 /s/ Constantine E. Anagnostopoulos                  Director                           April 28, 1997
--------------------------------------------
Constantine E. Anagnostopoulos

 /s/ Douglas A. Bertiaume                            Director                           April 28, 1997
--------------------------------------------
Douglas A. Berthiaume

 /s/ Henry E. Blair                                  Director                           April 28, 1997
--------------------------------------------
Henry E. Blair

 /s/ Robert J. Carpenter                             Director                           April 28, 1997
--------------------------------------------
Robert J. Carpenter

 /s/ Charles L. Cooney                               Director                           April 28, 1997
--------------------------------------------
Charles L. Cooney

 /s/ Henry R. Lewis                                  Director                           April 28, 1997
--------------------------------------------
Henry R. Lewis

                                  EXHIBIT INDEX

EXHIBIT                                                                                               SEQUENTIAL
  NO.                                               DESCRIPTION                                       PAGE NO.
-------                                             -----------                                       ----------
     1.1           Underwriting Agreement dated as of           , 1997 between Genzyme
                   and PaineWebber Incorporated.  To be filed by amendment.

     4.1           Form of amended and restated Articles of Organization of Genzyme to be filed with the Secretary of the Commonwealth of Massachusetts.  To be filed by amendment.

     4.2           Form of Series Designation for Genzyme Molecular Oncology Division
                   Common Stock to be filed with the Secretary of the Commonwealth of
                   Massachusetts.  To be filed by amendment.

     4.3           By-laws of Genzyme.  Filed as Exhibit 3.2 to Genzyme's Form 8-K dated
                   December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

     4.4           Form of Amended and Restated Rights Agreement between Genzyme and
                   American Stock Transfer and Trust Company.  To be filed by amendment.

     5.1           Opinion of Palmer & Dodge LLP.  To be filed by amendment.

    23.1           Consent of Coopers & Lybrand L.L.P., independent accountants to
                   Genzyme Corporation.  Filed herewith.

    23.2           Consent of Palmer & Dodge LLP.  To be filed by amendment.

    24.1           Power of Attorney (included in the signature page hereto).